Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and between

CARDINAL HEALTH 414, LLC

and

NAVIDEA BIOPHARMACEUTICALS, INC.

Dated November 23, 2016

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(continued)

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		Page

Section 9.14	Failure or Indulgence not Waiver	75
Section 9.15	Amendments	75
Section 9.16	Costs of Enforcement	75

Exhibits
Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Bill of Sale
Exhibit C-1	Form of Patent Assignment
Exhibit C-2	Form of Trademark Assignment
Exhibit C-3	Form of Domain Name Assignment
Exhibit D	Form of License-Back Agreement
Exhibit E	Form of Transition Services Agreement
Exhibit F	Form of Warrant
Exhibit G	FDA Letters

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated November 23, 2016 (this “Agreement”), is between Cardinal Health 414, LLC, a Delaware limited liability company (“Buyer”), and Navidea Biopharmaceuticals, Inc., a Delaware corporation (“Seller”). Buyer and Seller are each referred to herein as a “Party” and, collectively, as the “Parties.”

recitals

A.          Seller develops, manufactures and commercializes a product used for (1) lymphatic mapping, (2) lymph node biopsy, and (3) the diagnosis of metastatic spread to lymph nodes for the staging of cancer (the “Business”), including the radioactive diagnostic agent product marketed under the Lymphoseek® trademark for current approved indications by the FDA and similar indications approved by the FDA in the future (the “Business Product”).

B.          Seller wishes to sell, transfer, convey and assign to Buyer, and Buyer wishes to acquire and assume (or cause one of its designees to acquire and assume) from Seller, all of the Acquired Assets and Assumed Liabilities, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1          Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Firm” has the meaning ascribed to such term in Section 2.7(c).

“Acquired Assets” has the meaning ascribed to such term in Section 2.1.

“Acquisition Agreement” has the meaning ascribed to such term in Section 5.7(e).

“Acquisition Proposal” means, other than the transactions contemplated hereby, any inquiry, proposal, indication of interest or offer (whether written or oral) with respect to any direct or indirect: (a) purchase or sale of an Equity Interest (including by means of a tender or exchange offer) representing more than twenty-five percent (25%) of the voting power in the Seller or any of its Subsidiaries; (b) merger, consolidation, other business combination, reorganization, recapitalization, share exchange, dissolution, liquidation or similar transaction involving the Seller or any of its Subsidiaries; (c) purchase or sale of assets, businesses, securities or ownership interests (including the securities of any Subsidiary of the Seller) representing more than twenty-five percent (25%) of the net revenues, net income or net assets of the Business, taken as a whole, or of Seller and its Subsidiaries, taken as a whole. Notwithstanding the foregoing, discussions and dealings with the holders of Indebtedness with respect to satisfying such Indebtedness by Seller and its Subsidiaries shall not constitute an Acquisition Proposal, as long as such dealings do not involve the transfer of any of the Acquired Assets to such holders of Indebtedness.

“Action” means any suit, litigation, action, claim, recoupment effort, appeal, inquiry, investigation, cause of action, arbitration or other similar legal proceeding (whether in contract, tort or otherwise, whether at law or in equity and whether civil or criminal) by or before a Governmental Authority.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by Contract or otherwise.

“Affiliate Transactions” has the meaning ascribed to such term in Section 3.18.

“Agreement” has the meaning ascribed to such term in the Preamble.

“Allocation” has the meaning ascribed to such term in Section 5.10(d).

“Annual Sales” means Net Sales during the applicable Measuring Year.

“Anti-corruption Laws” means any Legal Requirements relating to anti-bribery or anti-corruption (governmental or commercial) which apply to Seller or the Business, including Legal Requirements that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Government Authority, foreign government employee, state-owned entity employee or commercial entity to obtain or retain a business advantage.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be executed by Seller and Buyer (or its designee) substantially in the form attached as Exhibit A.

“Assumed Clinical Trials” means the clinical research programs listed in Schedule 1.1(b) under the heading “Assumed Clinical Trials” and all related monitoring and other follow-up studies as required by applicable Legal Requirement or any Regulatory Authority.

“Assumed Clinical Trial Authorizations” means those INDs and foreign equivalents listed on Schedule 1.1(b) under the heading “Assumed Clinical Trial Authorizations” in effect on the Closing Date and all amendments, modifications, and successors thereto, permitting Seller to perform clinical testing of a Business Product in human subjects.

“Assumed Contracts” has the meaning ascribed to such term in Section 2.1(d).

“Assumed Liabilities” has the meaning ascribed to such term in Section 2.3.

“Bill of Sale” means the Bill of Sale to be executed by Seller in favor of Buyer (or its designee) substantially in the form attached as Exhibit B.

“Business” has the meaning ascribed to such term in the Recitals.

“Business Day” means any weekday other than a weekday on which banks in New York, New York are authorized or required by applicable Legal Requirements to be closed.

“Business Intellectual Property Rights” means all Intellectual Property Rights owned in whole or in part by Seller or to which Seller has been granted a license or other rights, and which is used in or reasonably necessary for the conduct of the Business.

“Business Product” has the meaning set forth in the Recitals.

“Buyer” has the meaning ascribed to such term in the Preamble.

“Buyer Indemnitees” has the meaning ascribed to such term in Section 8.2(a).

“Catch-up Contingent Payment” has the meaning ascribed to such term in Section 2.10(a).

“Claim Notice” has the meaning ascribed to such term in Section 8.4(a).

“Closing” has the meaning ascribed to such term in Section 2.8.

“Closing Date” has the meaning ascribed to such term in Section 2.8.

“Closing Date Indebtedness” means the amount of Indebtedness outstanding as of immediately prior to the Closing.

“Closing Date Payment” means an amount in cash calculated as follows: (a) the Closing Purchase Price; minus (b) the aggregate amount of Closing Date Indebtedness to be repaid and Seller Expenses to be paid, in each case on behalf of Seller or its respective Affiliates pursuant to Section 2.6; minus (c) to the extent the Product Inventory Value is less than $6,000,000, an amount equal to $6,000,000 minus the Product Inventory Value.

“Closing Purchase Price” means $80,000,000.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the confidentiality agreement dated June 16, 2016 by and between Seller and Cardinal Health, Inc.

“Confidential Information” has the meaning ascribed to such term in the Confidentiality Agreement.

“Contingent Payments” has the meaning set forth in Section 2.10(a)(i).

“Contingent Payment Period” means the period beginning on the Closing Date and ending on the earlier of (a) June 30, 2026 or (b) such time as $160,000,000 in Contingent Payments has been earned pursuant to Section 2.10(a)(i).

“Contract” means, with respect to any Person, any legally binding contract, agreement, deed, mortgage, lease, sublease, license, sublicense or other legally enforceable commitment, promise, undertaking, arrangement or understanding, whether written or oral, to which or by which such Person is a party or is otherwise bound.

“Controlled Group” means any trade or business (whether or not incorporated) (a) under common control, within the meaning of Section 4001(b)(1) of ERISA, with Seller or (b) which together with Seller is treated as a single employer under Section 414(t) of the Code.

“Data Room” has the meaning ascribed to such term in Section 1.2.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Schedules” means the final disclosure schedules to this Agreement that are being executed and delivered by Seller in connection with the execution and delivery of this Agreement.

“Dispute Notice” has the meaning ascribed to such term in Section 2.7(c).

“Disputed Items” has the meaning ascribed to such term in Section 2.7(c).

“Earnout Disputed Items” has the meaning ascribed to such term in Section 2.10(f)(ii).

“Earnout Payment” means the Contingent Payments and the Milestone Payments.

“Earnout Payment Dispute Notice” has the meaning ascribed to such term in Section 2.10(f)(i).

“Earnout Payment Dispute Period” has the meaning ascribed to such term in Section 2.10(f)(i).

“Earnout Payment Statement” has the meaning ascribed to such term in Section 2.10(f)(i).

“Employee” means any employee of Seller or any other member of the Controlled Group who devotes any portion of their time to the Business as of the date hereof.

“Employee Plan” means (a) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (b) all other employment, severance pay, salary continuation, bonus, incentive, stock option, equity-based, retirement, pension, profit sharing or deferred compensation plans, Contracts, programs, funds, or arrangements of any kind, and (c) all other employee benefit plans, contracts, programs, funds, or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow, or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, managers, officers, equity holders, consultants, or independent contractors of Seller or any other member of the Controlled Group that are sponsored or maintained by Seller or any other member of the Controlled Group or with respect to which Seller or any other member of the Controlled Group has made or is required to make payments, transfers, or contributions.

“Environment” means any soil, land surface or subsurface strata, surface water, groundwater, drinking water supply, stream or other sediments, or ambient air.

“Environmental Laws” means all Legal Requirements concerning human health or safety, pollution or protection of the Environment, natural resources, public health and safety or worker health and safety, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, Release or threatened Release, control, or cleanup of any Hazardous Substances.

“Environmental Permits” means all Permits required to be held or obtained by Seller or the Business pursuant to Environmental Laws.

“Equity Interests” means (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in any Person and (b) any option, warrant, purchase right, conversion right, exchange right or other Contract that would entitle any other Person to acquire any such interest in any such Person referred to in clause (a) or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of any such Person referred to in clause (a) (including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Purchase Price” has the meaning ascribed to such term in Section 2.5.

“Estimated Closing Purchase Price Statement” has the meaning ascribed to such term in Section 2.5.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Excluded Assets” has the meaning ascribed to such term in Section 2.2.

“Excluded Contracts” has the meaning ascribed to such term in Section 2.2(g).

“Excluded Taxes” means (a) Taxes of or with respect to Seller, including any and all Taxes of any Person (other than Seller) imposed on Seller or any of its predecessors in interest pursuant to any Legal Requirement (including Treasury Regulations Section 1.1502-6 or any similar provision of any state, local or non-U.S. law), or as a transferee or successor, or under any Contract, or otherwise, (b) Taxes that relate to the Acquired Assets, the Assumed Liabilities or the Business, in each case, for any and all Pre-Closing Tax Periods, and (c) Taxes of or with respect to Seller, arising as a direct result of the sale of the Acquired Assets or the Business pursuant to this Agreement.

“Expense Reimbursement” has the meaning ascribed to such term in Section 7.3(a).

“FDA” means the U.S. Food and Drug Administration or any successor thereto.

“FDA Act” means the United States Food, Drug and Cosmetic Act of 1938, as amended from time to time.

“Financial Statements” has the meaning ascribed to such term in Section 3.6(b).

“Final Closing Purchase Price” has the meaning ascribed to such term in Section 2.7(e).

“Fiscal Year” means the twelve (12)-month period ending June 30 of each calendar year.

“FTC Order” means that certain Final Order and Stipulated Permanent Injunction entered by the U.S. District Court for the Southern District of New York on April 23, 2015 in Federal Trade Commission v. Cardinal Health, Inc. (Civ. No. 15-CV-3031(ER)).

“Fundamental Representations” means the representations and warranties set forth in Sections 3.1 (Organization), 3.2 (Authority, Validity and Enforceability), 3.3 (No Subsidiaries), 3.4 (No Conflict), 3.5 (Consents), 3.10 (Taxes), 3.14 (Intellectual Property Rights), 3.17 (Title to Assets), 3.19 (Brokers), 4.1 (Organization), 4.2 (Authority, Validity and Enforceability), 4.3 (No Conflict), 4.4 (Consents) and 4.6 (Brokers).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“General Enforceability Exceptions” has the meaning ascribed to such term in Section 3.2.

“Government Contract” means any Contract, including any ordering arrangement, between Seller and (a) any Governmental Authority, or (b) any prime contractor, or higher tier subcontractor, under an agreement with a Governmental Authority, on the other hand. A task, purchase or delivery order under a Government Contract does not constitute a separate Government Contract for purposes of this definition, but is part of the Government Contract to which it relates.

“Government Official” means (a) any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, (b) any political party or party official or candidate for political office or (c) any Person owned, in whole or in part, or controlled by any Person described in the foregoing clauses (a) or (b) of this definition.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any court, tribunal, arbitrator, arbitration panel, entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions, including all Regulatory Authorities.

“Guaranteed Payment” has the meaning ascribed to such term in Section 2.10(a).

“Hazardous Substances” means hazardous or toxic substances or materials, hazardous wastes, pollutants or contaminants as said terms are defined by, or subject to, regulation under any Environmental Laws or with respect to which liability or standards of conduct are imposed under any Environmental Laws, including, petroleum or petroleum-containing materials, radiation and radioactive materials, asbestos-containing material or polychlorinated biphenyls.

“Health Care Laws” means any and all applicable Legal Requirements relating to any of the following and any foreign equivalent of the following: (a) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute); (b) any joint federal or state health care or health insurance program, including, Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); (c) TRICARE, 10 U.S.C. § 1071 et seq.; (d) the Ethics in Patient Referrals Act, as amended, 42 U.S.C. § 1395nn, the Federal Health Care Program Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Federal False Claims Act (31 U.S.C. §§ 3729-3733), the Federal Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), the Federal Anti-Kickback Act of 1986 (41 U.S.C. §§ 51-58), the Federal Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a and 1320a-7b), the Exclusion Laws (42 U.S.C. § 1320a-7), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), and any similar state laws and regulations; (e) HIPAA, HITECH Act and similar applicable federal and state laws; (f) the licensure, certification, qualification or authority to transact business in connection with the provision of, payment for, or arrangement of, health care services or supplies, health benefits or health insurance, including Legal Requirements that regulate managed care, third party payors, and persons bearing the financial risk for the provision or arrangement of health care services or supplies, health benefits, or health insurance; (g) offering, marketing, selling, endorsing, issuing, underwriting, distributing, or promoting health insurance, health maintenance organization, or other managed care products or services or otherwise engaging in the business of insurance; (h) the administration, adjudication, processing, or payment of health care claims or benefits, including third party administrators services, utilization management and review, quality assurance and improvement, credentialing, coordinating benefits, care management, and case management; (i) billing or claim for reimbursement submitted to insurance companies, health maintenance organizations, other managed care plans, and other third-party or commercial payors; (j) insurance fraud; (k) establishing, marketing and managing health care provider networks; (l) the Patient Protection and Affordable Care Act (Pub. L. 11-148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 11-152); (m) state medical, nursing and other health care professional practice, corporate practice of medicine laws; (n) the FDA Act, and the rules, regulations, guidance and directives issued thereunder; and (o) any other state or federal law, regulation, guidance document, manual provision, program memoranda, opinion letter, or other issuance of any Governmental Authority which regulates kickbacks, fee-splitting, patient or program charges, claims submissions, recordkeeping, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded or debarred from government health care programs, quality, safety, privacy, security, licensure or any other aspect of providing health care. For the avoidance of double, Health Care Laws include all laws, rules, guidance, requirements, and instructions related to the Medicare Bundled Payment for Care Improvement Initiative.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009.

“HIPAA Compliance Date” has the meaning ascribed to such term in the definition of “HIPAA Compliant.”

“HIPAA Compliant” means that Seller and the Business: (i) are in compliance with each of the applicable requirements of the “Administrative Simplification” provisions of HIPAA (codified at 45 CFR Pars 160, 162 and 164) on and as of each date that any part thereof, or any final rule or regulation thereunder, becomes effective in accordance with its or their terms, as the case may be (each such date, a “HIPAA Compliance Date”) and (ii) are not and could not reasonably be expected to become, as of any date following any such HIPAA Compliance Date, the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, audit, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IND” means (a) an Investigational New Drug Application, as defined by the FDA in regulations, required to be submitted with the FDA before beginning clinical testing of a new drug in human subjects, or any successor application or procedure, and (b) all supplements and amendments that may be filed with respect to the foregoing.

“Indebtedness” means, as of any date, with respect to Seller or its Subsidiaries, without duplication, (a) the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any prepayment premiums, termination fees, expenses, breakage costs or penalties due upon payment of such indebtedness at Closing or otherwise payable as a result of the consummation of the transactions contemplated by this Agreement) arising under any obligations of Seller for borrowed money, (b) all obligations of Seller evidenced by any note, bond, debenture or other debt security or instrument, (c) letters of credit and letters of guaranty, in each case to the extent drawn, and bankers’ acceptances and performance bonds issued for the account of Seller, (d) all obligations under leases which are or are required to be, in accordance with GAAP, recorded as capital leases in respect of which Seller is liable as lessee, (e) all obligations of any other Person for borrowed money secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on any Acquired Asset, (f) indebtedness under any interest rate or other hedging agreement or swap arrangement or similar transaction to which Seller is a party, (g) amounts owing as deferred purchase price for property or services, including any “earn-out” payments or purchase price adjustment payments, (h) any obligations based upon, resulting from or arising out of any unfunded benefit obligation that would be required to be included as a Liability as of the Closing on the financial statements of Seller prepared in accordance with GAAP, (i) all past due accounts payable, all accounts payable to suppliers of materials or providers of services used in connection with the Business Product, and all accounts payable with respect to third party legal, professional and collection fees (other than Seller Expenses), and (j) all guaranties by Seller in respect of any indebtedness, liabilities or obligations of the type referred to in clauses (a)-(i) above; provided, however, that “Indebtedness” will not include any intercompany obligations between or among Seller or any of its Subsidiaries.

“Indemnified Party” has the meaning ascribed to such term in Section 8.4(a).

“Indemnifying Party” has the meaning ascribed to such term in Section 8.4(a).

“Insured Party” has the meaning set forth in Section 8.9(a).

“Intellectual Property Rights” means the following: (a) patents and patent applications, reexaminations, extensions and counterparts claiming priority therefrom, and any other indicia of invention ownership issued or granted by any Governmental Authority, applications for any of the foregoing, including provisional, utility, design, priority and other applications, divisionals, and continuations (in whole or in part), reissues or re-examinations of any of the foregoing, and moral and economic rights of inventors in any of the foregoing; (b) computer software and firmware, including data files, source code, object code and software-related specifications and documentation; (c) copyrights, whether in published or unpublished works, which include literary works and any other original works of authorship fixed in any tangible medium of expression (in whatever form now or hereafter existing), databases, data collections and rights therein, mask work rights, rights to compilations, collective works and derivative works of any of the foregoing and moral and economic rights of authors or creators in any of the foregoing, registrations and applications for registration for any of the foregoing; (d) trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos and the goodwill associated therewith; and (e) domain names; and (f) unpublished inventions (whether patentable or not), discoveries, improvements, designs, models, formulae, recipes, compilations, diagrams, drawings, blueprints, mask works, devices, methods, techniques, processes, know how, instructions, configurations, prototypes, samples, specifications, technology, trade secrets, confidential information, proprietary information, customer lists, and technical information, and moral and economic rights of authors and inventors in any of the foregoing. “Intellectual Property Rights” includes in each case any registrations of, applications to register, and renewals and extensions of, any of the foregoing items listed in clauses (a)–(e) of this definition with or by any Governmental Authority in any jurisdiction and similar or equivalent rights to any of the foregoing items listed in clauses (a)–(e) recognized by any Governmental Authority.

“Intervening Event” means any event, fact, circumstance, development or occurrence that affects the business, assets or operations of the Seller or any of its Subsidiaries that is unknown to the Seller Board as of the date of this Agreement and becomes known to the Seller Board prior to obtaining the Stockholder Approval, except that in no event shall an Acquisition Proposal constitute an Intervening Event.

“Investigators” has the meaning ascribed to such term in Section 5.14(b).

“IP Assignment and Assumption Agreements” means each of the Patent Assignment, the Trademark Assignment and the Domain Name Assignment, in each case, to be executed by Seller and Buyer (or its designee) substantially in the forms attached as Exhibit C-1, Exhibit C-2 and Exhibit C-3, respectively.

“IRS” means the Internal Revenue Service.

“Knowledge” means, when referring to the ‘knowledge’ of the Seller, Seller’s Knowledge, or any similar phrase or qualification based on knowledge, the actual knowledge of Michael Goldberg, Jed Latkin, David Colborn, Frederick Cope, Thomas Klima and William Regan and the knowledge that each such Person would have reasonably obtained after making due and appropriate inquiry with respect to the particular matter in question.

“Legal Requirement” means any statute, law, rule, regulation, code, ordinance, Order of any Governmental Authority and similar provisions having the force and effect of law, including Health Care Laws.

“Liabilities” includes liabilities, debts or other commitments or obligations, guarantees or endorsements, whether known or unknown, direct or indirect, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

“License-Back Agreement” means the License Agreement substantially in the form of Exhibit D to this Agreement that is to be entered into pursuant to this Agreement by Buyer and Seller on the Closing Date.

“Lien” means any mortgage, pledge, hypothecation, security interest, encumbrance, lien (statutory or otherwise), easement or charge of any kind.

“Loss” means any and all losses, Liabilities, claims, damages, fines, penalties, fees, Taxes, costs, judgments, awards, amounts paid in settlement (in each case, including attorneys’ fees and expenses incurred in connection therewith), in each case, determined without giving effect to any limitations as to “materiality” or “Material Adverse Effect” or similar qualification used herein. Losses shall exclude any punitive damages, except in connection with (i) fraud, (ii) breach of the License-Back Agreement, (iii) breach of the confidentiality restrictions in any Transaction Document, and (iv) damages to the extent actually awarded to a third party.

“Material Adverse Effect” means any change, effect, event, occurrence, circumstance, state of facts or development that, individually or in the aggregate, is or is reasonably likely to have a material adverse effect on (a) Seller, the Business, the Acquired Assets or the Assumed Liabilities, or (b) the ability of Seller to timely consummate the transactions contemplated by this Agreement; provided, however, that, for purposes of Sections 3.7(a) and 5.2(c), any adverse change, effect, event, occurrence, circumstance, state of facts or development to the extent arising from or related to any of the following will not be deemed to constitute and will not be taken into account in determining whether a “Material Adverse Effect” has occurred: (i) the announcement, pendency or consummation of the transactions contemplated hereby; (ii) conditions affecting the global economy or financial markets as a whole, or generally affecting the medical product industry; (iii) any change after the date hereof in any applicable Legal Requirements or in GAAP; (iv) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism; or (v) earthquakes, hurricanes, floods or other natural disasters (except in the case of the foregoing clauses (ii) through (v) to the extent such changes, effects, events, occurrences, circumstances, states of fact or developments have a disproportionate adverse impact on Seller or the Business as compared to other participants in the industry or geographies in which they operate).

“Material Contracts” has the meaning ascribed to such term in Section 3.15.

“Measuring Year” means each Fiscal Year through and including June 30, 2026; provided that the first Measuring Year shall be from the Closing Date through and including June 30, 2017.

“Milestone Event” has the meaning ascribed to such term in Section 2.10(b)(i).

“Milestone Payment” has the meaning ascribed to such term in Section 2.10(b).

“Net Sales” means the gross amounts invoiced to third parties for Business Products sold or leased in the Territory for current approved indications by the FDA and similar indications approved by the FDA in the future by Buyer, its licensees, sublicensees and Affiliates, or in any combination thereof (other than Seller and Seller’s sublicensees and Affiliates), less the sum of the following actual and customary deductions where applicable and separately listed: cash, trade, or quantity discounts or rebates (as allowed under applicable Legal Requirements); sales Tax, use Tax, tariff, import/export duties or other excise Taxes imposed on particular sales (except for value-added and income Taxes imposed on the sales of Business Product in foreign countries); credits to customers because of rejections or returns, or transfers of Business Products without charge for charitable, promotional, non-clinical, clinical research or regulatory purposes. For purposes of calculating Net Sales, transfers to Buyer’s licensees, sublicensees or Affiliates (other than Seller and Seller’s sublicensees and Affiliates) of Business Products without an invoice for (i) end use (but not resale) by such licensee, sublicensee or Affiliate shall be treated as sales by Buyer at Buyer’s list price for the Business Products or (ii) resale by such licensee, sublicensee or Affiliate shall be treated as sales at the list price of such sublicensee or Affiliate.

“Notice of Adverse Recommendation” has the meaning ascribed to such term in Section 5.7(e).

“Objection Notice” has the meaning ascribed to such term in Section 8.4(b).

“Order” means any order, writ, judgment, injunction, decree (including any consent decree or similar agreed order or judgment), stipulation, ruling, determination or award issued or entered by any Governmental Authority.

“Organizational Documents” means, with respect to any Person (other than an individual), the certificate or articles of incorporation or organization of such Person and any limited liability company, operating or partnership agreement, by-laws or similar documents or agreements (including all amendments thereto) relating to the legal organization or governance of such Person.

“Owned Business Intellectual Property” means any and all Business Intellectual Property Rights included in the Acquired Assets.

“Owned Intellectual Property” means any and all Intellectual Property Rights owned or purported to be owned by Seller or any of its Affiliates.

“Party” or “Parties” has the meaning ascribed to such term in the Preamble.

“Permit” means, with respect to any Person, any franchise, permit, accreditation, certification, consent, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority, or any application therefore, to which or by which such Person is or will be subject or bound or to which or by which any property, business or operation of such Person is subject or bound.

“Permitted Liens” means (a) mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ or other similar Liens arising or incurred in the ordinary course of business that are not delinquent and are not material in any respect to the Acquired Assets or the Business, (b) easements, rights-of-way, restrictions and other similar charges and encumbrances of record not interfering materially with the ordinary conduct of the Business or the use or occupancy, value of the assets subject thereto, and (c) Liens for Taxes not yet due and payable or for Taxes being contested in good faith by appropriate proceedings for which collection or enforcement is stayed and for which adequate reserve has been made according to GAAP.

“Person” means any natural person and any corporation, partnership, limited liability company, joint venture, trust, other legal entity or Governmental Authority.

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, date of birth, photograph, social security number or tax identification number, credit card number, bank information, or biometric identifiers or any other piece of information that, alone or in combination with other information, allows the identification of, or contact with, any natural person.

“Pre-Closing Insurance” has the meaning ascribed to such term in Section 5.17.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date or the portion of any Straddle Period through the end of the Closing Date.

“Product Inventory Value” means an amount equal to the value of the Purchased Inventory of finished Business Products, which value will be calculated in a manner consistent with the Supply and Distribution Agreement.

“Product Registrations” means all approvals, licenses or registrations of any Governmental Authority within the Territory, which are received by Seller before the Closing Date, permitting the lawful sale, distribution and marketing of the Business Products, together with subsequent submissions, supplements and amendments thereto submitted prior to the Closing Date.

“Property Taxes” has the meaning ascribed to such term in Section 5.10(a).

“Proposed Final Closing Purchase Price” has the meaning ascribed to such term in Section 2.7(a).

“Proposed Final Closing Purchase Price Statement” has the meaning ascribed to such term in Section 2.7(a).

“Proscribed Recipient” has the meaning ascribed to such term in Section 3.8(e).

“Proxy Statement” means the proxy statement relating to the Stockholders’ Meeting (including any amendments or supplements thereto).

“Purchase Price” means the Closing Purchase Price plus the Earnout Payment (to the extent payable pursuant to Section 2.10).

“Purchased Inventory” has the meaning ascribed to such term in Section 2.1(a).

“Regulatory Authority” means any regulatory agency, ministry, department or other governmental body having authority in any country or region to control the development, manufacture, marketing, and sale of Business Products, including the Department of Justice, FDA, Federal Trade Commission and the European Medicines Agency.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing leaching or dumping into the Environment (including the abandonment or discarding of barrels, containers, or other closed receptacles containing any Hazardous Substance).

“Representative” means, with respect to any Person, any director, officer or employee of such Person and any agent, consultant, legal, accounting, financial or other advisor or other representative authorized by such Person to represent or act on behalf of such Person.

“Restrictive Covenants” has the meaning ascribed to such term in Section 5.8(f).

“Retained Compliance Records” has the meaning ascribed to such term in Section 5.1(b).

“Retained Liabilities” has the meaning ascribed to such term in Section 2.4.

“Safety Data Exchange Agreement” means a Safety Data Exchange Agreement, between Seller and Buyer, to be effective as of the Closing Date, in a form acceptable to Buyer and Seller and with customary terms.

“Sarbanes-Oxley Act” has the meaning ascribed to such term in Section 3.6(a).

“SEC” means the U.S. Securities Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Seller” has the meaning ascribed to such term in the Preamble.

“Seller Adverse Recommendation Change” has the meaning ascribed to such term in Section 5.7(e).

“Seller Board” means the board of directors of the Seller.

“Seller Board Recommendation” means the Seller Board’s recommendation that the Seller Stockholders adopt and approve this Agreement and the transactions contemplated hereby.

“Seller Common Stock” means shares of the common stock, par value $0.001 per share, of Seller.

“Seller Expenses” means (a) any investment banking, accounting, attorney or other professional fees incurred by Seller prior to Closing, in connection with the negotiation, preparation, execution and delivery of this Agreement or any other Transaction Document and the transactions contemplated hereby and thereby, plus (b) any Transfer Taxes, plus (c) any sale, transaction, change of control bonuses, severance payments, retention payments or similar payments pursuant to agreements, arrangements or promises entered into or made by Seller or any of its Affiliates prior to the Closing and owed to Transferred Employees that are payable by reason of, or in connection with, the execution of this Agreement or the consummation of the transactions contemplated hereby, in each case to the extent unpaid at or immediately prior to the Closing.

“Seller Indemnitees” has the meaning ascribed to such term in Section 8.2(b).

“Seller Marks” has the meaning ascribed to such term in Section 5.13.

“Seller SEC Documents” has the meaning ascribed to such term in Section 3.6(a).

“Seller Stockholders” means the holders of Seller Common Stock.

“Shared Contracts” has the meaning ascribed to such term in Section 5.11.

“Stockholder Approval” means the affirmative vote at the Stockholders’ Meeting of Seller Stockholders holding at least a majority of the outstanding Seller Common Stock as of the record date of the Stockholders’ Meeting to adopt this Agreement and the transactions contemplated hereby.

“Stockholders’ Meeting” has the meaning ascribed to such term in Section 5.3(b)(i).

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” of any Person means another Person, of which at least a majority of the Equity Interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is owned or controlled directly or indirectly by such first Person.

“Superior Proposal” means a bona fide written Acquisition Proposal (with all references to “twenty-five percent (25%)” in the definition thereof deemed to be “a majority” for the purposes of this definition) made by any Person that (a) is not received in violation of Section 5.7, (b) is fully financed, (c) is on terms that the Seller Board determines in good faith, after consultation with the Seller’s outside financial and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal (including any termination or break-up fees, the conditionality, the likelihood and timing of required governmental approvals, time likely to be required to consummate such Acquisition Proposal, ability of the Person making the proposal to finance and pay the contemplated consideration and the likelihood of success of such Acquisition Proposal), are more favorable to the Seller Stockholders than the transactions contemplated hereby (including any adjustment to the terms and conditions proposed by Buyer in response to such Acquisition Proposal), and (d) is reasonably likely to be consummated according to its terms.

“Suppliers” has the meaning ascribed to such term in Section 3.20.

“Supply and Distribution Agreement” has the meaning ascribed to such term in Section 5.9(b).

“Survival Date” has the meaning ascribed to such term in Section 8.1.

“Tax” means (a) any U.S. federal, state or local, or non-U.S. income, franchise, commercial activity, profits, gross receipts, ad valorem, net worth, value added, sales, use, real or personal property, license, occupation, payroll, withholding, employment or unemployment, disability, escheat, lost or unclaimed property, environmental, excise, severance, stamp, registration, premium, windfall profits, customs duties, capital stock, social security (or similar), transfer, estimated, alternative or add-on minimum tax payable or other tax, governmental fee or other like assessment or charge of any kind, including any interest, penalties or additions to tax imposed in respect of the foregoing, in each case, whether or not disputed, (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person, (c) any liability for the payment of any amounts as a result of being a party to any tax sharing or allocation agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person, and (d) any liability for the payment of any of the foregoing types as a successor, transferee or otherwise.

“Tax Returns” means returns, schedules, elections, reports, forms, declarations, claims for refunds, and information statements relating to any Taxes, including any schedules or attachments thereto and including any amendment thereof.

“Taxing Authority” means any United States, federal, state, local, or any foreign, Governmental Authority responsible for the imposition, determination, enforcement, assessment or collection of any Tax.

“Termination Date” has the meaning ascribed to such term in Section 7.1(b).

“Termination Fee” has the meaning ascribed to such term in Section 7.3(a).

“Territory” means Canada, Mexico and the United States of America (including their respective territories and possessions).

“Third Party Claim” has the meaning ascribed to such term in Section 8.4(c)(i).

“Transaction Documents” means, collectively, this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the IP Assignment and Assumption Agreement, the License-Back Agreement, the Warrant, the Safety Data Exchange Agreement, the Transition Services Agreement and all other agreements and documents entered into in connection with the transactions contemplated by this Agreement.

“Transfer Taxes” means any sales, use, stock transfer, value added, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar duties or Taxes together with any interest thereon, penalties, fines, costs, fees, additions to Tax or additional amounts with respect thereto incurred in connection with the transactions contemplated by this Agreement.

“Transferred Employees” has the meaning ascribed to such term in Section 5.6(a).

“Transition Services Agreement” means the Transition Services Agreement, substantially in the form of Exhibit E to this Agreement that is to be entered into pursuant to this Agreement by Buyer and Seller on the Closing Date.

“Treasury Regulations” means the U.S. Treasury Regulations promulgated under the Code.

“UCSD” means The Regents of the University of California, a California corporation.

“UCSD-to-Buyer License Agreement” means a license agreement to be effective as of the Closing Date, in a form acceptable to Buyer and Seller, pursuant to which UCSD grants a license to Buyer to exploit certain Intellectual Property Rights owned by UCSD.

“UCSD-to-Seller License Agreement” means a license agreement to be effective as of the Closing Date, in a form acceptable to Buyer and Seller, pursuant to which UCSD grants a license to Seller to exploit certain Intellectual Property Rights owned by UCSD with respect to diagnostic uses in the targeting of CD206 receptor positive cells residing in the lymph nodes with a radio-labeled-carbohydrate-conjugated macromolecule.

“Unresolved Earnout Items” has the meaning ascribed to such term in Section 2.10(f)(ii).

“Unresolved Items” has the meaning ascribed to such term in Section 2.7(c).

“Warrant” means the Warrant for Common Stock of the Company, substantially in the form of Exhibit F to this Agreement that is to be entered into pursuant to this Agreement by Buyer and Seller on the Closing Date.

Section 1.2          Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph of this Agreement; (b) the word “including” means “including, without limitation”; (c) masculine gender will also include the feminine and neutral genders, and vice versa; (d) words importing the singular will also include the plural, and vice versa; (e) the word “or” is disjunctive but not necessarily exclusive; and (f) accounting terms which are not otherwise defined in this Agreement will have the meanings given to them under GAAP. Unless the context of this Agreement otherwise requires, references to statutes will include all regulations promulgated thereunder and all implementing regulations thereof and references to statutes or regulations will be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation. References to documents or other written materials “provided” or “made available” to Buyer or similar phrases will mean that such documents or other materials were present in the online data room (the “Data Room”) maintained by Buyer on behalf of Seller and made available to Buyer and its advisors in the Data Room at least three Business Days prior to the date hereof. Promptly after the execution of this Agreement and on the Closing Date, Buyer, at Buyer’s expense, will deliver an electronic copy of the Data Room to Seller.

ARTICLE II
PURCHASE AND SALE OF THE ACQUIRED ASSETS

Section 2.1          Purchase and Sale of the Assets. On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, convey and transfer to Buyer, and Buyer shall acquire from Seller, free and clear of any Liens (other than Permitted Liens), all of Seller’s right, title and interest in, to and under all of the business, properties, assets, goodwill and rights of Seller of whatever kind or nature, real or personal, tangible or intangible, owned, leased or licensed to Seller and used, held for use, or intended to be used in operating the Business in the Territory, wherever located and whether now existing or hereafter acquired, other than the Excluded Assets (collectively, the “Acquired Assets”), including the following:

(a)          all of Seller’s or its Affiliates’ inventories used, held for use, or intended to be used in operating the Business, wherever located, including inventories of raw materials, finished goods, operating supplies, work-in-process, products, supplies, packaging, packaging materials, parts and other inventories used, held for use, or intended to be used in operating the Business, including any such being held on consignment, bailment or other arrangement (the “Purchased Inventory”);

(b)          all tooling, dies and other supplies and equipment, wherever located, used or held for use in manufacturing, testing, storing or handling of the Business Products, including the items listed on Schedule 2.1(b);

(c)          all supplier and customer lists and pricing information relating to the Business Products;

(d)          other than the Excluded Contracts, all Contracts to which Seller or any of its Affiliates is a party to the extent related to the development, offer or sale of, or that are otherwise material to, Business Products in the Territory or any Transferred Employee, including those Contracts listed on Schedule 2.1(d) (the “Assumed Contracts”);

(e)          all Business Intellectual Property Rights, including the Seller Marks and the other Intellectual Property set forth on Schedule 2.1(e), and the goodwill associated therewith;

(f)          all Product Registrations of Regulatory Authorities related to the Business Product, including the new drug application approved by the FDA for the Business Product, all regulatory submissions in the United States that have been made with respect to the Business Product and all Health Canada regulatory submissions and, in each case all files, data and records related thereto;

(g)          all Permits related to the Business Product in the Territory;

(h)          the Assumed Clinical Trials and the Assumed Clinical Trial Authorizations and all files and records related thereto;

(i)           all of Seller’s or its Affiliates’ claims, causes of action, defenses and rights of offset or counterclaim against third parties relating to any Acquired Asset or any Assumed Liability, including unliquidated rights under manufacturers’ or vendors’ warranties;

(j)          all books and records relating to the Business, including all product designs and manufacturing drawings and all technical, sales and promotional literature used in the Territory, all correspondence with the FDA regarding IND and NDA for the Business Product, all clinical study data supporting the IND and NDA for the Business Product and all related historical safety and pharmacovigilance data;

(k)          all insurance benefits to the extent relating to claims arising out of events that occurred prior to Closing (if any) and associated with the Acquired Assets, including such rights and proceeds receivable or hereafter received under any insurance policy written prior to the Closing;

(l)          all right, title and interest in and to the Business Product;

(m)        all assets listed on Schedule 2.1(m); and

(n)          all goodwill associated with the Business and the Acquired Assets.

Section 2.2          Excluded Assets. Notwithstanding anything contained herein to the contrary, Seller shall retain and Buyer shall not acquire or assume and the Acquired Assets shall not include the following assets, properties and rights (collectively, the “Excluded Assets”):

(a)          all cash and cash equivalents of Seller, together with all rights to all bank accounts of Seller;

(b)          all accounts receivable of Seller;

(c)          all minute books, organizational documents, stock registers and such other books and records of Seller as pertain to ownership, organization or existence of Seller;

(d)          all personnel files for former employees and employees of Seller who are not Transferred Employees;

(e)          all assets and Contracts related to, or assets held with respect to, the Employee Plans;

(f)          all rights of Seller under the Transaction Documents;

(g)          the Contracts set forth on Schedule 2.2(g) (the “Excluded Contracts”);

(h)          all insurance policies of Seller;

(i)          all assets, properties and rights, including all Contracts, related to Seller’s business outside of the Territory;

(j)          all abandoned or unclaimed property reportable under any state or local unclaimed property, escheat or similar Legal Requirement and associated with periods prior to the Closing Date; and

(k)          all Intellectual Property Rights that are not Business Intellectual Property Rights.

Section 2.3          Assumption of Certain Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall assume and agree to pay, perform and discharge when due only the Liabilities in respect of the Assumed Contracts to the extent not previously performed or discharged, but only to the extent such Liabilities arise and accrue after the Closing Date and are not the result of a breach of any representation, warranty or covenant contained in this Agreement or a breach prior to the Closing Date of any Assumed Contract (collectively, the “Assumed Liabilities”). No assumption by Buyer of any of the Assumed Liabilities shall relieve or be deemed to relieve Seller from any Liability under any Transaction Document with respect to any representations or warranties or covenants made by Seller to Buyer.

Section 2.4          Retained Liabilities. Except for the Assumed Liabilities, Buyer shall not assume pursuant to this Agreement or the transactions contemplated hereby, and shall have no liability for, any Liabilities of Seller or any of its Affiliates, or any of its or their predecessors in interest, of any kind, character or description whatsoever (“Retained Liabilities”), all of which shall be retained by and continue to be Liabilities of Seller or its Affiliates, as applicable. Without intending to limit the generality or effect of the foregoing, Retained Liabilities shall include the following Liabilities:

(a)          all Liabilities and obligations relating to, based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, Seller or the Business as operated prior to the Closing Date, or the ownership, possession, use, operation or sale or other disposition prior to the Closing Date of any of the Acquired Assets (or any other assets, properties, rights or interests associated, at any time prior to the Closing Date, with the Business);

(b)          all Seller Expenses;

(c)          all Indebtedness and all Liabilities arising in connection with, or relating to, any Indebtedness;

(d)          all Liabilities arising in connection with, or relating to, Excluded Taxes;

(e)          all Liabilities based upon, arising out of or otherwise in respect of any Employee Plans;

(f)          all Liabilities based upon, arising out of or otherwise in respect of (i) any current or former employees or other services providers of Seller or any other member of the Controlled Group for the period on and prior to the Closing Date; and (ii) any current or former employees or other service providers of Seller or any other member of the Controlled Group who do not become Transferred Employees for the period following the Closing Date;

(g)          all Liabilities arising in connection with, or relating to, the Excluded Assets;

(h)          all Liabilities arising in connection with, or relating to, any real property owned, leased or otherwise used or occupied by Seller;

(i)          all investigation, feasibility study, mitigation, cleanup, remediation, monitoring and other related activities or costs associated with any Release of any Hazardous Substance on any real property leased by Seller;

(j)          all Liabilities arising out of or related to Seller’s business outside of the Territory, including with respect to Contracts relating to Seller’s business outside of the Territory;

(k)          all royalties or other Liabilities owed under the Contract listed on Schedule 2.4(k); and

(l)          all Liabilities relating to abandoned or unclaimed property reportable under any state or local unclaimed property, escheat or similar law where the dormancy period elapsed prior to the Closing Date.

Section 2.5          Estimated Closing Purchase Price. No later than three Business Days prior to the Closing, Seller will deliver to Buyer a statement that will set forth Seller’s good faith calculation of the Closing Date Payment (the “Estimated Closing Purchase Price Statement”). Such estimate of the Closing Date Payment (the “Estimated Closing Purchase Price”) will be a good faith estimate of the Closing Date Payment. The Estimated Closing Purchase Price Statement will consist of a proposed calculation in reasonable detail of the Estimated Closing Purchase Price, including Seller’s good faith estimate of the amount of the Closing Date Payment and Product Inventory Value. Buyer will review the Estimated Closing Purchase Price Statement and, if Buyer disagrees with any item set forth in such statement, it will provide written notice to Seller, along with a reasonably detailed explanation of the same, and the Parties will attempt to resolve in good faith any such disagreements prior to the Closing. If the Parties are unable to agree on the amounts set forth in the Estimated Closing Purchase Price Statement, the values proposed by Seller in the Estimated Closing Purchase Price Statement will be utilized for purposes of the payment of the Estimated Closing Purchase Price. In no event will the determination of the amounts set forth in the Estimated Closing Purchase Price Statement prejudice a Party’s rights under Section 2.7(c).

Section 2.6          Payment of Estimated Closing Purchase Price. At the Closing, Buyer will pay in cash:

(a)          the aggregate amount of Closing Date Indebtedness payable to the holders of Closing Date Indebtedness designated in the direction letter delivered to Buyer pursuant to Section 2.9(a)(v), on behalf of Seller or its Affiliates and as specified in each such holder’s applicable payoff letter (which payoff letters will be delivered to Buyer no later than three Business Days prior to the Closing Date and will specify the amount necessary to fully discharge all Closing Date Indebtedness owed to such Person and to release all Liens under such Closing Date Indebtedness), to such account or accounts as directed in the applicable payoff letter or as otherwise directed by Seller in the direction letter delivered to Buyer pursuant to Section 2.9(a)(v);

(b)          on behalf of Seller, Seller Expenses, in each case in accordance with the direction letter delivered to Buyer pursuant to Section 2.9(a)(v); and

(c)          to Seller, the Estimated Closing Purchase Price, by wire transfer of immediately available funds, pursuant to instructions delivered to Buyer no less than three Business Days prior to the Closing Date.

Section 2.7          Determination of the Final Closing Purchase Price.

(a)          As soon as reasonably practicable, but no later than 90 days after the Closing Date, Buyer will prepare and deliver to Seller a statement (the “Proposed Final Closing Purchase Price Statement”) consisting of a proposed calculation in reasonable detail of the Closing Purchase Price (the “Proposed Final Closing Purchase Price”), including Buyer’s good faith calculation of the amount of the Closing Date Payment and Product Inventory Value.

(b)          During the 30-day period following Seller’s receipt of the Proposed Final Closing Purchase Price Statement, Seller and its accountants will, at Seller’s expense, be permitted reasonable access to review the financial books and records of the Business, to the extent related to the Proposed Final Closing Purchase Price, during regular business hours and such other good faith, reasonable cooperation from Buyer and its personnel, accounts and advisors as it may reasonably request to enable it to review and evaluate Buyer’s determination of the Proposed Final Closing Purchase Price Statement.

(c)          If Seller does not deliver a written notice of dispute setting forth in reasonable detail the items and amounts in dispute (a “Dispute Notice”) to Buyer within 30 days after receiving the Proposed Final Closing Purchase Price Statement, the Parties agree that the Proposed Final Closing Purchase Price Statement will become final, binding and conclusive upon the Parties. If Seller delivers a Dispute Notice to Buyer (the items and amounts in dispute, the “Disputed Items”) within such 30-day period, the Parties will negotiate in good faith to resolve the Disputed Items during the 30-day period commencing on the date Buyer receives such Dispute Notice. If the Parties reach agreement with respect to all Disputed Items within such 30-day period, Buyer will revise the Proposed Final Closing Purchase Price Statement to reflect such agreement, which will be final, binding and conclusive upon the Parties. For the avoidance of doubt, any item or amount that is not specified as a Disputed Item in the Dispute Notice will be deemed to be final, binding and conclusive upon the Parties from and after such time as the Dispute Notice is delivered. If Seller and Buyer do not obtain a final resolution of all Disputed Items within such 30-day period, then the unresolved Disputed Items (the “Unresolved Items”) will be submitted to an independent firm of certified public accounts selected by Buyer and reasonably acceptable to Seller (the “Accounting Firm”). The Accounting Firm, acting as an expert and not as arbitrators, will render a determination regarding the Unresolved Items within 30 days after referral of the matter to the Accounting Firm, or as soon as practicable thereafter, which determination must be in accordance with the terms of this Agreement and in writing and must set forth, in reasonable detail, the basis therefor. The determination of the Accounting Firm will be final, conclusive and binding upon the Parties absent manifest error, and judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced.

(d)          The Accounting Firm will make a determination only with respect to the Unresolved Items, and in a manner consistent with this the provisions of this Agreement, and in no event will the Accounting Firm’s determination of Unresolved Items be for an amount outside the range of disagreement between Buyer and Seller. Each Party will use its commercially reasonable efforts to furnish to the Accounting Firm such work papers and other documents and information pertaining to the Unresolved Items as the Accounting Firm may request.

(e)          Buyer will revise the Proposed Final Closing Purchase Price Statement to reflect the determination of the Accounting Firm pursuant to this Section 2.7(e). The “Final Closing Purchase Price” will mean the Proposed Final Closing Purchase Price as finally revised pursuant to this Section 2.7.

(f)          The fees and expenses of the Accounting Firm will be borne in the same proportion as the aggregate dollar amount of the Unresolved Items that are unsuccessfully disputed by each party (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of all of the Unresolved Items submitted to the Accounting Firm.

(g)          No later than three Business Days after the date on which the Final Closing Purchase Price is finally determined pursuant to this Section 2.7:

(i)          if the Final Closing Purchase Price is equal to or exceeds the Estimated Closing Purchase Price, Buyer will pay Seller the amount by which the Final Closing Purchase Price exceeds the Estimated Closing Purchase Price (if any) by wire transfer of immediately available funds, pursuant to instructions delivered to Buyer by Seller; and

(ii)          if the Estimated Closing Purchase Price exceeds the Final Closing Purchase Price, Seller will pay Buyer an amount equal to the difference between the Estimated Closing Purchase Price minus the Final Closing Purchase Price (if any) by wire transfer of immediately available funds, pursuant to instructions delivered to Seller by Buyer.

(h)          Any payments made pursuant to this Section 2.7 will be treated as an adjustment to the Closing Purchase Price, including for Tax purposes, except as otherwise required by any Legal Requirement.

Section 2.8          Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Jones Day, 325 John H. McConnell Boulevard, Columbus, Ohio 43215, at 10:00 A.M. on the third Business Day following the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms cannot be satisfied until the Closing, but subject to the fulfillment or waiver of such conditions at the Closing), or on such date and time as the Parties mutually agree in writing. The time and date of the Closing is herein called the “Closing Date.” The Closing will be held by the remote exchange of documents unless another method or place is agreed to in writing by the Parties.

Section 2.9          Closing Deliveries.

(a)          At the Closing, Seller will deliver or cause to be delivered to Buyer the following:

(i)          the Bill of Sale, duly executed by Seller;

(ii)         the Assignment and Assumption Agreement, duly executed by Seller;

(iii)        the consents, waivers, approvals, Orders and authorizations listed on Schedule 2.9(a)(iii), each in form and substance reasonably acceptable to Buyer;

(iv)       a certificate executed by Seller to the effect that the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied;

(v)        at least three Business Days prior to the Closing Date, a direction letter directing payment of (A) the Closing Date Indebtedness in accordance with payoff letters with respect to such Closing Date Indebtedness and (B) the Seller Expenses, which letter will also set forth each Person to whom Seller Expenses are payable, the amount necessary to fully discharge the Seller Expenses due to such Person and instructions to pay such amount, which shall have been delivered to Buyer at least three Business Days prior to the Closing Date;

(vi)       evidence satisfactory to Buyer in its sole discretion that all Liens encumbering the Acquired Assets have been or will be terminated (other than Permitted Liens);

(vii)      the Transition Services Agreement, duly executed by Seller;

(viii)     the Safety Data Exchange Agreement, duly executed by Seller;

(ix)        the License-Back Agreement, duly executed by Seller;

(x)         the Warrant, duly executed by Seller;

(xi)        the IP Assignment and Assumption Agreements, duly executed by Seller;

(xii)       a copy of the UCSD-to-Seller License Agreement, duly executed by UCSD and Seller; and

(xiii)      any other certificates, documents or instruments required to be delivered at Closing pursuant to this Agreement.

(b)          At the Closing, Buyer will deliver or cause to be delivered the following:

(i)          the Assignment and Assumption Agreement, duly executed by Buyer;

(ii)         a certificate of the President or a Vice President of Buyer, dated the Closing Date, to the effect that the conditions specified in Sections 6.3(a) and 6.3(b) have been satisfied;

(iii)        the Transition Services Agreement, duly executed by Buyer;

(iv)        the Safety Data Exchange Agreement, duly executed by Buyer;

(v)         the License-Back Agreement, duly executed by Buyer;

(vi)        the Warrant, duly executed by Buyer; and

(vii)       a copy of the UCSD-to-Buyer License Agreement, duly executed by UCSD and Buyer.

Section 2.10       Earnout Payments.

(a)          Contingent Payments. Subject to Buyer’s right to off-set the Earnout Payments as set forth in this Agreement, during the Contingent Payment Period, Buyer will pay to Seller an amount equal to eight percent of the Annual Sales for each Measuring Year (the “Contingent Payments”). In the case of Contingent Payments to be made with respect to the first three Measuring Years during the Contingent Payment Period, Buyer will make such payments on a quarterly basis (equal to the greater of (i) eight percent of Net Sales during the applicable fiscal quarter or (ii) $1,675,000) to Seller, by wire transfer of immediately available funds to such account as directed by Seller, within 30 days following the end of each fiscal quarter during the applicable Measuring Year. Notwithstanding the foregoing, with respect to the first Measuring Year, the minimum Contingent Payment will be pro rated based on a fraction, the numerator of which equals the number of days elapsed between the Closing Date through and including June 30, 2017 and the denominator of which equals 365, and, to the extent such pro ration results in Seller receiving less than the minimum Contingent Payment for such first Measuring Year, Buyer will pay Seller an amount equal to the difference between what the Seller received and the minimum Contingent Payment for such first Measuring Year within 30 days following the end of the second fiscal quarter of the fourth Measuring Year (such payment, the “Catch-up Contingent Payment”). Notwithstanding the foregoing, if the Contingent Payment in any of the first three Measuring Years would be less than $6,700,000 (as pro rated for the first Measuring Year) based upon the calculation of Net Sales set forth above, then the Contingent Payment for the applicable Measuring Year will be deemed to be $6,700,000 (as pro rated for the first Measuring Year) (each such Contingent Payment during the first three Measuring Years, and the Catch-up Contingent Payment, each a “Guaranteed Payment”); provided, however, that Buyer will have the right to off-set the difference between $6,700,000 and the amount that would have otherwise been payable in the absence of this minimum threshold against any future Earnout Payments that are not Guaranteed Payments. In no event will the sum of all Contingent Payments made hereunder exceed $160,000,000.

(b)          Milestone Payments.

(i)          Subject to Buyer’s right to off-set the Earnout Payments as set forth in this Agreement, following the Closing but only during the Contingent Payment Period, Buyer will pay to Seller the following additional amounts (each, a “Milestone Payment”) upon the achievement by or on behalf of Buyer of the following events (each, a “Milestone Event”):

(A)          $10,000,000, payable after the first Fiscal Year in which Annual Sales exceed $100,000,000;

B)          $15,000,000, payable after the first Fiscal Year in which Annual Sales exceed $200,000,000;

(C)          $20,000,000, payable after the first Fiscal Year in which Annual Sales exceed $300,000,000; and

(D)          $25,000,000, payable after the first Fiscal Year in which Annual Sales exceed $400,000,000.

(ii)         For the avoidance of doubt, each Milestone Payment will be paid only once, and therefore in no event will the Milestone Payments exceed $70,000,000 in the aggregate; provided, however, that more than one Milestone Payment can be earned in the same Fiscal Year. For the sake of clarity, a Milestone Payment is not a Contingent Payment, and a Contingent Payment is not a Milestone Payment.

(iii)        Within 45 days following the end of each Fiscal Year in which a Milestone Event has been achieved, Buyer will pay to Seller, by wire transfer of immediately available funds to such account as directed by Seller, an amount equal to the applicable Milestone Payment.

(c)          Notwithstanding anything to the contrary in this Agreement and subject to the qualifications set forth in Article VIII, the obligation of Buyer to make the Earnout Payment will be qualified in its entirety by the right of Buyer to reduce the amount of the Earnout Payment by the amount of (i) any payment that Seller may be required to make to Buyer pursuant to Section 2.7(g)(ii) or (ii) certain indemnifiable Losses in respect of one or more indemnification claims to which any Buyer Indemnitee is entitled pursuant to Article VIII.

(d)          From and after the Closing, Buyer may operate the Business, Acquired Assets and Assumed Liabilities as it deems appropriate in its sole discretion, even if those operations adversely affect the potential for Seller to receive any Earnout Payments, including changing the price, marketing strategy, distribution channel or manufacturing, packaging or testing arrangements with respect to the Business Product.

(e)          The Earnout Payments made pursuant to this Section 2.10 shall be treated as additional Purchase Price, including for Tax purposes, except as otherwise required by any Legal Requirement.

(f)          Seller’s Review of Earnout Payments.

(i)          On or prior to the date of each Earnout Payment, Buyer shall deliver to Seller a reasonably detailed accounting of (i) the calculation of such Earnout Payment and the Annual Sales for the Contingent Payment Period to which such Earnout Payment applies, if applicable, and (ii) the aggregate amount of Net Sales during the entire Contingent Payment Period as of the date of such Earnout Payment, if applicable (each, an “Earnout Payment Statement”); provided that Buyer shall only be required to deliver to Seller an Earnout Payment Statement on account of Contingent Payments for the Fiscal Years ended June 30 of the first three Measuring Years, and for no quarterly Contingent Payments made during such Measuring Years, and such annual Earnout Payment Statements shall provide a calculation of the Contingent Payments and Annual Sales made in each fiscal quarter of such Measuring Year. During the 30-day period following Seller’s receipt of each Earnout Payment Statement, Seller and its accountants will, at Seller’s expense, be permitted reasonable access to review the financial books and records of the Business, to the extent related to Annual Sales of the Business that are subject to the Earnout Payment Statement, during regular business hours and such other good faith, reasonable cooperation from Buyer and its personnel, accounts and advisors as it may reasonably request to enable it to review and evaluate the Earnout Payment Statement. Seller shall have 30 days from the date of receipt of each Earnout Payment Statement (such period, the “Earnout Payment Dispute Period”) to notify Buyer (such notice, the “Earnout Payment Dispute Notice”), that Seller disagrees with the amount of the Earnout Payment subject to, or any items set forth in, such Earnout Payment Statement. The Earnout Payment Dispute Notice shall set forth in good faith and reasonable detail Seller’s disputed items and amounts. If Seller does not deliver an Earnout Payment Dispute Notice to Buyer during the Earnout Payment Dispute Period, then the contents of the Earnout Payment Statement and the amount of the Earnout Payment to which such Earnout Payment Statement applies shall be deemed to be final, binding and conclusive upon the Parties.

(ii)         If Seller delivers an Earnout Payment Dispute Notice to Buyer (the items and amounts in dispute, the “Earnout Disputed Items”) within such 30-day period, the Parties will negotiate in good faith to resolve the Earnout Disputed Items during the 30-day period commencing on the date Buyer receives such Earnout Dispute Notice. If the Parties reach agreement with respect to all Earnout Disputed Items within such 30-day period, Buyer will revise the Earnout Payment Statement to reflect such agreement, which will be final, binding and conclusive upon the Parties. For the avoidance of doubt, any item or amount that is not specified as an Earnout Disputed Item in the Earnout Dispute Notice will be deemed to be final, binding and conclusive upon the Parties from and after such time as the Earnout Dispute Notice is delivered. If Seller and Buyer do not obtain a final resolution of all Earnout Disputed Items within such 30-day period, then the unresolved Earnout Disputed Items (the “Unresolved Earnout Items”) will be submitted to the Accounting Firm. The Accounting Firm, acting as an expert and not as arbitrators, will render a determination regarding the Unresolved Earnout Items within 30 days after referral of the matter to the Accounting Firm, or as soon as practicable thereafter, which determination must be in accordance with the terms of this Agreement and in writing and must set forth, in reasonable detail, the basis therefor. The determination of the Accounting Firm will be final, conclusive and binding upon the Parties absent manifest error, and judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced.

(iii)        The Accounting Firm will make a determination only with respect to the Unresolved Earnout Items, and in a manner consistent with this the provisions of this Agreement, and in no event will the Accounting Firm’s determination of Unresolved Earnout Items be for an amount outside the range of disagreement between Buyer and Seller. Each Party will use its commercially reasonable efforts to furnish to the Accounting Firm such work papers and other documents and information pertaining to the Unresolved Earnout Items as the Accounting Firm may request.

(iv)        The fees and expenses of the Accounting Firm will be borne in the same proportion as the aggregate dollar amount of the Unresolved Earnout Items that are unsuccessfully disputed by each party (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of all of the Unresolved Earnout Items submitted to the Accounting Firm.

(v)        No later than three Business Days after the date on which the final Earnout Payment Statement is finally determined pursuant to this Section 2.10(f), Buyer will pay Seller any additional amounts required to be paid as part of the Earnout Payment subject to the final Earnout Payment Statement by wire transfer of immediately available funds, pursuant to instructions delivered to Buyer by Seller.

Section 2.11       Withholding. Buyer, Seller or their respective Affiliates may deduct and withhold from the consideration payable in connection with the transactions contemplated by this Agreement or any other Transaction Document such amounts as Buyer, Seller or any of their respective Affiliates or agents, as applicable, is required to deduct and withhold with respect to the making of such payment under any Legal Requirement related to Taxes. Any amounts deducted and withheld in accordance with this Section 2.11 will be treated for all purposes of this Agreement and any other Transaction Document, as applicable, as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller hereby represents and warrants to Buyer as follows and, unless the context otherwise requires, each reference to “Seller” in this Article III will also refer to each of Seller’s Subsidiaries:

Section 3.1         Organization. Seller is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the State of Delaware and has all requisite corporate power and authority to own and lease the Acquired Assets and to operate and carry on the Business as presently conducted. Seller is duly qualified to do business as a foreign corporation or limited liability company, as applicable, and is in good standing in each jurisdiction wherein the nature of the Business or the ownership of the Acquired Assets makes such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, reasonably be expected to be materially adverse to Seller or the Business.

Section 3.2        Authority, Validity and Enforceability. Subject to obtaining the Stockholder Approval, Seller has all requisite power and authority or capacity, as applicable, to execute, deliver and perform its respective obligations under this Agreement and the other Transaction Documents. This Agreement and each of the other Transaction Documents have been duly executed and delivered by Seller and, assuming due authorization, execution, delivery and performance by Buyer, represent the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Legal Requirements and principles of equity affecting creditors’ rights and remedies generally (the “General Enforceability Exceptions”). Subject to obtaining the Stockholder Approval, no further action on the part of Seller is or will be required in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

Section 3.3         No Subsidiaries. Seller has no Subsidiaries other than those set forth on Schedule 3.3.

Section 3.4         No Conflict. Subject to and assuming satisfaction of the requirements set forth in Section 3.5, neither the execution of this Agreement or the other Transaction Documents, nor the performance by Seller of Seller’s obligations under any Transaction Document will (a) violate or conflict with any Legal Requirement applicable to Seller or by which Seller’s properties or assets are bound, (b) contravene any provision contained in the Organizational Documents of Seller, (c) conflict with, violate or result in a breach (with or without the lapse of time, the giving of notice or both) of, or constitute a default (with or without the lapse of time, the giving of notice or both) or result in the creation of any Lien under (i) any Contract or (ii) any Legal Requirement or other restriction of any Governmental Authority to which Seller is bound or to which the Equity Interests of Seller or any of its assets or properties are subject, or (d) result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity, any material obligation of Seller, which in the case of clauses (c) and (d) above, would not, individually or in the aggregate, reasonably be expected to either be materially adverse to the Business or materially affect the ability of Seller to timely consummate the transactions contemplated by this Agreement.

Section 3.5        Consents. Except as provided in Section 3.2, notice to, filing with, or authorization, registration, consent or approval of any Person or any Governmental Authority is necessary for the execution, delivery or performance of this Agreement or the other Transaction Documents to which Seller is a party or the consummation of the transactions contemplated by any Transaction Document by Seller, except for (a) compliance with, and any filings required by, the HSR Act, and (b) notices, filings and approvals set forth on Schedule 3.5.

Section 3.6         Financial Statements; Undisclosed Liabilities.

(a)          Since December 31, 2012, Seller has filed with or otherwise furnished to (as applicable) the SEC all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley Act”) (such documents and any other documents filed by Seller with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Seller SEC Documents”), except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Business. As of their respective filing dates or, if supplemented, modified or amended since the time of filing and prior to the date hereof, as of the date of the most recent such supplement, modification or amendment, the Seller SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Business, and (ii) complied with the then applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the Sarbanes-Oxley Act, each as in effect on the date such document was filed, except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Business.

(b)          Schedule 3.6 sets forth true and complete copies of (i) the audited balance sheets, statements of income, and statements of cash flows of Seller as of and for the fiscal years ended December 31, 2015 and 2014, together with the independent auditor’s reports thereon, and (ii) the unaudited balance sheet and statement of operations of Seller as of and for the nine-month period ended September 30, 2016 (collectively, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the financial position and results of operations, and in the case of the unaudited interim Financial Statements, cash flows, of the Business as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise noted therein, and subject, in the case of the unaudited interim Financial Statements, to the absence of footnotes and to normal year-end adjustments, none of which would be material.

(c)          Except as set forth on Schedule 3.6, Seller, with respect to the Business, has no Liabilities, except (i) Liabilities that are accrued, reserved against or reflected in the most recent balance sheet included in the Financial Statements (or disclosed in the notes thereto), all such reserves having been established in accordance with GAAP, (ii) Liabilities which have arisen since the date of the most recent balance sheet included in the Financial Statements and that were incurred in the ordinary course of business consistent with past practice and which are not material in amount or (iii) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby.

Section 3.7          Absence of Certain Developments. Except as set forth on Schedule 3.7, since December 31, 2015 until the date hereof, (a) there has not been any Material Adverse Effect, (b) Seller has conducted the Business in the ordinary and usual course of business consistent with past practices and (c) there has not occurred any action or event that, had it occurred after the date of this Agreement and prior to the Closing, would have required the consent of Buyer under Section 5.2.

Section 3.8          Compliance with Laws; Governmental Authorizations; Licenses; Etc.

(a)          Except as set forth on Schedule 3.8(a)(i), Seller is and has been in compliance with all applicable Legal Requirements in all material respects. Except as set forth on Schedule 3.8(a)(ii), Seller has not received any written or, to Seller’s Knowledge, verbal notice regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement applicable to the Business or the Acquired Assets.

(b)          Seller has, and is in compliance in all material respects with, all Permits that are necessary to operate the Business as presently conducted, and has made available all such Permits to Buyer in the Data Room. All such Permits are in full force and effect and no fees or charges required to be paid with respect to such Permits are outstanding. Seller is not, and has not been since the date of issuance of the Permits, in default or violation of any such Permit.

(c)          None of the pharmaceutical drug inventory of Seller has been purchased or received into inventory since December 31, 2011 from any vendor other than the contract manufacturer thereof. The documentation of Seller confirms that such pharmaceutical products have been acquired directly from the contract manufacturers, and such documentation is true and accurate in all material respects. Seller has not sold any pharmaceutical drugs in the Territory to any Person other than to its exclusive distributor.

(d)          Seller: (i) has undertaken all surveys, audits, inventories, reviews, analyses and/or assessments (including any risk assessments) of all areas of its business and related operations required by HIPAA and/or that could be materially adversely affected by the failure of Seller or the Business to be HIPAA Compliant; (ii) has implemented a plan to ensure that Seller is HIPAA Compliant; (iii) is HIPAA Compliant; and (iv) is not aware of any breach of “unsecured protected health information” (as defined in HIPAA) related to the Business.

(e)          Seller, directly or indirectly through any Representative or other Person acting on behalf of Seller (including any distributor, agent, or sales intermediary), has not (i) taken any action in violation of any applicable Anti-corruption Laws or (ii) paid, offered, promised to pay, or authorized the payment of, any monies or any other thing of value to any Government Official (including employees of government-owned or –controlled entities or partially government-owned or -controlled entities), any political party or candidate for political office or to any other Person (collectively, a “Proscribed Recipient”): (A) for the purpose of (1) influencing any act, omission or decision of such Proscribed Recipient, (2) inducing such Proscribed Recipient to do or omit to do any act in violation of the lawful duty of such Proscribed Recipient, or to use his, her or its influence with a Governmental Authority to affect or influence any act or decision of such Governmental Authority, (3) assisting Seller or any of its Representatives in obtaining or retaining business for or with, or directing business to, any Person in violation of any applicable Anti-corruption Laws, (4) securing any advantage in violation of any applicable Anti-corruption Laws, or (5) inducing such Proscribed Recipient to influence or affect any act or decision of any Governmental Authority in violation of any applicable Anti-corruption Laws, or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining or retaining business or any improper advantage.

(f)          Neither Seller nor any of its Representatives (acting on behalf of Seller) has been convicted of violating any Anti-corruption Laws or Health Care Laws or, to Seller’s Knowledge, subjected to any investigation or proceeding by a Governmental Authority for, in each case, potential corruption, fraud or violation of any applicable Anti-corruption Laws, or violation of any applicable Health Care Laws.

Section 3.9          Litigation. Except as set forth on Schedule 3.9, there are no Actions or Orders pending or, to Seller’s Knowledge, threatened, and since December 31, 2011, there have been no Actions or Orders against Seller or an officer, director or employee of Seller (a) relating to the Business, the Business Products, or the Acquired Assets or (b) seeking to enjoin, condition or delay the transactions contemplated under any of the Transaction Documents. Except as set forth on Schedule 3.9, neither Seller nor the Business is, as of the date hereof, a party to any Action or, to Seller’s Knowledge, threatened Action that would reasonably be expected to affect, prohibit, condition or delay the consummation of the transactions contemplated under any of the Transaction Documents. Except as set forth on Schedule 3.9, neither Seller nor the Business, including its assets and properties, is subject to any Order.

Section 3.10        Taxes.

(a)          All Tax Returns required to be filed before Closing with respect to the Acquired Assets or the Business have been duly and timely (taking into account applicable extensions) filed with the appropriate Taxing Authority, and all such Tax Returns are true, correct and complete in all material respects. None of the Tax Returns with respect to the Acquired Assets or the Business is currently subject to a grant of any extension of time within which to file such Tax Return.

(b)          All Taxes with respect to the Acquired Assets or the Business (whether or not shown as due and payable on any Tax Return) that are due before Closing have been timely paid to the appropriate Taxing Authorities. No deficiencies for Taxes have been claimed, threatened, proposed or assessed or, to Seller’s Knowledge, are expected to be claimed, threatened, proposed or assessed, in each case, with respect to the Acquired Assets or the Business.

(c)          All Taxes required to be withheld by Seller before Closing with respect to the Acquired Assets or the Business in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been timely withheld and all such withheld Taxes have been timely paid over and reported to the appropriate Taxing Authorities in accordance with applicable Legal Requirements.

(d)          There is no Tax audit or examination in process with respect to the Acquired Assets or the Business, Seller has not received notice from any Governmental Authority indicating an intent to open an audit or other review or request for information related to Tax matters with respect to the Acquired Assets or the Business, and to Seller’s Knowledge, no such audit or other review or request for information is pending, threatened or under discussion with any Governmental Authority with respect to the Acquired Assets or the Business. No Tax Return of Seller with respect to the Acquired Asset or the Business is the subject of any Action, and no Governmental Authority has proposed in writing any adjustment to any Tax Return with respect to the Acquired Assets or the Business.

(e)          Seller (i) has not waived any statute of limitations in respect of Taxes or otherwise agreed or consented to any extension of time in respect of a Tax assessment or deficiency, in each case, with respect to the Acquired Assets or the Business, and (ii) is not the beneficiary of any such extension of time in which any Tax with respect to the Acquired Assets or the Business may be assessed or collected by any Governmental Authority.

(f)          Seller has complied with all Legal Requirements relating to sales, use, goods and services or other commodity Taxes with respect to the Acquired Assets or the Business. All sales, use, goods and services or other commodity Taxes with respect to the Acquired Assets or the Business that are required to be collected and remitted have been collected and remitted, or will be remitted to the appropriate Governmental Authority within the prescribed time periods, or duly executed certificates of exemption which are sufficient to establish that no such Taxes are due have been received and maintained.

Section 3.11        Environmental Matters.

(a)          Since December 31, 2011, Seller and the Business have been in compliance in all material respects with all applicable Environmental Laws and Environmental Permits, has maintained all material Environmental Permits required by applicable Environmental Laws for the operation of the Business, and has timely applied for the renewal of all such Environmental Permits.

(b)          Seller has not received (i) any written notice from any Governmental Authority regarding any actual or alleged violation of Environmental Laws, or any Liabilities or potential Liabilities for personal injury, property damage or investigatory or cleanup obligations arising under Environmental Laws (including in connection with the disposal of or arrangement for disposal of any Hazardous Substance), in either case which is pending or unresolved or (ii) received notice under the citizen suit provisions of any Environmental Law.

(c)          There has been no Release of any Hazardous Substance on any Leased Real Property or any other location that requires investigation, corrective action, cleanup or remediation by, or that has given rise to or would give rise to any material Liability of, Seller under any applicable Environmental Laws.

(d)          Seller has not treated, stored, disposed of, arranged for the disposal of, transported, handled, Released, or exposed any Person to, any Hazardous Substance so as to give rise to any material Liability.

(e)          Seller has made available to Buyer all environmental assessments, and audits, and all other material environmental, health and safety documents, in Seller’s or any possession, custody or control.

Section 3.12        Employee Matters.

(a)          Except as set forth on Schedule 3.12(a), as of the date hereof, (i) Seller is not bound by any collective bargaining agreement with respect to its employees, (ii) there is no labor strike, work stoppage or lockout pending or, to Seller’s Knowledge, threatened against or by Seller and during the past two years there has been no such action, (iii) no union organization campaign is in progress with respect to any of the employees of Seller, (iv) to Seller’s Knowledge, there is no unfair labor practice charge or complaint pending or threatened against Seller before the National Labor Relations Board, and (v) there is no pending employment Action before any state or federal court, arbitrator, Equal Employment Opportunity Commission, U.S. Department of Labor or any other applicable federal or state agency (or, to Seller’s Knowledge, threat of any such employment Action).

(b)          Seller is in compliance, in all material respects, with all applicable Legal Requirements pertaining to employment, employment practices and the employment of labor, including all such Legal Requirements relating to employment agreements, labor relations, employee Personal Data, equal employment opportunities, fair employment practices, prohibited discrimination or distinction, consultation and/or information, wages, hours, working time, the retention of records showing time worked and paid, safety and health, workers’ compensation and unemployment compensation.

(c)          Schedule 3.12(c) sets forth a complete and correct list, as of immediately prior to the date of this Agreement, of each Employee, and with respect to each such Employee, his or her (i) name; (ii) employer; (iii) title; (iv) location; (v) date of hire and years of service with Seller or such other member of the Controlled Group (including any predecessor); (vi) exempt/non-exempt status; (vii) employment status (i.e., whether full-time, part-time, temporary, etc.); (viii) active/inactive status (and type of leave, if applicable); (ix) accrued but unused paid time off; (x) base compensation or hourly wage rate, commission/bonus and total compensation for the prior year; and (xi) current annual base salary or hourly wage rate and commission/bonus paid to date.

(d)          Seller has not engaged in any facility closure or employee layoff activities within the last two years that would require notice to be provided under the Worker Adjustment Retraining and Notification Act of 1988 or any similar state or local Legal Requirement related to a mass layoff or facility closure. Schedule 3.12(d) sets forth a complete and correct list of all former employees of Seller whose employment has been terminated within the two years prior to the date hereof, together with their date of termination and work location. There are no pending or, to Seller’s Knowledge, threatened charges or Actions in connection with the employment or the termination thereof, as the case may be, brought by the employees listed on Schedule 3.12(c) or (d).

(e)          All individuals who perform services for Seller has been classified correctly, in accordance with the terms of each Employee Plan and ERISA, the Code, the Fair Labor Standards Act and all other applicable Legal Requirements, as employees (including as to overtime exempt or non-exempt), independent contractors or leased employees, and Seller has received no written notice to the contrary from any Person or Governmental Authority.

Section 3.13       Employee Benefit Plans.

(a)          Each Employee Plan has been maintained, operated, and administered in compliance with its terms and any related documents or agreements and in material compliance with all applicable Legal Requirements. All Employee Plans are sponsored by Seller. No Employee Plan is maintained outside of the United States.

(b)          Neither Seller nor any other member of the Controlled Group currently has, and at no time in the past has had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(c)          There is no pending or, to Seller’s Knowledge, threatened assessment, complaint, proceeding, or investigation of any kind in or before any Governmental Authority with respect to any Employee Plan (other than routine claims for benefits), nor, to Seller’s Knowledge, is there any basis for one.

(d)          No Employee Plan provides payments or benefits, including death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by Legal Requirements or (ii) death or retirement benefits under any Employee Plan that is intended to be qualified under Section 401(a) of the Code.

Section 3.14       Intellectual Property Rights.

(a)          Schedule 3.14(a) sets forth a true, correct and complete list (with title or mark, owner, country, registration and application numbers, dates indicated and inventors, as applicable) of all Owned Business Intellectual Property that has been issued or registered to, or is the subject of a pending application by, the Seller or its Affiliates. All fees associated with maintaining any such Owned Business Intellectual Property registrations have been paid in full in a timely manner to the proper Governmental Authority. All of such Owned Business Intellectual Property registrations other than potential copyrights have been duly registered with, filed in or issued by, as the case may be, the applicable Governmental Authority, and such registrations, filings, and issuances have not been abandoned, remain in full force and effect, and, if issued or granted, are valid and enforceable. To the Seller’s Knowledge, there are no materials, information, facts, or circumstances that would render any such Owned Business Intellectual Property registrations invalid or unenforceable, or that would materially affect any pending application for any Owned Intellectual Property registrations. All actions required to record each assignee throughout the entire chain of title of each of the Owned Business Intellectual Property, including from each inventor of a patent to Seller, with each applicable Governmental Authority up through Closing, have been taken.

(b)          The Owned Business Intellectual Property, together with the Intellectual Property Rights that are the subject of the Contracts listed in Schedule 3.15(b)(i), constitute all of the Intellectual Property Rights necessary for the Business as of the date hereof and as of the Closing Date. No Person who has licensed Business Intellectual Property Rights to Seller or an Affiliate has ownership or any exclusive rights to any improvements, derivative works and other modifications made by Seller or an Affiliate that are included in any Business Product. After giving effect to the transactions contemplated by this Agreement, no Affiliate or current or former partner, director, stockholder, officer, employee or contractor of Seller or any of its Affiliates will own or retain any rights, title or interest in any Business Intellectual Property Rights, other than pursuant to the License-Back Agreement and UCSD-to-Seller License Agreement.

(c)          The operation of the Business, as currently conducted, including the design, development, manufacture, use, import, export, offer for sale, sale, licensing, reproduction, distribution, public display, public performance, creation of derivative works or other exploitation of any Business Product does not infringe, misappropriate, dilute or otherwise violate or conflict with any Intellectual Property Rights of any Person, otherwise violate any rights of any Person (including any right to privacy or publicity), or constitute unfair competition or deceptive trade practices or other violation under the laws of any jurisdiction to which such Business may be subject. Neither Seller nor any of its Affiliates have received any notice from any Person (i) alleging any of the foregoing; (ii) claiming that Seller or any of its Affiliates must license from any Person or refrain from using any Intellectual Property Rights or offering Seller or any of its Affiliates to take a license to avoid any potential claim or disruption; or (iii) challenging the validity, enforceability, patentability, registerability, or Seller’s or its Affiliates’ scope or ownership of any of the Business Intellectual Property Rights. Neither Seller nor any of its Affiliates have requested or received any opinion of counsel regarding any perceived risk or allegation of infringement, misappropriation or other violation or conflict involving any Intellectual Property Rights or the operation of the Business. Seller has made available to Buyer all freedom to operate searches or studies and the results thereof conducted by or on behalf of Seller or any of its Affiliates.

(d)          To Seller’s Knowledge, no Person has infringed, misappropriated, otherwise violated or conflicted with, or is suspected by Seller or any of its Affiliates to be infringing, misappropriating, otherwise violating or conflicting with, any Business Intellectual Property Rights. Except as provided on Schedule 3.14(d), since December 31, 2011, neither Seller nor any of its Affiliates have sent any written notice to any Person alleging that such Person infringed or misappropriated any Business Intellectual Property Right.

(e)          Seller and its Affiliates have taken all commercially reasonable steps to protect and maintain all Business Intellectual Property Rights and to preserve the confidentiality of any trade secrets comprised in Business Intellectual Property Rights and any of their confidential information, in each case at least in accordance with best industry practices. All disclosures by Seller or its Affiliates of their trade secrets or confidential information have been made pursuant to a written Contract that provides reasonable protection for such confidential information and trade secrets.

(f)          No current or former employee of Seller or any of its Affiliates, consultant or contractor has any valid claim of ownership, in whole or in part, to any Business Intellectual Property Rights or derivative works thereof, or has asserted any such claim of ownership or right. Seller or its Affiliate has required each current and former employee and current and former contractor who has contributed to the conception, reduction to practice, creation, authorship or development of any Business Intellectual Property Rights relating to the Business or Business Product to sign a valid and enforceable Contract that assigns to Seller or its Affiliate and creates a binding obligation to assign to Seller or its Affiliate, all right, title and interest in and to the Business Intellectual Property Rights conceived, reduced to practice, created, authored or developed by such Person relating to or in the scope of such Person's employment by or engagement with Seller or its Affiliate, and waives (subject to limitations of applicable law) any unassignable rights such as moral rights that they may possess in the Business Intellectual Property Rights.

(g)          No funding, facilities or resources of any Governmental Authority, university, academic institution or research center was used in the development of any Business Intellectual Property Right that is material to any Business Product, where, as a result of such funding or use of such facilities or resources: (i) any Governmental Authority, university, educational institution or research center has any valid claim to any right, title or interest (including any “march in” rights) in or to any Owned Business Intellectual Property; (ii) Seller’s or its Affiliates’ ability to enforce, license or exclude others from using any Owned Business Intellectual Property or any Business Product is impaired; or (iii) Seller or any of its Affiliates would be required to repay any funds to the Government Authority, university, academic institution or research center.

(h)          Neither the Seller nor any of its Affiliates are subject to any agreement with any standards body or other similar entity, have participated in any standards-setting activities or joined any standards setting or similar organization, that would obligate the Seller or any of its Affiliates to grant licenses or rights to or otherwise restrict the ability of the Seller or any of its Affiliates or to enforce, license or exclude others from using, any Owned Business Intellectual Property or any Business Product, in each case except for such Owned Business Intellectual Property set forth in Schedule 3.15(b)(i).

(i)          Neither this Agreement nor the transactions contemplated by this Agreement, pursuant to any Contract between Seller or its Affiliate and any other Person, will result in: (1) Buyer or any Affiliate of Buyer granting to any Person any right to or with respect to any Business Intellectual Property Rights owned by, or licensed to, any of them, (2) Buyer or any Affiliate of Buyer being bound by, or subject to, any non-competition or other material restriction on the operation or scope of their respective businesses, respectively, in the absence of this Agreement or the transactions contemplated by this Agreement (3) Buyer or any Affiliate of Buyer being obligated to pay any royalties or other amounts to any Person in excess of those amounts payable by any of them, or (4) the breach, modification, cancellation, termination or suspension of, or acceleration of any payments under, any agreement relating to the Business Intellectual Property Rights (or give rise to any right with respect to any of the foregoing).

(j)          Seller has commercially reasonable security measures and policies in place to protect Confidential Information, Personal Data and proprietary information, including trade secrets, software, databases, systems, networks and Internet sites, held by it from unlawful or unauthorized access, use, modification or disclosure by any Person, and Seller is in material compliance with such measures and policies. To Seller’s Knowledge, no Person has gained unauthorized access to or made any unauthorized use of any confidential information pertaining to Business Intellectual Property Rights, Personal Data or proprietary information maintained by Seller.

Section 3.15       Material Contracts. Schedule 3.15 sets forth all Contracts in effect as of the date hereof and of the type described below (all such Contracts of the type described below, the “Material Contracts”):

(a)          all Contracts for the purchase or lease by Seller of any tooling, dies or other supplies and equipment used or held for use in manufacturing, testing, storing or handling of the Business Products;

(b)          all Contracts under which (i) Seller has been granted rights to or in any Business Intellectual Property Rights from a third party, including such Business Intellectual Property Rights as are: (1) used in or otherwise reasonably necessary for the making, having made, use, selling, offering for sale, export, importation or other use of the Business Products in the Territory; or (2) otherwise used in or necessary to the conduct of the Business in the Territory other than commercial off-the-shelf software licensed by Seller that are used solely in connection with the Business’s internal operations and that have not been modified or customized by or for the Business, or (ii) Contracts under which Seller grants any other Person any right or authorization to use any Business Intellectual Property Rights;

(c)          all Contracts (i) prohibiting in any respect Seller from freely (A) engaging or competing (1) in any line of business, (2) in any geographic location or (3) with any Person, or (B) soliciting or hiring any Person, (ii) providing for “meet competition,” “most favored nation” pricing terms or similar rights or (iii) establishing an exclusive sale or purchase obligation with respect to any Person, product or any geographic location;

(d)          all Contracts relating to Indebtedness guaranteed, incurred or provided by Seller;

(e)          all partnership Contracts, joint venture Contracts or similar types of Contracts involving a sharing of profits, losses, costs or Liabilities with any other Person;

(f)          all customer Contracts (or group of related Contracts) of Seller;

(g)          all Contracts with suppliers and service providers related to the Business;

(h)          any Contract or group of related Contracts for any single capital expenditure in excess of $50,000;

(i)          all Contracts related to the Business which are not terminable without penalty by Seller upon 30 days’ or less advance notice;

(j)          all Contracts relating to the disposition or acquisition by Seller of any business other than this Agreement (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise) (i) entered into on or after December 31, 2011 or (ii) that contain material surviving obligations of Seller;

(k)          all (i) Contracts with a Governmental Authority that are related to the Business, including any blanket purchasing agreement or task order issued pursuant to such a Contract, or (ii) subcontracts (at any tier) of Seller that are related to the Business with another Person that holds either a prime contract with a Governmental Authority, a subcontract (at any tier) under such a prime contract, or any teaming agreement with any entity in connection with any Government Contract or the potential award of a Government Contract;

(l)           all other Contracts that are material to the Acquired Assets or the operation of the Business and not otherwise disclosed pursuant to this Section 3.15; or

(m)         any commitment to do any of the foregoing described in clauses (a) through (l).

Each Material Contract is in full force and effect and is a valid and binding agreement of Seller, as the case may be, and assuming such Material Contract is binding and enforceable against the other parties thereto, is enforceable in accordance with its terms (subject to the General Enforceability Exceptions). Seller is not and, to Seller’s Knowledge, each of the other parties thereto are not, in material default or material breach under, any of such Material Contracts and no event has occurred which, with or without notice or lapse of time, or both, would constitute such a material default or material breach. Except as otherwise disclosed in the Disclosure Schedules, no party has delivered written notice of termination and, to Seller’s Knowledge, no party has threatened to exercise any termination rights with respect to any Material Contracts. True, correct and complete copies of the Material Contracts, including all amendments, schedules, exhibits and other attachments thereto existing as of the date hereof, have been made available to Buyer.

Section 3.16       Insurance. Schedule 3.16 contains a complete and correct list of all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by Seller or otherwise held for the benefit of the Business as of the date hereof. All such policies are in full force and effect. As of the date hereof, no notice of cancellation or termination has been received with respect to any such policy. No insurance carrier under any such insurance policy has issued a reservation of rights with regard to or disputed its obligation with respect to any material claim. Such policies are in amounts that are customary, adequate and suitable in relation to Business, assets and Liabilities, and all premiums have been paid in full.

Section 3.17       Title to Assets.

(a)          Seller has good and marketable title to all of the Acquired Assets (including those reflected on the most recent balance sheet included in the Financial Statements, but excluding any such tangible assets and properties sold, consumed, or otherwise disposed of in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements), free and clear of all Liens, except for Permitted Liens.

(b)          The operations of the Business are conducted solely by Seller and not through any other Person. Assuming a sufficient number of employees of the Business or suitable replacements thereof operate the Business after the Closing, the Acquired Assets are sufficient in all material respects for the continued conduct of the Business in the Territory after the Closing in substantially the same manner as currently conducted and constitute all of the rights, property and assets used, or intended to be used in the Business in the Territory and necessary to conduct the Business as currently conducted in the Territory.

Section 3.18      Affiliate Transactions. Schedule 3.18 sets forth (a) all existing arrangements or relationships between Seller and any of its Affiliates or Representatives (other than an Employee Plan) and (b) any property or right, tangible or intangible, which is owned by an Affiliate or Representative of Seller and used in the operation of the Business (collectively, “Affiliate Transactions”).

Section 3.19      Brokers. No Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from Seller or any of its Affiliates in connection with this Agreement or any of the transactions contemplated by the Transaction Documents. Buyer will not have any Liability to any advisor under the terms of any engagement letter or other Contract between the Seller or its Affiliates, on the one hand, and any advisor or any other Representative, on the other hand.

Section 3.20      Suppliers. Schedule 3.20 sets forth (a) the names of the suppliers and vendors from which Seller ordered raw materials, supplies, merchandise and other goods or services related to the Business Product during each of the fiscal years ended December 31, 2015 and the eight-month period ended August 31, 2016 (collectively, the “Suppliers”), and (b) the amount paid to each such supplier, vendor or service provider by Seller on behalf of the Business during such periods. Seller has not received any written notice stating that any such supplier, vendor or service provider will, and to Seller’s Knowledge, no such supplier, vendor or service provider intends to, cease selling to Seller or intends to materially alter the amount of or change the terms of such sales. Seller has not experienced any disruption in supply outside the ordinary course of business during the eight-month period ended August 31, 2016.

Section 3.21      Recalls; Product Liability. No event has occurred or circumstance exists within the Territory that (with or without notice or lapse of time) is reasonably likely to give rise to any actual, alleged, possible or potential (a) obligation on the part of Seller or any of its Subsidiaries to undertake, or to bear all or any portion of the costs of, any product recall of any nature with respect to the Business Products, (b) loss of or refusal to renew the Product Registrations relating to the Business Products, (c) renewal of the Product Registrations on terms less advantageous to Seller or any of its Subsidiaries than the terms of those Product Registrations currently in force, or (d) action to enjoin or suspend production of any Business Product. Since December 31, 2011, except as set forth on Schedule 3.21, no Business Product has been recalled, suspended, discontinued, or withdrawn from the market within the Territory, and no Business Product is currently involved in any ongoing, or to the Knowledge of Seller, threatened or potential, recall, discontinuance, withdrawal, or suspension from the market within the Territory.

Section 3.22       FDA and Regulatory Matters.

(a)          All existing Product Registrations held by Seller or any of its Subsidiaries are set forth on Schedule 3.22(a). Seller is the sole and exclusive owner of all Product Registrations. Each Product Registration is valid and in full force and effect.

(b)          Seller and its Subsidiaries are in compliance with all Product Registrations and Laws applicable to the Business Products, including all post-approval monitoring, adverse event reporting, clinical study and other obligations. To Seller’s Knowledge, there have been no serious adverse events relating to any of the Products that would adversely affect Buyer’s ability to commercialize the Business Products in any respect.

(c)          All applications, submissions, information, claims, reports and statistics, and other data derived therefrom, utilized as the basis for or submitted in connection with any and all requests for any Product Registrations when submitted to the Regulatory Authority issuing such Product Registration were true, complete and correct in all respects as of the date of submission, or as subsequently corrected or modified, and any required updates, changes, corrections or modifications to any applicable applications, submissions, information, claims, reports or statistics required by any applicable Regulatory Authority to maintain the Product Registrations have been submitted to such Regulatory Authority.

(d)          Except as set forth on Schedule 3.22(d), Seller has not received from any Regulatory Authority within the Territory any FDA Form 483 or other written notice of Governmental Authorities’ inspectional observations, “untitled letters,” “warning letters” or requests or requirements to make changes to the Business Product.

(e)          All pre-clinical and clinical trials conducted or currently being conducted by Seller with regard to the Business Products or the Acquired Assets are in compliance with (i) applicable protocols, procedures and controls, (ii) all applicable Legal Requirements promulgated by the FDA and comparable foreign Regulatory Authorities relating thereto, including without limitation the FDA Act, and its applicable implementing regulations, and (iii) good laboratory and clinical practice standards. Except as set forth on Schedule 3.22(e), no IND submitted by or on behalf of Seller with the FDA regarding the Business Products has been terminated or suspended by the FDA, and neither the FDA nor any applicable foreign Regulatory Authority within the Territory has commenced, or, to the Knowledge of Seller, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate or suspend, any ongoing clinical investigation conducted by or on behalf of Seller involving the Business Products.

(f)          Seller has made available to Buyer all adverse drug experience reports and safety data from all clinical trials as of the date hereof relating to the Business Products. Seller has disclosed all protocols for all Assumed Clinical Trials and, to the extent required by applicable Legal Requirements, such protocols were approved by all applicable Governmental Authorities. All clinical trials pending on the date of this Agreement in relation to the Business Products are the trials listed on Schedule 1.1(b).

(g)          None of the officers of Seller have been disqualified or debarred by any Regulatory Authority for any purpose, or have been charged with or convicted under any Legal Requirement for conduct relating to the development or approval or otherwise relating to the regulation of any drug product under any Legal Requirement. Seller is not the subject of pending or, to Seller’s Knowledge, threatened investigations with respect to the Business Products under the FDA’s Application Integrity Policy set forth in Compliance Policy Guide 7150.09, Sec. 120.100 and any amendments thereto, or any similar Legal Requirement of any other Regulatory Authority. Seller has complied with all applicable Legal Requirements relating to the marketing, promotion and distribution of the Business Products. As of the Closing Date, Seller will be in compliance with all applicable Legal Requirements in the Territory relating to any Rebates, Chargebacks or Adjustments for the Business Products.

(h)          There are no investigations, audits, Actions, suits, hearings, charges, claims, demands, written notices or other proceedings of a Regulatory Authority pending or, to Seller’s Knowledge, threatened with respect to Seller or any of its Affiliates.

Section 3.23       Inventory. All Purchased Inventory will be of good, useable and merchantable quality in all material respects and saleable in the ordinary course of business.

Section 3.24      Seller Board Recommendation. The Seller Board has (a) duly and validly approved this Agreement, (b) determined that the transactions contemplated hereby are advisable and in the best interests of the Seller and the Seller Stockholders, and (c) unanimously resolved to recommend to the Seller Stockholders that they vote in favor of the transactions contemplated hereby, subject to Section 5.7(e).

Section 3.25      Disclaimer of other Representations and Warranties. Except as expressly set forth herein or in the Supply and Distribution Agreement, Seller makes no representation or warranty, express or implied, at law or in equity, in respect of Seller, the Business, or any of its Representatives, assets, Liabilities, prospects or operations, including, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Buyer acknowledges it is not relying upon any representations or warranties of Seller other than those expressly set forth herein and in the Supply and Distribution Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 4.1        Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the Legal Requirements of the State of Delaware and has all requisite power and authority to own, lease and operate its property and assets and to carry on its business as presently conducted.

Section 4.2        Authority, Validity and Enforceability. Buyer has all requisite corporate power and authority or capacity, as applicable, to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents. The execution, delivery and performance of this Agreement and each of the Transaction Documents, and the consummation of the transactions contemplated hereby, has been duly authorized and approved by all required action on the part of Buyer. This Agreement and each of the other Transaction Documents have been duly executed and delivered by Buyer and, assuming due authorization, execution, delivery and performance by Seller, represent the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to the General Enforceability Exceptions. No further action on the part of Buyer is or will be required in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

Section 4.3        No Conflicts. Neither the execution and delivery of this Agreement or any other Transaction Document, the consummation of the transactions contemplated under any Transaction Document nor the fulfillment of and the performance by Buyer of its obligations hereunder or thereunder will (a) contravene any provision contained in Buyer’s Organizational Documents, (b) conflict with, violate or result in a breach (with or without the lapse of time, the giving of notice or both) of, or constitute a default (with or without the lapse of time, the giving of notice or both) or result in the creation of any Lien under (i) any material Contract or (ii) assuming satisfaction of the requirements set forth in Section 4.4, any Legal Requirement or other restriction of any Governmental Authority to which Buyer is bound or to which Buyer’s assets or properties are subject or (c) result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity, any material obligation of Buyer, which, in the case of clauses (b) and (c) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated by the Transaction Documents.

Section 4.4         Consents. No notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by the Transaction Documents by Buyer, except for (a) filings, permits, authorizations, consents and approvals required under, and other applicable requirements of, the HSR Act and the FTC Order, and (b) those the failure of which to make or obtain would not individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated by the Transaction Documents.

Section 4.5         Litigation. Buyer is not as of the date hereof a party to any Action or, to the knowledge of Buyer, threatened Action which would have a material adverse effect on the ability of Buyer to perform its respective obligations under this Agreement or to consummate the transactions contemplated by the Transaction Documents.

Section 4.6        Brokers. No Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from Buyer in connection with this Agreement or any of the transactions contemplated hereby.

Section 4.7        Financial Ability. As of the date hereof, Buyer has, and at the Closing, Buyer will have, sufficient cash or available committed credit facilities necessary to consummate the transactions contemplated by this Agreement and to pay all related fees and expenses. Buyer acknowledges that this Agreement contains no financing contingency.

ARTICLE V
COVENANTS AND AGREEMENTS

Section 5.1        Access and Information.

(a)          From the date hereof until the Closing or, if earlier, the termination of this Agreement in accordance with its terms, Buyer will be entitled to access to the properties, business and operations of Seller and the Business (including access to the personnel, counsel, accountants, consultants and representatives thereof) and such examination of the books and records of Seller and the Business as Buyer may reasonably request, during normal business hours and upon reasonable advance notice, and Seller will cooperate with any such requests for access to the foregoing to the extent such access does not unreasonably interfere with the operations, activities and employees of Seller.

(b)          Upon the written request of Buyer, Seller agrees to furnish to Buyer a copy of any requested Retained Compliance Record as soon as reasonably practicable, but in any event no later than the close of business on the fifth Business Day after the date of the request. The Parties agree that, as provided in the preceding sentence, Buyer will require access to healthcare compliance records relating to transactions with healthcare professionals and customers, including meals and entertainment receipts, needs assessments, fair market value determinations, grant and charitable donation reviews and approvals, audit and investigation reports, and any other documentation that would support compliance with applicable Legal Requirements governing healthcare, transparency of interactions with healthcare professionals and/or institutions and/or anti-bribery, including all Health Care Laws and the Foreign Corrupt Practices Act, 5 U.S.C. §§ 78dd-1, et seq., as amended (to the extent the foregoing do not constitute Acquired Assets, the “Retained Compliance Records”). Subject to the last sentence of this clause (b), Seller shall (i) retain all Retained Compliance Records in accordance with Seller’s existing records retention policies as of the date of this Agreement and (ii) upon reasonable written notice and subject to applicable Legal Requirements, afford to Buyer and its Affiliates and its and their respective Representatives reasonable access during normal business hours to the Retained Compliance Records. There shall be no cost to Buyer for any such retention of or access to the Retained Compliance Records. In the event Seller intends to destroy or otherwise no longer retain any or all of the Retained Compliance Records for the length of time Seller would ordinarily retain the Retained Compliance Records in accordance with the applicable existing records retention policies of Seller or its Affiliates as of the date of this Agreement, Seller shall provide at least 90 days’ advance written notice of such proposed action to Buyer and shall afford Buyer the opportunity to take possession of or copy (at the election of Buyer) such retained Compliance Records (at no cost to Buyer or its Affiliates).

(c)          All information disclosed, whether before or after the date hereof, pursuant to this Agreement or the other Transaction Documents or in connection with the transactions contemplated by any Transaction Document, or the discussions and negotiations preceding, this Agreement to Buyer (or its Representatives) will be kept confidential by such Persons in accordance with the Confidentiality Agreement and will not be used by any Person, other than in connection with the transactions contemplated by this Agreement. The Parties agree that notwithstanding anything to the contrary contained in the Confidentiality Agreement, the Confidentiality Agreement will survive from the date hereof, and only if the Closing occurs, the confidentiality obligations with respect to any Acquired Assets that constitute “confidential information” thereunder will terminate at the Closing.

Section 5.2        Conduct of Business Prior to Closing. From the date hereof until the Closing or, if earlier, the termination of this Agreement in accordance with its terms, except as (w) otherwise expressly provided herein, (x) expressly consented to in writing by Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, (y) set forth on Schedule 5.2 or (z) expressly required by applicable Legal Requirement, Seller will:

(a)          (i) use its commercially reasonable efforts to preserve the present business operations, organization and goodwill of the Business and preserve present relationships with customers, suppliers and employees of the Business and (ii) conduct the Business in the ordinary course consistent with past practice;

(b)          not take or permit any action that, if it had been taken or permitted prior to the date hereof, would reasonably be expected to result in a breach of any representation or warranty made by Seller in this Agreement;

(c)          not amend its Organizational Documents in any manner that would frustrate the transactions contemplated by this Agreement;

(d)          not merge or consolidate with or otherwise acquire the Equity Interests of any other Person;

(e)          not adopt a plan or complete or partial liquidation or authorize or undertake a dissolution, consolidation, restructuring, recapitalization or other reorganization;

(f)          not sell, pledge, dispose of, transfer, lease, license, guarantee, encumber or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of any assets, other than any sale of finished Product Inventory in the ordinary course of business;

(g)          not take any action that would reasonably be expected to materially increase Taxes with respect to the Business or the Acquired Assets for any taxable period beginning after the Closing Date or the portion of any Straddle Period beginning the day after the Closing Date;

(h)          not waive, release, compromise or settle any pending or threatened Action except for Actions (i) with respect to which an insurer has the right to control the decision to settle or (ii) as to which such settlement does not adversely affect Seller after the Closing or solely involves monetary payments, prior to the Closing, of less than $75,000; or

(i)          agree, commit or offer to or fail to perform any action that results in or legally binds Seller to do any of the foregoing referred to in clauses (a)-(h) of this Section 5.2.

Section 5.3         Additional Reports; Stockholder Approval; Proxy Statement.

(a)          Additional Reports. Until the Closing Date or termination of this Agreement, Seller will furnish to Buyer drafts of all such forms, statements, reports, certifications, schedules and other documents that relate to this Agreement a reasonable time prior to filing with, or furnishing to, the SEC, and copies of any such forms, statements, reports, certifications, schedules and other documents that it files with, or furnishes to, the SEC on or after the date of this Agreement, which relate to the Business, this Agreement or the transactions contemplated hereby.

(b)          Stockholder Approvals.

(i)          As soon as possible after the date of this Agreement, Seller shall, in accordance with applicable Legal Requirements (including the DGCL) and Seller’s Organizational Documents, establish a record date for, duly call, give notice of, convene and hold an annual or special meeting of its stockholders (the “Stockholders’ Meeting”) for the purpose of obtaining the Stockholder Approval.

(ii)         Subject to Section 5.7, Seller shall (A) through the Seller Board, recommend to the Seller Stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, and include in the Proxy Statement such recommendation, (B) use its commercially reasonable efforts to solicit from the Seller Stockholders proxies in favor of the approval and adoption of this Agreement and (C) take all actions reasonably necessary or advisable to secure the Stockholder Approval.

(iii)        Subject to the Seller’s rights under Section 5.7, the Seller acknowledges that its obligations pursuant to Section 5.3(b)(i) will not be affected by any Seller Adverse Recommendation Change or the commencement, public proposal, public disclosure or communication to the Seller or the Seller Stockholders of any Acquisition Proposal.

(c)          Proxy Statement.

(i)          As soon as possible after the date of this Agreement, and in no event later than ten (10) calendar days after the date of this Agreement, Seller shall prepare and file a preliminary Proxy Statement with the SEC under the Exchange Act and shall use its commercially reasonable efforts to have such preliminary Proxy Statement promptly cleared by the SEC, considering any and all comments from the SEC to the Proxy Statement. Seller shall, after consultation with Buyer, respond promptly to all comments of and requests by the SEC with respect to such preliminary Proxy Statement and shall cause a definitive Proxy Statement and all required amendments and supplements thereto to be disseminated to the Seller Stockholders entitled to vote at the Stockholders’ Meeting at the earliest practicable time. Seller will notify Buyer promptly of the receipt of, and will respond promptly to, any (A) comments from the SEC or its staff and (B) requests by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information, and Seller will supply Buyer with copies of all correspondence between Seller or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement. Buyer and its counsel will be given a reasonable opportunity to be involved in the drafting of and review and comment upon the Proxy Statement and any amendment or supplement thereto and any correspondence prior to its filing with the SEC or dissemination to the Seller Stockholders.

(ii)         No amendment or supplement to the Proxy Statement will be made by Seller without the prior approval of Buyer, which will not be unreasonably withheld, conditioned or delayed. If at any time prior to the Stockholders’ Meeting, any information relating to Seller, Buyer or any of their respective Affiliates, directors or officers or the transactions contemplated by this Agreement should be discovered by Seller or Buyer, which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party, and an appropriate amendment, supplement or other filing incorporated by reference into the Proxy Statement describing such information shall be filed by Seller with the SEC and, to the extent required by applicable Legal Requirements, (A) disseminated to the Seller Stockholders and (B) proxies in connection therewith will be resolicited, in each case, as promptly as reasonably practicable.

(iii)       Seller shall cause: (A) the Proxy Statement to include all information required under applicable Legal Requirements to be furnished to the Seller Stockholders in connection with the transactions contemplated by this Agreement and, subject to Section 5.7, to include the Seller Board Recommendation and (B) all documents filed with the SEC in connection with the transactions contemplated by this Agreement to comply as to form and substance with all applicable requirements of the Exchange Act. The information included or incorporated by reference in the Proxy Statement will not at the time (1) the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC, (2) the Proxy Statement is disseminated to Seller Stockholders, or (3) of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances they were made, not misleading. Notwithstanding the foregoing, Seller makes no representation or warranty with respect to statements made in the Proxy Statement regarding Buyer and furnished in writing by Buyer expressly for inclusion in the Proxy Statement. It is understood and agreed that all other information in the Proxy Statement will be deemed to have been furnished by Seller. Buyer shall supply all information regarding Buyer reasonably requested by Seller in connection with the preparation of the Proxy Statement as promptly as practicable.

Section 5.4         Commercially Reasonable Efforts; Notification of Certain Events.

(a)          Subject to the terms and conditions herein provided, each of the Parties will use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the transactions contemplated by this Agreement. Each of the Parties will use its commercially reasonable efforts to promptly obtain all authorizations, consents, orders and approvals of, and to promptly give all notices to and make all filings with, all Governmental Authorities and other Persons that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement, including the consents, waivers, approvals and notices referred to in Schedule 3.5. All such consents, waivers, approvals and notices shall be in writing and in form and substance reasonably satisfactory to Buyer. Executed counterparts of such consents, waivers and approvals shall be delivered to Buyer promptly after receipt thereof, and copies of such notices shall be delivered to Buyer promptly after the making thereof. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, in connection with obtaining such authorizations, consents, orders and approvals from third parties that are not Governmental Authorities, no Party will be required to make payments to any Person, provided, that Seller will remain required to make payments required by the terms of any Contract between Seller and such Person.

(b)          In furtherance and not in limitation of the terms of Section 5.4(a), to the extent not made prior to the date hereof, each Party will make, or cause to be made, an appropriate filing pursuant to the HSR Act (if required by Legal Requirements) and the FTC Order with respect to the transactions contemplated by this Agreement as promptly as practicable following the date of this Agreement, and in no event later than the fifth Business Day after the date hereof, and will supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act or the FTC Order. The Parties agree that they will request early termination of the waiting period under the HSR Act (to the extent any filings thereunder are required by Legal Requirements) and the FTC Order. Without limitation of the foregoing, neither the Parties nor its Affiliates will enter into any Contract with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other Party. Notwithstanding anything herein to the contrary, neither Buyer nor any of its Affiliates will be under any obligation to, nor, without Buyer’s prior written consent (which consent may be withheld in Buyer’s sole discretion), will Seller propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate Order, or otherwise, or agree to any consent decree, hold separate Order or other Order providing for, (i) the sale, divestiture or disposition of any assets or businesses of Buyer or any of its Affiliates or Seller, or the holding separate of any capital stock of any such Person, or the imposition of any limitation on the ability of Buyer or any of its Affiliates, to own such assets, or (ii) the imposition of any other limitation whatsoever on the business activities of Buyer or any of its Affiliates or Seller. Each Party will be responsible for and pay when due its costs, fees and expenses in connection with any filings or other actions of the Parties called for herein and necessitated by the HSR Act, the FTC Order or any similar antitrust or competition Legal Requirements applicable to the Parties with respect to the transactions contemplated by this Agreement.

(c)          Each Party will (i) promptly notify the others of any written communication to that Party from any Governmental Authority and, subject to applicable Legal Requirement, permit the other to review in advance any proposed written communication to any of the foregoing and (ii) furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and its Affiliates on the one hand, and any Governmental Authority on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(d)          Subject to the provisions of this Section 5.4, in the event any Action is commenced which questions the validity or legality of the transactions contemplated by this Agreement or seeks damages in connection therewith, the Parties agree to cooperate and use their commercially reasonable efforts to defend against such Action and, if an Order is issued in any such Action, to use commercially reasonable efforts to have such Order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement.

(e)          Each Party will give prompt written notice to the other of the occurrence, or failure to occur, of any event which occurrence or failure would cause any representation or warranty of Seller or Buyer as the case may be, contained in the Transaction Documents to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing or that would reasonably be expected to result in the failure to satisfy any of the conditions specified in Article VI, or otherwise prohibit, condition or delay the Closing. Notwithstanding anything herein to the contrary, in no event will any notice provided under this Section 5.4(e) be deemed to cure any breach of any such representation or warranty for any purpose under this Agreement.

Section 5.5         Public Announcements. The timing and content of all public announcements regarding any aspect of this Agreement or the transactions contemplated hereby will be mutually agreed upon in advance by the Parties; provided that any Party may make any such announcement or disclosure which it in good faith believes, based on advice of counsel, is required by Legal Requirement or securities listing standard (in which case each party will consult with the other prior to any such announcement or disclosure to the extent reasonably practicable as to the form and content of such disclosure or announcement and will only disclose that information that is required by Legal Requirement based upon advice of counsel).

Section 5.6         Employee Matters.

(a)          Buyer may offer employment from and after the Closing Date to any Employee as the Buyer may determine in its sole discretion, on such terms and conditions as Buyer may determine in its sole discretion, but Buyer will not be obligated to do so pursuant to this Agreement or for any other reason. Those Employees who accept such offers of employment effective as of the Closing Date shall be referred to herein as “Transferred Employees”.

(b)          Seller shall cause each Transferred Employee who participates in the Navidea Biopharmaceuticals, Inc. 401K Plan to be fully vested in his or her account balance under such plan, effective as of the Closing Date.

(c)          With respect to any bonus or commission plans or programs of Seller or its Affiliates that cover Transferred Employees, Seller will pay, or cause to be paid, any such bonus or commission amounts that would have been earned, based on the achievement of the applicable performance measures or objectives, through the Closing Date to the applicable Transferred Employees on the Closing Date.

(d)          With respect to any sale, transaction, change of control bonuses, severance payments, retention payments or similar payments pursuant to agreements, arrangements or promises entered into or made by Seller or any of its Affiliates prior to the Closing and owed to Transferred Employees that are payable by reason of, or in connection with, the execution of this Agreement or the consummation of the transactions contemplated hereby, Seller will pay such amounts to the applicable Transferred Employees on the Closing Date. For the avoidance of doubt, all such bonuses and payments are Retained Liabilities.

(e)          (i) Seller will have the sole responsibility for “continuation coverage” benefits provided on and after the Closing Date for all current and former employees of Seller or any other member of the Controlled Group and “qualified beneficiaries” of such employees for whom a “qualifying event” occurs prior to or on the Closing Date, and (ii) Seller will have the sole responsibility for “continuation coverage” benefits provided after the Closing Date for all current and former employees of Seller or any other member of the Controlled Group who do not become Transferred Employees and “qualified beneficiaries” of such employees for whom a “qualifying event” occurs after Closing Date. Buyer will have the sole responsibility for “continuation coverage” benefits provided after the Closing Date for all Transferred Employees and “qualified beneficiaries” of Transferred Employees for whom a “qualifying event” occurs after the Closing Date. The terms “continuation coverage,” “qualified beneficiaries” and “qualifying event” shall have the meanings ascribed to them under section 4980B of the Code and sections 601-608 of ERISA and any similar state Legal Requiement.

(f)          Following the date of this Agreement, Seller will reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Section 5.6, including, to the extent permitted by applicable Legal Requirement, exchanging information and data relating to payroll, workers compensation, employee benefits and employee benefit plan coverages, and in obtaining any governmental approvals required hereunder.

(g)          This Agreement is not intended by the Parties to, and nothing in this Section 5.6 or otherwise in this Agreement, whether express or implied, will (i) constitute an amendment to any Employee Plan or any employee benefit plan of Buyer or its Affiliates or (ii) confer on any current or former employee of Seller or any other Person (other than the parties to this Agreement) any rights or remedies (including third-party beneficiary rights).

Section 5.7         Exclusivity.

(a)          Acquisition Proposal. Except as may be permitted by Section 5.7(b), Seller shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated all existing activities, discussions or negotiations with any Persons (other than Buyer) conducted heretofore or that may be on-going with respect to, or that would reasonably be expected to lead to, any Acquisition Proposal. From and after the date of this Agreement until the earlier of Closing or the termination of this Agreement in accordance with Article VII, Seller shall not, shall cause its Subsidiaries not to, and shall direct their respective Representatives not to, directly or indirectly, (i) initiate, facilitate, solicit or encourage (including by way of furnishing non-public information), directly or indirectly, inquiries or proposals that constitute, or could reasonably be expected to lead to, any Acquisition Proposal, (ii) initiate, engage or participate in any way with any third party in any discussions or negotiations regarding, or furnish or disclose any non-public information to any third party in connection with, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (except to notify such third party of the existence of the provisions of this Section 5.7), or (iii) except as permitted pursuant to Section 5.7(e) below, enter into any Acquisition Agreement or approve or resolve to approve any Acquisition Proposal, or enter into any agreement, arrangement or understanding that would require Seller to abandon, terminate or fail to consummate the transactions contemplated by this Agreement. Without limiting the foregoing, it is agreed that any violation of the foregoing restrictions by any Representative, whether or not such Person is purporting to act on behalf of Seller or any of its Subsidiaries, or otherwise, will be deemed to be a breach of this Section 5.7 by Seller, and Seller will cause its Representatives to comply with the terms of this Section 5.7.

(b)          Notwithstanding the restrictions set forth in Section 5.7(a), at any time prior to obtaining Stockholder Approval, in response to an unsolicited bona fide written Acquisition Proposal that the Seller Board determines in good faith (after consultation with outside counsel and its financial advisor) constitutes or would reasonably be expected to lead to a Superior Proposal, and which Acquisition Proposal did not otherwise result from a breach of Section 5.7(a), Seller may, if and only to the extent that the Seller Board determines in good faith (after consultation with outside legal counsel) that failure to do so would be reasonably likely to be a violation of its fiduciary duties to the Seller Stockholders under applicable Delaware Legal Requirements, and subject to compliance with Section 5.7(e), (i) contact the Person making such Acquisition Proposal (and its Representatives) solely to clarify the terms and conditions thereof, (ii) furnish non-public information with respect to Seller and its Subsidiaries to the Person making such Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement; provided, however, that all such information has previously been provided to Buyer or is provided to Buyer prior to or substantially concurrent with the time it is provided to such Person, and (iii) participate in discussions or negotiations with the Person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal.

(c)          Notice of Acquisition Proposal. From and after the date of this Agreement until the earlier of Closing or the termination of this Agreement, Seller shall promptly (and in any event within one calendar day following and three Business Days prior to providing any such Person with any information) notify Buyer in the event that Seller receives, directly or indirectly: (i) any Acquisition Proposal; (ii) any request for non-public information relating to Seller or its Subsidiaries by any Person that informs Seller, its Subsidiaries or its Representatives that such Person is considering making, or has made, an Acquisition Proposal; or (iii) any request for discussions or negotiations relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the material terms and conditions thereof and the identity of the other party or parties involved. Seller will (A) promptly keep Buyer reasonably apprised of any material developments, discussions and negotiations with respect to such Acquisition Proposal or inquiry, as well as any material modification of or amendment thereto, (B) promptly upon receipt or delivery thereof, provide Buyer with copies of all drafts and versions of agreements (including schedules and exhibits) and other material documentation or correspondence relating to any Acquisition Proposal exchanged between Seller and such Person or their respective Representatives, and (C) promptly make available to Buyer any non-public information of Seller and its Subsidiaries furnished to any third party in connection therewith that has not previously been provided to Buyer.

(d)          Nothing contained in this Section 5.7 prohibits or will be construed as prohibiting Seller or the Seller Board from (i) complying with its disclosure obligations under federal or state Legal Requirements with regard to an Acquisition Proposal, including but not limited to taking and disclosing to Seller Stockholders a position contemplated by Rule 14D-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to Seller Stockholders if, in the good faith judgment of the Seller Board, after consultation with outside legal counsel, failure to make such disclosure would be inconsistent with applicable Legal Requirements; provided, however, a Seller Adverse Recommendation Change (as defined below) shall only be made in accordance with Section 5.7(e).

(e)          Actions by Seller. Neither the Seller Board nor any committee thereof shall (i) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or cause or permit Seller or its Subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, joint venture agreement, partnership agreement or similar agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.7(b)) (an “Acquisition Agreement”), or (ii)(A) withdraw, amend or modify in a manner adverse to Buyer, or publicly propose to withdraw, amend or modify in a manner adverse to Buyer, the Seller Board Recommendation or (B) recommend, adopt or approve, or propose publicly to recommend adopt or approve, or fail to reject, any Acquisition Proposal (any action described in this clause (ii) being referred to as a “Seller Adverse Recommendation Change”). Notwithstanding the foregoing, if, prior to obtaining Stockholder Approval, the Seller Board determines in good faith that failure to do so would be reasonably likely to be a violation of its fiduciary duties to the Seller Stockholders under applicable Delaware Legal Requirements, Seller may (A) terminate this Agreement pursuant to Section 7.1(h) and cause Seller to enter into an Acquisition Agreement with respect to a Superior Proposal (which was made after the date hereof and did not otherwise result from a breach of this Section 5.7) or (B) following an Intervening Event, make a Seller Adverse Recommendation Change, if, in either case: (x) Seller provides written notice (a “Notice of Adverse Recommendation”) advising Buyer that the Seller Board intends to take such action and specifying the reasons therefor, including, if applicable, the material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Seller Board (it being understood and agreed that any amendment to the amount of consideration or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation); (y) for a period of five Business Days following Buyer’s receipt of a Notice of Adverse Recommendation (or a period of two Business Days in the case of a new Notice of Adverse Recommendation following an amendment to the amount of consideration or any other material term of a Superior Proposal that is the subject of a previously provided Notice of Adverse Recommendation), Seller negotiates with Buyer in good faith to make such adjustments to the terms and conditions of this Agreement as would enable Seller to proceed with its recommendation of this Agreement and the transactions contemplated hereby and not make such Seller Adverse Recommendation Change; and (z) if applicable, at the end of such five Business Day period, the Seller Board continues to believe that the Acquisition Proposal, if any, constitutes a Superior Proposal (after taking into account such adjustments to the terms and conditions of this Agreement).

(f)          Seller shall not release nor permit the release of any Person from, or waive or permit the waiver of any provision of, and Seller shall use its reasonable efforts to enforce or cause to be enforced, any confidentiality, “standstill” or similar agreement to which any of Seller or any of its Subsidiaries is a party, unless the Seller Board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be a breach of its fiduciary duties to Seller Stockholders under applicable Legal Requirement; provided, however, that Seller shall provide to Buyer at least four Business Days’ prior written notice of such upcoming release and/or waiver and specifying the reasons therefor in reasonable detail, including the identities of the parties to such confidentiality, “standstill” or similar agreements; provided, further, however, that Seller shall not release or permit the release from, or waive or permit the waiver of, any provision of any standstill or similar agreement the effect of which would be to permit such Person to effect a transaction without the approval of Seller Board.

(g)          Immediately following the execution of this Agreement, Seller shall request each Person which has heretofore executed a confidentiality agreement in connection with such Person’s consideration of acquiring Seller or the Business to return or destroy all confidential information heretofore furnished to such Person by or on Seller’s behalf.

Section 5.8         Non-Disclosure; Non-Solicitation; Non-Disparagement.

(a)          Confidential Information. Seller recognizes that, due to the nature of its relationship with the Business, Seller and its Affiliates have had, and will have access to, and have developed, confidential business information, proprietary information, and trade secrets relating to the Business. Seller acknowledges that such information is valuable to the Business, and that disclosure to, or use for the benefit of, any Person could cause substantial damage the Business. In recognition that the goodwill and business relationships described herein are Acquired Assets and that loss of or damage to those relationships would destroy or diminish the value of the Business, Seller will, and will cause its Affiliates and Representatives to, at all times maintain the confidentiality of Confidential Information, and Seller will not, and will cause its Affiliates and Representatives to, disclose any such information to any Person, nor will Seller or its Affiliates or Representatives use any Confidential Information for any purpose. Seller’s duty of confidentiality with regard to Confidential Information will not extend to: (i) any information that, at the time of disclosure, had been previously published and was part of the public domain; or (ii) information that is published after disclosure, unless such publication is a breach of this Agreement by such Person or any other obligation of confidentiality.

(b)          Non-Competition. As a material inducement to Buyer to enter into this Agreement, for a period of five years from the Closing Date, Seller will not, directly or indirectly, for itself or any other Person (either as principal, agent, manager, consultant, partner, owner, investor, employee, distributor, dealer, representative, joint venturer, creditor, franchisee or otherwise), engage in any business that competes with the Business in the Territory, including: (i) developing, manufacturing, marketing, selling or distributing any product that accumulates in lymphatic tissue or tumor-draining lymph nodes for the purpose of (A) lymphatic mapping or (B) identifying the existence, location or staging of cancer in a body; (ii) developing, manufacturing, marketing, selling or distributing any product that provides for or facilitates any test or procedure that is reasonably substitutable for any test or procedure provided for or facilitated by the Business Product; or (iii) marketing any products for unapproved uses that allow such products to compete with the Business Product; in each case, regardless of whether Seller utilizes any Business Intellectual Property Rights; provided, however, that Seller’s actions that relate to obtaining the approval of Governmental Authorities in order to sell products outside of the Territory that may compete with the Business shall not violate the provisions hereof so long as (x) such products are, at the time of development and approval, solely intended to be marketed, sold or distributed outside of the Territory, (y) such products are not developed in breach of the License-Back Agreement, and (z) no marketing or commercialization of such products to the public occurs within five years from the Closing Date.

(c)          Non-Solicitation. For a period of five years from the Closing Date, Seller will not, either directly or indirectly (individually, or through or on behalf of another Person, as owner, partner, agent, employee, consultant, or in any other capacity), engage in any of the following activities: (i) hire, solicit, encourage, or engage in any activity or otherwise attempt to induce any Transferred Employee or other then-current employee of the Business in the Territory, to terminate his or her employment or relationship with Buyer or its Affiliates, (ii) in any way interfere with the relationship between Buyer or its Affiliates and any employee of the Business, including Transferred Employees, or (iii) induce or attempt to induce any customer, supplier, licensee, or business relation of the Business to cease doing business with Buyer or its Affiliates in the Territory or in any way interfere with the relationship between any customer, supplier, licensee or business relation of the Business. Notwithstanding anything else to the contrary contained in this paragraph, Seller shall be permitted to solicit and hire any former employee of the Business that is involuntarily terminated from his or her employment with Buyer or its Affiliates; provided, however, that such employment of any former employee may not be for purposes that are of would be in violation of Sections 5.8(a) and (b).

(d)          Nondisparagement. No Party will at any time disparage in any material respect another Party or any of such other Party’s Representatives, or the reputation of any of the foregoing Persons of the businesses of any of them.

(e)          Off-label Uses. Each Party shall use its good faith, commercially reasonable efforts to ensure that all labeling with respect to the products manufactured by or for the benefit of Buyer or Seller, as applicable, for a period of five years from the Closing Date shall not suggest that users thereof may use such products in any manner (such as promoting “off-label” use) that would violate the restrictions of such Party set forth in Section 5.8(b) or the License-Back Agreement.

(f)          Enforcement. If, at the time of enforcement of the covenants contained in this Section 5.8 (the “Restrictive Covenants”), a Governmental Authority holds that the duration, scope or area restrictions stated herein are unreasonable under the circumstances then existing, the Parties agree that the maximum enforceable duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the Governmental Authority will be allowed and directed to revise the restrictions contained herein to cover such maximum period, scope and area permitted by applicable Legal Requirement. Each Party has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and areas restrictions and are necessary to protect, among other things, the goodwill of the Business and the substantial investment in the Business made by Buyer. Each Party further agrees that it will not challenge the reasonableness of the duration, scope and area restrictions in any Action with respect to the Restrictive Covenants, regardless of who initiates such Action.

(g)          Each Party acknowledges that the other Party is entitled to an injunction, restraining Order or other equitable relief from any Governmental Authority of competent jurisdiction in the event of any breach of the Restrictive Covenants without the necessity of proving actual Losses or posting any bond. The rights and remedies provided by this Section 5.8 are cumulative and in addition to any other rights and remedies that each Party may have hereunder or at law or in equity. Notwithstanding anything contained in this Agreement to the contrary, if a Party breaches the Restrictive Covenants and the aggrieved Party seeks and obtains an injunction, restraining Order or other equitable relief from any Governmental Authority of competent jurisdiction, the five-year period referred to in this Section 5.8 will be computed from the date relief is granted to the aggrieved Party instead of from the Closing Date and reduced by any time following the Closing Date during which such breaching Party complied with its obligations hereunder.

Section 5.9         Release; Termination of Distribution Agreement.

(a)          Effective as of the Closing, each Party hereby irrevocably waives, releases and discharges, and will cause each of their respective Affiliates not to assert, to the fullest extent permitted by applicable Legal Requirement, any claims, or take or bring any Actions, against the other Party or the Business, and each of their respective directors, officers, stockholders, members or managers, in relation to any and all Actions, debts, accounts, bonds, bills, covenants, Contracts, controversies, agreements, Liabilities, executions, variances, claims and other obligations of whatever kind or nature, in law, equity or otherwise, arising from, connected or related to, caused by or based on any facts, conduct, activities, agreements, transactions, events or occurrences known or unknown, of any type that existed, occurred, happened, arose or transpired from the beginning of time through the Closing Date.

(b)          Seller and Buyer hereby agree that the Supply and Distribution Agreement, dated November 15, 2007, between Seller and Buyer (the “Supply and Distribution Agreement”), will be terminated effective as of the Closing and that the provisions thereof shall be of no further force and effect from and after the Closing. Seller and Buyer, on behalf of themselves and their Affiliates, irrevocably release and forever discharge each other, effective as of the Closing, from all of their respective duties, obligations and Liabilities under such Supply and Distribution Agreement (other than any indemnification, notification or data sharing obligations which shall survive the termination).

(c)          Notwithstanding the foregoing, nothing in this Section 5.9 will (a) affect rights or obligations under this Agreement or any other Transaction Document or (b) operate to release any payment or indemnification obligations, any rights to indemnification, or any notification or data sharing obligations, in each case, that by their terms expressly survive an termination of the Supply and Distribution Agreement.

Section 5.10       Tax Matters.

(a)          Property Taxes (as defined below) with respect to the Acquired Assets attributable to the taxable year of the Closing will be prorated as of the Closing with Seller being liable for such Taxes attributable to the days in the taxable year through the Closing Date and Buyer being liable for such Taxes attributable to days in the taxable year after the Closing Date. Proration of Property Taxes shall be made on the basis of the most recent officially certified Tax valuation and assessment for the Acquired Assets. If such valuation pertains to a taxable year or period other than that in which the Closing occurs, such proration shall be recalculated at such time as actual Tax bills for such period are available and the parties shall cooperate with each other in all respects in connection with such recalculation and pay any sums due in consequence thereof to the party entitled to recover the same within sixty days after the issuance of such actual Tax bills. For purposes of this Section 5.10(a), “Property Taxes” means ad valorem Taxes, property Taxes, general assessments and special assessments with respect to the Acquired Assets.

(b)          Seller shall bear all Transfer Taxes incurred, imposed, assessed, or payable against Seller in connection with or as a result of this Agreement. Each Party shall cooperate as reasonably requested to minimize such Transfer Taxes, including with respect to any available exemption from such Transfer Taxes. Each Tax Return with respect to a Transfer Tax shall be prepared by the Party that customarily has primary responsibility for filing such Tax Return pursuant to applicable Legal Requirements.

(c)          Each Party will cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation, execution and filing of Tax Returns pursuant to this Section 5.10 and any Actions with respect to Taxes. Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Returns and Actions and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, that in no event will Buyer be required to provide a copy of any Tax Returns of Buyer or its Affiliates to any other Person. Seller agrees (i) to retain all books and records with respect to Tax matters pertinent to the Acquired Assets or the Business relating to any taxable period beginning before the Closing Date until three months following the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Buyer so requests, Seller will allow Buyer to take possession of such books and records.

(d)          As promptly as practicable after the 30th Business Day following the determination of the Final Purchase Price pursuant to Section 2.7, Buyer will deliver to Seller an allocation of the Purchase Price (and other applicable amounts for Tax purposes) among the Acquired Assets, in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar U.S. state or local Legal Requirement) (the “Allocation”). Each Party will prepare and file, and cause his or its Affiliates to prepare and file, all Tax Returns on a basis consistent with the Allocation (including IRS Form 8594 and any equivalent U.S. state or local forms) and will take no position, and cause his or its Affiliates to take no position, inconsistent with the Allocation on any Tax Return or in any audit or other Action with respect to Taxes or otherwise. In the event that the Allocation is disputed by any Taxing Authority, the Party receiving notice of the dispute will promptly notify the other Party of such dispute, and each Party agrees to use its commercially reasonable efforts to defend such Allocation in any audit or other Action and not to settle or otherwise dispose of such audit or other Action without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

(e)          Notwithstanding anything to the contrary in this Agreement, each Party will reimburse the other Party for any Taxes paid by such Party (or any of its Affiliates) that are the responsibility of the other Party pursuant to this Agreement within ten Business Days after payment of such Taxes.

Section 5.11      Split of Shared Contracts. The Contracts listed on Schedule 5.11 (the “Shared Contracts”) pertain partially to the Business and partially to other business activities of Seller. Between the date of this Agreement and the Closing Date, the Parties will use commercially reasonable efforts (or, with respect to any Contract designated with an asterisk on Schedule 5.11, Seller will use best efforts), and will continue those efforts after Closing, to obtain the consent of the other contract parties to the Shared Contracts to split the Shared Contracts into two separate contracts, one covering the deliveries, services or other performances pertaining to the Business and the other covering the deliveries, services or other performances pertaining to the other business activities of Seller. Section 5.4(a) will apply mutatis mutandis with respect to obtaining consent to split a Shared Contract.

Section 5.12      Transfer of Certain Funds Received Post-Closing. With respect to any and all amounts received or collected by Seller from and after the Closing (a) attributable to, or in respect of, any Acquired Asset or the Business (other than the Excluded Assets) and (b) which become the property of Buyer as a result of the consummation of the transactions contemplated by this Agreement, Seller shall provide notice of such receipt or collection to Buyer and pay promptly (and in any event within five Business Days of their receipt or collection) to Buyer any and all such amounts so received or collected by wire transfer of immediately available funds to an account specified by Buyer or by other means acceptable to Buyer.

Section 5.13      Use of Name.

(a)          From and after the Closing, Buyer will acquire Seller’s right to the use of the name “Lymphoseek” and other similar names, and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems or signs containing or comprising the foregoing, or otherwise used in the Business, including any name or mark confusingly similar thereto (collectively, the “Seller Marks”) and Seller shall not, and shall not permit any of its Affiliates to, use such name or any variation or simulation thereof, except to the extent permitted under the License-Back Agreement. The term “Navidea” is not a Seller Mark and Seller’s use is not subject to the prohibitions in this Section.

(b)          Seller hereby grants to Buyer a limited, non-transferable, non-sublicensable (except to Affiliates), non-exclusive and royalty free license, for the longer of (i) a 12-month period following the Closing Date, or (ii) the time period required to sell all Product Inventory, to use the names and marks “Navidea” and any Trademark derived from, confusingly similar to or including the foregoing in connection with the sale of any Product Inventory.

Section 5.14       Regulatory Matters.

(a)          Transfer of Product Registrations. At the Closing or as soon as possible thereafter (and, in any event, within five Business Days), Seller shall assign to Buyer, and Buyer shall assume from Seller, all of Seller’s right, title, and interest existing as of the Closing Date in and to the Product Registrations for the Business Products. Seller and Buyer shall execute and deliver to the FDA and other appropriate Governmental Authorities letters required by the FDA, the form of which is attached hereto as Exhibit G, and such documents and instruments of conveyance sufficient to effectuate the transfer of the Product Registrations under the Legal Requirements of each additional applicable jurisdiction in the Territory on the Closing Date. Each Party shall ensure that each such document or instrument of conveyance, along with all other information and data submitted in connection therewith, is true, complete and correct in all material respects as of the date of filing.

(b)          Transfer of Assumed Clinical Trials. Seller shall assign to Buyer all of Seller’s right, title, and interest existing as of the Closing Date in and to the Assumed Clinical Trials and the Assumed Clinical Trial Authorizations, in accordance with the timelines and procedures set forth in the Transition Services Agreement. Buyer shall take all steps necessary and use its best efforts to achieve such timelines and perform such procedures. Upon the transfer to Buyer of all Assumed Clinical Trial Authorizations, Buyer, or, if required by applicable Legal Requirement, Seller shall be responsible for notifying the clinical investigative sites and investigators participating in the Assumed Clinical Trials (collectively, the “Investigators”) regarding the termination of Seller’s responsibility for the applicable Assumed Clinical Trial and the assumption of sponsorship and control of such Assumed Clinical Trial by Buyer. Buyer shall be responsible for executing any required amendments or agreements with the Investigators in connection with the foregoing, and will be solely responsible for ensuring that all Assumed Clinical Trials are transferred, assumed, and conducted in compliance with all applicable Legal Requirements, including (i) the FDA Act and its implementing regulations, including, but not limited to, 21 C.F.R. Parts 11, 50, 54, 56 and 312, (ii) HIPAA and its implementing regulations, including, but not limited to 45 C.F.R. Part 160 and Part 164, Subparts A and E (Privacy Rule) and C (Security Rule), (iii) Directive 2001/20/EC of the European Parliament and of the Council, relating to the implementation of good clinical practice in the conduct of clinical trials on medicinal products for human use and any applicable legislation promulgated thereunder, and (iv) Directive 95/46/EC of the European Parliament and of the Council, and any applicable legislation promulgated thereunder, and all other Legal Requirements applicable to the Assumed Clinical Trials.

(c)          Governmental Authority Contacts. From the Closing until the transfer to Buyer of a Product Registration held by Seller pursuant to the terms of this Section 5.14, (i) Buyer shall have the right to make all communications with any Governmental Authorities in the Territory regarding such Product Registration; provided that Seller is advised of and included in such communications, and (ii) Seller shall not make any such communications without the prior approval of Buyer. From and after the transfer to Buyer of each Product Registration held by Seller pursuant to the terms hereof, Buyer shall be solely responsible and liable for: (A) taking all actions, paying all fees and conducting all communication with the appropriate Governmental Authority in respect of each Product Registration, including preparing and filing all reports (including adverse drug experience reports) with the appropriate Governmental Authority; (B) taking all actions and conducting all communication with third parties in respect of Business Products sold pursuant to such Product Registration (whether sold before or after transfer of such Product Registrations), including responding to all complaints in respect thereof; and (C) investigating all adverse drug experiences and product complaints in respect of Business Products. Notwithstanding the foregoing, Seller, at its sole discretion, may continue to interact with Governmental Authorities regarding Business Products prior to the transfer of Product Registrations to Buyer.

(d)          Product Complaints. Subject to the provisions of the Safety Data Exchange Agreement, Buyer shall be responsible for responding to any complaint related to any Business Product that is received by either Buyer or Seller on any date following the later of (i) the Closing Date or (ii) the transfer date of the applicable Product Registration for such Business Product, from any source and for investigating and analyzing such product complaint and making required reports to the FDA and equivalent foreign Governmental Authorities, regardless of whether the Business Product involved was sold by Seller or Buyer. Subject to the provisions of the Transition Services Agreement and the Safety Data Exchange Agreement, each Party shall promptly notify the other in the event such a Party receives such a product complaint relating to a Business Product lot manufactured by Seller, and Seller shall, and shall cause its Subsidiaries to, notify Buyer of all product complaints received by Seller or its Subsidiaries relating to the Business Product. A product complaint received by Seller or its Subsidiaries that also involves an adverse experience report shall be reported by Seller or its Subsidiaries to Buyer as set forth in the Transition Services Agreement or the Safety Data Exchange Agreement. Buyer and Seller shall, and Seller shall cause its Subsidiaries to, cooperate with each other in connection with any investigation and response to any product complaint.

(e)          Permission to Reference Data. Seller shall not have the right to use, reference, modify, amend or supplement any of the Product Registrations (and Buyer shall not be obligated to permit any such use, reference, modification, amendment or supplement), except that Seller shall have the right to reference data in IND 061757 and NDA 202207 only to the extent reasonably necessary for Seller to develop, manufacture, market, sell or distribute New Products (as defined in the License-back Agreement) under one or more new product registrations.

Section 5.15       Further Assurances.

(a)          Subject to the terms and conditions of this Agreement, upon the request of either Seller or Buyer, each of the Parties will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the transactions contemplated by this Agreement. Seller shall provide all cooperation reasonably requested by Buyer in connection with any effort by Buyer to establish, perfect, defend, or enforce its rights in or to the Acquired Assets, including executing further consistent assignments, transfers and releases, and causing its Representatives to provide good faith testimony by affidavit, declaration, deposition or other means. Seller will refer all customer inquiries relating to the Business in North America and the United States territories to Buyer from and after the Closing. Seller will, and will cause its Affiliates and their respective Representatives to, cooperate and assist Buyer with an orderly transition of the Business and Acquired Assets to Buyer.

(b)          Following the Closing, in the event an Acquired Asset has not been properly transferred to Buyer or its designee, Seller shall cause all right, title and interest in and to such Acquired Asset to be transferred to Buyer or its designee, and such transfer shall be effected free and clear of any Liens (other than Permitted Liens) and without the requirement for Buyer or its Affiliates to pay any additional consideration or otherwise incur any Liabilities (other than those that would be incurred by any owner of such Acquired Asset as a result of such ownership).

Section 5.16      Consents of Third Parties. Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Assumed Contract which by its terms or by Legal Requirement is nonassignable without the consent of a third party or a Governmental Authority or is cancelable by a third party in the event of an assignment unless and until such consent shall have been obtained. Seller shall, and shall cause each of its Affiliates to, cooperate with Buyer, at its request, in endeavoring to obtain any such consent promptly. If any such consent is not obtained, Buyer and Seller shall cooperate to ensure that Buyer would obtain the benefits and perform and discharge the obligations under the applicable Assumed Contract, including sub-contracting, sublicensing or subleasing to Buyer, and under which Seller would enforce for the benefit of Buyer, with Buyer being responsible for the performance and discharge of the obligations of Seller, any and all rights of Seller against a third party.

Section 5.17      Insurance. With respect to events or circumstances relating to the Acquired Assets, Assumed Liabilities or the Transferred Employees that occurred or existed prior to the Closing that are covered by Seller’s occurrence-based liability insurance policies and any workers’ compensation insurance policies and/or comparable workers’ compensation self-insurance, state or country programs that are in effect prior to the Closing Date (the “Pre-Closing Insurance”), Buyer may make claims under such policies after the Closing, subject to the terms and conditions thereof, and Seller will take such actions as may be requested by Buyer in connection with the tendering of such claims to the applicable insurers under such Pre-Closing Insurance and to provide Buyer with the net proceeds it realizes with respect to such claims. With respect to any open claims against Seller’s insurance policies relating to the Assumed Assets, Assumed Liabilities or Transferred Employees prior to the Closing, Seller shall use its commercially reasonable efforts, at Buyer’s expense, to pursue such claims and obtain such expected proceeds.

Section 5.18      Access to Records Post-Closing. For a period of six years after the Closing Date, the Parties will afford one another and their respective Representatives reasonable access to all of the books and records related to the Business to the extent that such access may reasonably be required by another Party in connection with Tax or litigation matters (excluding litigation between Buyer or any Affiliate on the one hand and Seller or any Affiliate on the other hand) relating to the Business prior to the Closing Date. Such access shall be afforded upon receipt of reasonable advance notice and during normal business hours, and the requesting Party shall not be responsible for any costs or expenses incurred by it pursuant to this Section 5.18, except for reasonable out-of-pocket expenses incurred by the Party of whom the request was made. If a Party desires to dispose of any of such books and records prior to the expiration of such six-year period, that Party will, prior to such disposition, give the other Parties a reasonable opportunity, at such other Party’ expense, to segregate and remove such books and records as such other Party may select.

Section 5.19      Stockholder Litigation. Prior to Closing, Seller will give Buyer the opportunity to participate in the defense or settlement of any stockholder litigation against Seller and/or its directors or executive officers relating to the transactions contemplated by this Agreement, whether commenced prior to or after the execution and delivery of this Agreement. Seller agrees that it will not prior to Closing settle or offer to settle in exchange for the payment of funds any litigation commenced prior to or after the date of this Agreement against Seller or any of its directors or executive officers by any stockholder of Seller relating to this Agreement or any transactions contemplated hereby without the prior written consent of Buyer, which will not be unreasonably withheld or delayed.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1        Mutual Conditions. The respective obligations of each Party to consummate, or cause to be consummated, the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a)          No Legal Restraint. There will be no (i) Legal Requirement of any nature issued by a Governmental Authority of competent jurisdiction that restrains, enjoins or otherwise prohibits, or has the effect of restraining, enjoining or otherwise prohibiting, the transactions contemplated by any Transaction Document from being consummated as herein provided, or (ii) pending Action seeking to prohibit, prevent, make illegal, delay or otherwise interfere with the consummation of any of the transactions contemplated by this Agreement.

(b)          HSR Waiting Period. If a filing is made under the HSR Act pursuant to Section 5.4(b), then the waiting period (and any extension thereof) under the HSR Act will have expired or will have been terminated.

(c)          Stockholder Approval. The Stockholder Approval shall have been obtained.

(d)          UCSD License Agreements. The UCSD-to-Buyer License Agreement shall have been executed by each of UCSD and Buyer, and the UCSD-to-Seller License Agreement shall have been executed by each of UCSD and Seller.

Section 6.2        Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement will be subject to the fulfillment prior to or at Closing of each of the following conditions, any and all of which may be waived, in whole or in part, by Buyer to the extent permitted by applicable Legal Requirement:

(a)          Representations and Warranties. (i) The Fundamental Representations of Seller shall be true and correct in all material respects as of the date hereof and as of the Closing Date, and (ii) all other representations and warranties set forth in Articles III and IV shall be true and correct (without regard to any qualifications therein as to “materiality” or Material Adverse Effect, except for purposes of the representations and warranties contained in Section 3.7(a)) as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or as of the specific date referred to for any representation or warranty which specifically refers to an earlier date), except in each case for breaches or inaccuracies of such representations or warranties that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b)          Covenants. Seller shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by Seller under the terms of this Agreement on or prior to or at Closing.

(c)          Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred.

(d)          Receipt of Permits. Buyer shall have received all Permits and approvals for Regulatory Agencies necessary for the operation of the Business as presently conducted.

(e)          Transaction Documents. Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and all other documents and deliveries as are set forth in Section 2.9(a).

(f)          Certain Agreements.

(i)          Buyer shall have received, effective on the Closing Date, duly executed counterparts to an amendment to the agreement(s) set forth on Schedule 6.2(f)-1, on terms and conditions satisfactory to Buyer.

(ii)         Seller shall have terminated, effective on or before the Closing Date, the agreement(s) set forth on Schedule 6.2(f)-2, in each case, on terms and conditions satisfactory to Buyer.

(iii)          Seller shall have terminated, effective on or before the Closing Date, all rights to use any trademarks of Navidea, including the name Lymphoseek, granted to a third party pursuant to the agreement(s) set forth on Schedule 6.2(f)-3, which termination is evidenced by the letter provided to Buyer in the Data Room on or prior to the date hereof.

(g)          Retention Agreements. Each of the individuals set forth on Schedule 6.2(g) shall have entered into retention agreements with Buyer or one of its Affiliates, in each case on terms and conditions satisfactory to Buyer.

(h)          Product Registrations. The Product Registrations shall have been transferred in accordance with applicable Legal Requirement from Seller to Buyer in the Territory.

(i)          FTC Order. The waiting period (and any extension thereof) under the FTC Order will have expired or will have been terminated or otherwise determined to be inapplicable.

(j)          FAR Closing. All investigations relating to the Field Alert Report submitted by Seller to the FDA on March 31, 2016 will have been completed and closed, and any flawed assay method that may be the root cause for the failure that led to the Field Alert Report will have been addressed, to the reasonable satisfaction of Buyer.

(k)          Supplier Audits. All supplier audits due in 2016 will have been completed to the satisfaction of Buyer.

Section 6.3        Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived in whole or in part by Seller to the extent permitted by applicable Legal Requirement:

(a)          Representations and Warranties. (i) The Fundamental Representations of Buyer shall be true and correct in all material respects as of the date hereof and as of the Closing Date and (ii) all other representations and warranties set forth in Article V shall be true and correct (without regard to any qualifications therein as to “materiality”) as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or as of the specific date referred to for any representation or warranty which specifically refers to an earlier date), except in each case for breaches or inaccuracies of such representations or warranties that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

(b)          Covenants. Buyer shall have performed, in all material respects, all of the covenants and obligations which are to be performed by it under the terms of this Agreement at or prior to the Closing.

(c)          Transaction Documents. Buyer shall have delivered to Seller duly executed counterparts to the Transaction Documents (other than this Agreement) and all other documents and deliveries as are set forth in Section 2.9(b).

ARTICLE VII
TERMINATION

Section 7.1        Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to Closing:

(a)          by mutual written consent of Buyer and Seller;

(b)          by either Buyer of Seller, if the Closing will not have been consummated on or before the date that is 180 days after the date of this Agreement (as may be extended pursuant to the terms hereof, the “Termination Date”), unless extended by written agreement of the Parties; provided, however, that the right to terminate this Agreement under this paragraph will not be available to any Party whose failure to fulfill or comply with any obligation or covenant under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date;

(c)          by Buyer (so long as Buyer is not then in material breach of any of its representations, warranties or covenants contained in this Agreement), if a breach of this Agreement by Seller results or would result in any of the conditions set forth in Sections 6.1 or 6.2 not being satisfied and such breach cannot be cured or, if curable, remains uncured for a period of 30 days after Seller has received written notice from Buyer of the occurrence of such breach (or, if earlier, the Termination Date), and such conditions have not been waived by Buyer;

(d)          by Seller (so long as Seller is not then in material breach of any of its representations, warranties or covenants contained in this Agreement), if a breach of this Agreement by Buyer results or would result in any of the conditions set forth in Sections 6.1 or 6.3 not being satisfied and such breach cannot be cured or, if curable, remains uncured for a period of 30 days after Buyer has received written notice from Seller of the occurrence of such breach (or, if earlier, the Termination Date), and such conditions have not been waived by Seller;

(e)          by either Buyer or Seller, if any Governmental Authority will have issued an Order or Legal Requirement enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or Legal Requirement will have become final and nonappealable, except that the right to terminate this Agreement and abandon the transactions contemplated by this Agreement under this paragraph will not be available to any Party whose failure to fulfill or comply with any obligation or covenant under this Agreement has been the cause of, or resulted in, the issuance of such nonappealable Order or Legal Requirement;

(f)          by either Buyer or Seller if the Stockholders’ Meeting (including any adjournment or postponement thereof in accordance with the terms of this Agreement) has concluded, the Seller Stockholders have voted, and the Stockholder Approval was not obtained;

(g)          by Buyer if (i) a Seller Adverse Recommendation Change shall have occurred or Seller has failed to include the Seller Board Recommendation in the Proxy Statement; (ii) the Seller Board fails to reconfirm the Seller Board Recommendation within five (5) Business Days after receipt of a request by Buyer, provided that any such request may only be made after notice of any of the following events (as any of such events may occur from time to time): (A) receipt by Seller of an Acquisition Proposal, (B) any material change to an Acquisition Proposal, (C) a public announcement of any transaction to acquire a material portion of the assets or business of Seller, including any Acquired Assets by a Person other than Buyer or any of its Affiliates and (D) any other material event or circumstance reasonably related to the transactions contemplated by this Agreement or the consummation thereof; (iii) Seller or the Seller Board makes any public disclosure with respect to any Acquisition Proposal that (A) does not reaffirm the Seller Board Recommendation, (B) goes beyond a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, or (C) does not expressly reject such Acquisition Proposal; (iv) the Seller Board shall have resolved to do any of the foregoing; or (v) Seller violates or breaches in any material respect any of its obligations pursuant to Section 5.7; or

(h)          by Seller, at any time prior to obtaining the Stockholder Approval, if the Seller Board shall have approved in compliance with Section 5.7, and Seller shall concurrently with such termination enter into, an Acquisition Agreement providing for the implementation of the transactions contemplated by a Superior Proposal; provided, however, that prior thereto and as a condition precedent thereof, Seller shall have paid the Termination Fee and Expense Reimbursement in accordance with Section 7.3(a).

Section 7.2        Effect of Termination. If this Agreement is terminated pursuant to Section 7.1 hereof, (a) all rights and obligations of the Parties hereunder will terminate and no Party will have any Liability to the other, except for obligations of the Parties in Section 5.1(b), Section 5.5, Section 5.9(b), this Section 7.2, Section 7.3, and Article IX, which will survive the termination of this Agreement and (b) termination will not relieve any Party from Liability for any intentional or willful breaches of this Agreement prior to the date of such termination. An “intentional or willful breach” means a breach or failure to perform, in each case, that is the consequence of an act or omission by a Party with the actual knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause a breach of this Agreement.

Section 7.3        Termination Fee; Extension of Supply and Distribution Agreement.

(a)          If (i) Seller terminates this Agreement pursuant to Section 7.1(h) or (ii) Buyer terminates this Agreement pursuant to Section 7.1(g), then Seller shall (A) pay to Buyer $3,000,000 in cash (the “Termination Fee”) and (B) reimburse Buyer for up to an aggregate of $2,000,000 for the Buyer’s documented out-of-pocket expenses in connection with this Agreement and the transactions contemplated hereby (the “Expense Reimbursement”); provided, however, that if the term of the Supply and Distribution Agreement is extended in accordance with Section 7.3(b), then Buyer will only be eligible to receive the Expense Reimbursement and not the Termination Fee. For the sake of clarity, and notwithstanding anything to the contrary herein, Seller shall not be obligated to pay the Termination Fee more than once hereunder.

(b)          If this Agreement is terminated pursuant to this Article VII, and within twelve (12) months after such termination, Seller or any of its Subsidiaries accepts a written offer for, or otherwise enters into an agreement to consummate or consummates, one or more transactions that, directly or indirectly, result in a sale, license or other transfer of the Business, the Business Product or all or substantially all of Seller or its assets to a third party (whether or not such transaction would constitute a Superior Proposal), then subject to the applicable requirements of the FTC Order, the Supply and Distribution Agreement shall be extended under its existing terms for a period of three years from its then-existing expiration date. If the Parties are unable to extend the term of the Supply and Distribution Agreement under the FTC Order, due to the action of any other Governmental Authority or for any other reason, Buyer will be eligible to receive the Termination Fee.

(c)          If this Agreement is terminated pursuant to Section 7.1(c) or 7.1(f), then (i) Seller will pay to Buyer the Expense Reimbursement and (ii) if (A) prior to such termination there exists an Acquisition Proposal (whether or not such offer or proposal has been rejected or has been withdrawn prior to the time of such termination) and (B) within twelve (12) months after such termination, Seller or any of its Subsidiaries accepts a written offer for, or otherwise enters into an agreement to consummate or consummates, an Acquisition Proposal, then upon the signing of a definitive agreement relating to such Acquisition Proposal, or, if no such agreement is signed, then upon consummation of any such Acquisition Proposal, Seller will pay to Buyer the Termination Fee unless Buyer elects to extend the term of the Supply and Distribution Agreement in accordance with Section 7.3(b) and such term is actually so extended.

(d)          All Expense Reimbursements will be paid concurrently with the termination of this Agreement (assuming reasonable documentation therefor has been provided), and all Termination Fees will be paid (i) no later than five (5) Business Days after the date of such termination if terminated by the Buyer pursuant to Section 7.1(g), (ii) prior to or concurrently with such termination if terminated by Seller pursuant to Section 7.1(h), and (iii) the earlier of the date of Seller’s entry into an agreement providing for, or consummating, an Acquisition Proposal if terminated pursuant to Section 7.1(b), 7.1(f) or 7.1(c), in each case, unless Buyer elects to have the term of the Supply and Distribution Agreement extended in accordance with Section 7.3(b), in which case, if such term is not so extended (under the FTC Order, due to the action of any other Governmental Authority or for any other reason), the Termination Fees will be paid no later than five (5) Business Days after Buyer notifies Seller in writing that Buyer is no longer seeking an extension of the term of the Supply and Distribution Agreement pursuant to Section 7.3(b).

(e)          The Parties acknowledge that (i) the provisions of this Section 7.3 are an integral part of the Transactions, (ii) the amount of, and basis for payment of, the Termination Fee (or extension of the Supply and Distribution Agreement) and Expense Reimbursement are reasonable and appropriate in all respects, and (iii) without those provisions, the Parties would not enter into this Agreement. Accordingly, if Seller fails to pay in a timely manner the Termination Fee or the Expense Reimbursement, and in order to obtain such payment, Buyer makes a claim that results in a judgment for the amounts set forth in this Section 7.3, Seller will pay to Buyer its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount set forth in this Section 7.3 at the rate announced by Bank of America, N.A. as its prime rate in effect on the date such payment was required to be made hereunder. Payment of the amounts described in this Section 7.3 will not be in lieu of damages incurred in the event of breach of this Agreement.

ARTICLE VIII
SURVIVAL; INDEMNIFICATION

Section 8.1        Survival of Representations, Warranties and Covenants. Each of the representations and warranties set forth in this Agreement or in any certificate delivered pursuant to Section 2.9(a)(iv) or Section 2.9(b)(ii) will survive the Closing and remain in full force and effect until the date that is the three year anniversary of the Closing Date (the “Survival Date”), except that the Fundamental Representations will survive the Closing and remain in full force and effect until expiration of the applicable statute of limitations. The covenants will survive the Closing until the Survival Date; provided, however, that any covenant contained in this Agreement that, by its terms, provides for performance following the Closing will survive and continue in full force and effect until such covenant is performed or observed in accordance with its terms. Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought under this Agreement prior to the Survival Date will survive the time at which it would otherwise terminate pursuant to the preceding sentence if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity has been given to the party against whom indemnification may be sought prior to such time.

Section 8.2        Indemnification.

(a)          Indemnification by Seller. Subject to the limitations expressly set forth in this Article VIII, from and after the Closing, Seller will indemnify, defend and hold harmless Buyer and its Affiliates, Representatives, equityholders, successors and assigns (all such foregoing Persons, collectively, the “Buyer Indemnitees”) from and against any Losses the Buyer Indemnitees may suffer, sustain or become subject to, arising out of, in connection with or resulting from:

(i)          any breach or inaccuracy of any representation or warranty of Seller contained in this Agreement, any other Transaction Document or in any certificate, instrument or document delivered by Seller pursuant to this Agreement;

(ii)         any breach of any covenant to be performed by Seller pursuant to this Agreement, any other Transaction Document or any agreement or instrument executed in connection herewith or pursuant hereto;

(iii)        any Excluded Asset or Retained Liability; and

(iv)        any items set forth on Schedule 8.2(a)(iv).

(b)          Indemnification by Buyer. Subject to the limitations expressly set forth in this Article VIII, from and after the Closing, Buyer will indemnify, defend and hold harmless Seller and Seller’s Affiliates, Representatives, successors and assigns (all such foregoing persons, collectively, the “Seller Indemnitees”) from and against any Losses Seller Indemnitees may suffer, sustain or become subject to, arising out of, in connection with or resulting from:

(i)          any breach or inaccuracy of any representation or warranty of Buyer contained in this Agreement, any other Transaction Document or in any certificate, instrument or document delivered by Buyer pursuant to this Agreement;

(ii)         any breach of any covenant to be performed by Buyer pursuant to this Agreement, any other Transaction Document or any agreement or instrument executed in connection herewith or pursuant hereto; and

(iii)        to the extent not otherwise subject to indemnity pursuant to this Section 8.2, any Assumed Liability.

Section 8.3         Limitations on Liability; Calculation of Losses.

(a)          With respect to Losses arising pursuant to Sections 8.2(a)(i) or 8.2(b)(i), the Buyer Indemnitees or Seller Indemnitees, as applicable, will not be entitled to indemnification under this Agreement until the aggregate amount of Losses for which Seller Indemnitees or the Buyer Indemnitees, as applicable, would be liable thereunder exceeds $400,000, in which case the Buyer Indemnitees or Seller Indemnitees, as applicable, will be entitled to indemnification for the aggregate amount of all such Losses in excess of such amount. Seller will not be required to provide indemnification for Losses under Section 8.2(a)(i) in excess of fifteen percent (15%) of the Purchase Price. Notwithstanding the foregoing, the limitations on liability provided in this Section 8.3(a) will not apply to indemnification claims with respect to any Fundamental Representation; provided, however, that Seller will not be required to provide indemnification for aggregate Losses in excess of the Purchase Price under Section 8.2(a)(i) with respect to any breach of a Fundamental Representation.

(b)          No party will have any liability to any other Person with respect to any Losses under this Article VIII arising out of, resulting from, relating to, in the nature of, or caused by any Liability to the extent that the Liability giving rise to such Loss (or a part thereof) with respect to such matter has actually been taken into account (and only to the extent so taken) in the determination of Final Closing Purchase Price as finally determined pursuant to Section 2.7.

(c)          For purposes of determining the amount of any Losses in respect of any breach or inaccuracy of any representation or warranty contained in this Agreement (but not for purposes of determining whether a breach or inaccuracy has occurred), any express qualifications or limitations set forth in such representation, warranty or covenant as to materiality, Material Adverse Effect or other words of similar import contained therein will be disregarded.

Section 8.4         Claims Procedures.

(a)          Notice of Claim. A party that seeks indemnity under this Article VIII (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) promptly after such Indemnified Party receives written notice, in the case of a Third Party Claim, or otherwise becomes aware, in the case of a direct claim, of any such claim, event or matter as to which indemnity may be sought; provided, however, that no delay on the part of an Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced thereby. Any Claim Notice will contain (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, and (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party.

(b)          Direct Claims. Within 30 days after delivery of a Claim Notice relating to a claim for indemnification other than a Third Party Claim, the Indemnifying Party will deliver to the Indemnified Party a written response in which the Indemnifying Party will either: (i) agree that the Indemnified Party is entitled to indemnification for all of the Losses at issue in the Claim Notice; or (ii) dispute the Indemnified Party’s entitlement to indemnification by delivering to the Indemnified Party a written notice (an “Objection Notice”) setting forth in reasonable detail each disputed item, the basis for each such disputed item and setting forth any items in the Claim Notice with which the Indemnifying Party agrees. If the Indemnifying Party fails to take either of the foregoing actions within 30 days after delivery of the Claim Notice, then the Indemnifying Party will be deemed to have irrevocably accepted the Claim Notice and the Indemnifying Party will be deemed to have irrevocably agreed to pay the Losses at issue in the Claim Notice. If the Indemnifying Party delivers an Objection Notice to the Indemnified Party within 30 days after delivery of the Claim Notice, then the dispute may be resolved by any legally available means consistent with the provisions of this Agreement. For the avoidance of doubt, any item or amount set forth in a Claim Notice that is not disputed in the Objection Notice will be deemed to be final, binding and conclusive upon the Parties from and after such time as the Objection Notice is delivered.

(c)          Third Party Claims.

(i)          Subject to paragraphs (iii), (iv) and (v) below, Buyer, in its capacity as either Indemnified Party or Indemnifying Party, will have the right to defend any claim described in a Claim Notice that relates to a claim asserted by a third party (a “Third Party Claim”) with counsel of Buyer’s choice, reasonably satisfactory to Seller in cases where Buyer is the Indemnifying Party, so long as, if Buyer is the Indemnifying Party, (A) Buyer notifies Seller, within 30 days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party, that Seller is assuming the defense of such Third Party Claim and (B) Buyer conducts the defense of the Third Party Claim in an active, diligent and reasonable manner. In the event that Buyer fails to assume the defense of any Third Party Claim within 30 days after notice thereof is given to the Indemnifying Party by the Indemnified Party, Seller will have the right to undertake the defense of such Third Party Claim (which will be undertaken at the expense and for the account of Buyer only if Buyer is the Indemnifying Party in such matter).

(ii)         So long as the conditions set forth in Section 8.4(c)(i) are and remain satisfied (A) Buyer may conduct the defense of the Third Party Claim in accordance with Section 8.4(c)(i), (ii) Seller may retain separate co-counsel at its sole cost and expense, and (B) where Buyer is the Indemnifying Party, Buyer will not, without the prior written consent of Seller, consent to any admission or the entry of any Order with respect to the matter, or enter into any settlement which (1) imposes an injunction or other equitable relief upon the Indemnified Party, (2) does not include an unconditional provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto.

(iii)        Notwithstanding the above, Buyer will not be entitled to control (but will be entitled to participate at its own expense in the defense of), and Seller will be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any Third Party Claim as to which Buyer fails to assume the defense within 30 days after the Indemnified Party gives notice thereof to the Indemnifying Party.

(iv)       Notwithstanding paragraphs (i) and (ii) above, Seller shall have the right to submit any Third-Party Claim that is solely for monetary damages to its insurer if it reasonably believes that such insurer’s insurance policy will cover the Losses subject to such claim. If the insurer agrees to take over such Third-Party Claim, the Parties agree to permit such insurer to manage the defense of such Third-Party Claim; provided that Buyer may, at its own expense, participate in such defense to the extent permitted by such insurer.

Section 8.5        Payment of Claim. Subject to the limitations set forth herein, in order to satisfy any indemnification obligations of Seller with respect to any claim for indemnification pursuant to this Article VIII, a Buyer Indemnitee will have the right to recover indemnifiable Losses that have been incurred (i) first, from amounts set off with respect to a claim for indemnification from any Earnout Payment (including, for the avoidance of doubt, any Guaranteed Payment), and (ii) second, from Seller.

Section 8.6        Exclusive Remedy. From and after the Closing, other than with respect to fraud and any indemnity claims under the Supply and Distribution Agreement to the extent not released pursuant to Section 5.9(b), the sole and exclusive remedy of any Indemnified Party with respect to any and all Losses arising in connection with the representation, warranties and covenants set forth in this Agreement will be pursuant to the indemnification obligations set forth in this Article VIII. The parties will be entitled to injunctive relief or specific enforcement of the provisions of this Agreement pursuant to Section 9.12. To the extent an Indemnified Party is entitled to recover any Losses pursuant to Article VIII of this Agreement and pursuant to the Supply and Distribution Agreement, the Indemnified Party will only be permitted to recover such Losses only once without duplication.

Section 8.7        Investigation. The right to indemnification or any other remedy based on representations, warranties, covenants and agreements of Seller in this Agreement, or any document, certificate or other instrument required to be delivered by Seller under this Agreement will not be affected by any investigation conducted by any Indemnified Party or any other Person at any time, or any knowledge acquired (or capable of being acquired) by any Indemnified Party or any other Person at any time, whether before or after the execution and delivery of this Agreement and prior to the Closing, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement.

Section 8.8        Treatment of Indemnity Payments. Any amount paid for indemnification under this Article VIII will be treated as an adjustment to the Purchase Price, including for all Tax purposes, except as otherwise required by any Legal Requirement.

Section 8.9        Insurance. The amount of any Loss subject to indemnification under this Article VIII shall be calculated net of any insurance proceeds received by the Indemnified Party or their respective Affiliates (“Insured Party”) from one of the Indemnifying Party’s insurers on account of such Loss. If an insurance recovery is made by any Insured Party from one of the Indemnifying Party’s insurers with respect to any Loss for which any Indemnified Party has been indemnified hereunder, then a refund equal to the amount of such recovery shall be made promptly to the Indemnifying Party that made or directed such indemnification payments to such Indemnified Party.

ARTICLE IX
MISCELLANEOUS

Section 9.1         Notices. Any notice, request, instruction, or other document to be given hereunder by any Party to the other will be in writing and will be delivered personally, by overnight delivery service, by facsimile, by email or sent by certified, registered or express air mail (and will be deemed given when delivered, if delivered by hand, one Business Day after deposited with an overnight delivery service, if delivered by overnight delivery, upon electronic confirmation of receipt, if faxed during normal business hours, upon transmission, if sent by email so long as written notice of such transmission is sent within three Business Days thereafter by another delivery method hereunder confirming such transmission, and otherwise upon the opening of business on the next Business Day, and five Business Days after mailing if mailed), as follows:

If to Buyer:

c/o Cardinal Health, Inc.
7000 Cardinal Place
Dublin, OH 43017
Attention: Vice President, Associate General Counsel, Mergers & Acquisitions
Attention: Senior Vice President, Deputy General Counsel, Corporate: Legal
and Compliance

Facsimile: (614) 757-6448

with a copy to (which will not constitute notice):

Jones Day
P.O. Box 165017
Columbus, Ohio 43216-5017
Attention: Jeffrey D. Litle
Facsimile: (614) 461-4198
Email: jdlitle@jonesday.com

If to Seller:

Navidea Biopharmaceuticals, Inc.

5600 Blazer Parkway, Suite 200

Dublin, OH 43017
Attention: Dr. Michael Goldberg, Chief Executive Officer

Email: mgoldberg@navidea.com

Navidea Biopharmaceuticals, Inc.

5600 Blazer Parkway, Suite 200

Dublin, OH 43017
Attention: Jed Latkin, Chief Financial Officer

Email: jlatkin@navidea.com

with a copy to (which will not constitute notice):

Maslon LLP

3300 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402
Attention: William M. Mower

Facsimile: (612) 642-8358
Email: william.mower@maslon.com

or to such other address as a Party will notify the other (as provided above) from time to time.

Section 9.2       Exhibits and Schedules. All exhibits and Schedules hereto, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

Section 9.3       Computation of Time. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder will fall upon a Saturday, Sunday, or any date on which banks in New York City, New York are authorized to be closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

Section 9.4       Expenses. Except as otherwise provided in this Agreement, regardless of whether the transactions provided for in this Agreement are consummated, each Party will pay its own costs and expenses incident to this Agreement and the transactions contemplated herein.

Section 9.5       Governing Law; Jurisdiction. This Agreement will be governed by, and construed in accordance with, the internal Legal Requirements of the State of Delaware, without reference to the choice of Legal Requirement or conflict of Legal Requirements principles thereof. The Parties hereby agree and consent to be subject to the exclusive jurisdiction of the courts of Delaware, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such Action. In furtherance of the foregoing, each of the Parties (a) waives the defense of inconvenient forum, (b) agrees not to commence any Action arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (c) agrees that a final judgment in any such Action (including any appeals therefrom) will be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Legal Requirement.

Section 9.6        Assignment; Successors and Assigns; No Third Party Rights.

(a)          This Agreement may not, without the prior written consent of the other Party, be assigned, and any attempted assignment will be null and void; provided, however, that Buyer may assign its rights, in whole or in part, to an Affiliate of Buyer upon written notice of same to Seller, which assignment will not relieve Buyer of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their respective heirs, successors, permitted assigns and legal representatives.

(b)          This Agreement will be for the sole benefit of the Parties and their respective successors, permitted assigns and legal representatives and is not intended, nor will it be construed, to give any Person, other than the Parties and their respective successors, permitted assigns and legal representatives, any legal or equitable right, remedy or claim hereunder, except that the Buyer Indemnitees and Seller Indemnitees will be intended third party beneficiaries of Article VIII.

Section 9.7        Counterparts. This Agreement may be executed in two or more counterparts for the convenience of the Parties, each of which will be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format will be effective as delivery of a manually executed counterpart to this Agreement.

Section 9.8        Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and will not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

Section 9.9        Entire Agreement. This Agreement, including the Exhibits and Schedules attached thereto, the Transaction Documents and the Confidentiality Agreement, constitute the entire agreement among the Parties with respect to the matters covered hereby and supersede all previous written, oral or implied understandings among them with respect to such matters, including without limitation the Letter of Intent dated September 5, 2016 by and between Buyer and Seller; provided, however, that the Supply and Distribution Agreement, as amended from time to time, shall continue to exist and shall not be superseded hereby until the Closing, at which time such agreement will be terminated in accordance with Section 5.9 unless otherwise extended in accordance with the terms of this Agreement.

Section 9.10      Severability. The invalidity of any portion hereof will not affect the validity, force or effect of the remaining portions hereof. If it is ever held by any Governmental Authority of competent jurisdiction that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction will be enforced to the maximum extent permitted by Legal Requirement and, to the extent necessary, the Parties will amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the original intent of the Parties.

Section 9.11      No Strict Construction. Each of the Parties acknowledges that this Agreement has been prepared jointly by the Parties, and will not be strictly construed against any Party. As a consequence, the Parties do not intend that the presumptions of any Legal Requirements or rules relating to the interpretation of Contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects.

Section 9.12      Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Parties in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party will be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction and that this will include the right of a Party to cause the other to fully perform the terms of this Agreement to the fullest extent permissible pursuant to this Agreement and applicable Legal Requirement and to thereafter cause this Agreement and the transactions contemplated hereby to be consummated on the terms and subject to the conditions thereto set forth in this Agreement. Such remedies will, however, be cumulative and not exclusive and will be in addition to any other remedies that any party may have under this Agreement or otherwise. The Parties agree that the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither Party would have entered into this Agreement. Each of the Parties hereby waives (a) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (b) any requirement under any Legal Requirement to post a bond or other security as a prerequisite to obtaining equitable relief.

Section 9.13     Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED BY ANY TRANSACTION DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY.

Section 9.14     Failure or Indulgence not Waiver. No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any exercise of any such right preclude any other or further exercise thereof or any other right.

Section 9.15     Amendments. This Agreement may be amended, at any time by the Parties. This Agreement may not be amended or modified except by an instrument in writing signed on behalf of the Parties.

Section 9.16    Costs of Enforcement. If any party institutes any legal suit, action or proceeding against the other Party to enforce its rights under this Agreement, the prevailing party in a final, non-appealable judgment regarding the suit, action or proceeding will be entitled to reimbursement of its costs incurred in conducting the suit, action or proceeding, including reasonable attorneys’ fees and costs. For purposes of this Section 9.16, there will be a “prevailing party” only to the extent a Party succeeds on all of its claims made in connection with such legal suit, action or proceeding. Notwithstanding the foregoing, nothing in this Section 9.16 shall limit or otherwise effect Buyer’s right to be indemnified for attorney fees under Article VIII.

* * * * * * *

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be duly executed as of the day and year first above written.

CARDINAL HEALTH 414, LLC

By:	/s/ Tiffany Olson
Name: Tiffany Olson
Title: President - Nuclear Pharmacy Services

NAVIDEA BIOPHARMACEUTICALS, INC.

By:	/s/ Michael M. Goldberg, M.D.
Name: Michael M. Goldberg, M.D.
Title: President and CEO

[Signature Page to Asset Purchase Agreement]

Exhibit A

Form of Assignment and Assumption Agreement

This Assignment and Assumption Agreement (this “Agreement”) is executed and delivered as of [●], 2016, by and between Navidea Biopharmaceuticals, Inc., a Delaware corporation (“Seller”), and Cardinal Health 414, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

A.          Seller and Buyer entered into that certain Asset Purchase Agreement, dated as of November 23, 2016 (the “Asset Purchase Agreement”), pursuant to which Seller agreed to, at the Closing, sell and assign to Buyer all of Seller’s right, title and interest in, to and under the contracts set forth on Exhibit A (the “Assumed Contracts”), and Buyer agreed to, at the Closing, assume and perform the Assumed Liabilities.

B.          Buyer and Seller now desire to carry out the intent and purpose of the Asset Purchase Agreement by, among other things, the execution and delivery of this Agreement.

C.          Capitalized terms used herein without definition shall have the respective meanings set forth in the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the intent to be legally bound hereby, the parties agree as follows:

AGREEMENT

1.          Assignment of Assumed Contracts. On the terms and subject to the conditions set forth in the Asset Purchase Agreement, Seller hereby sells and assigns to Buyer, and its successors and assigns, all of Seller’s right, title and interest in, to and under the Assumed Contracts.

2.          Assumption of Assumed Liabilities. On the terms and subject to the conditions set forth in the Asset Purchase Agreement, Buyer hereby assumes and agrees to discharge or perform when due in accordance with its terms and subject to the respective conditions thereof, the Assumed Liabilities. Other than the Assumed Liabilities, Buyer has not assumed any liability of any nature or kind of Seller.

3.          Transfer of Business Intellectual Property Rights. On the terms and subject to the conditions set forth in the Asset Purchase Agreement, Seller hereby sells, assigns, conveys and transfers to Buyer, and its successors and assigns, all of Seller’s right, title and interest in, to and under its Business Intellectual Property Rights, to the extent the same have not been transferred effectively by separate instruments of assignment.

4.          Asset Purchase Agreement. This Agreement is being executed and delivered pursuant and subject to the Asset Purchase Agreement. Nothing in this Agreement shall, or shall be deemed to, defeat, limit, alter or impair, enhance or enlarge any right, obligation, claim or remedy created by the Asset Purchase Agreement. In the event of a conflict between this Agreement and the Asset Purchase Agreement, the Asset Purchase Agreement shall control.

5.          Parties in Interest. This Agreement will be for the sole benefit of the Parties and their respective successors, permitted assigns and legal representatives and is not intended, nor will it be construed, to give any Person, other than the Parties and their respective successors, permitted assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

6.          Counterparts; Electronic Signatures. This Agreement may be executed in two or more counterparts for the convenience of the Parties, each of which will be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format will be effective as delivery of a manually executed counterpart to this Agreement.

7.          Governing Law; Jurisdiction. This Agreement will be governed by, and construed in accordance with, the internal Legal Requirements of the State of Delaware, without reference to the choice of Legal Requirement or conflict of Legal Requirements principles thereof. The Parties hereby agree and consent to be subject to the exclusive jurisdiction of the courts of Delaware, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such Action. In furtherance of the foregoing, each of the parties (a) waives the defense of inconvenient forum, (b) agrees not to commence any Action arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (c) agrees that a final judgment in any such Action (including any appeals therefrom) will be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Legal Requirement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed as of the date first written above.

NAVIDEA BIOPHARMACEUTICALS, INC.

By:
Name:
Title:

AGREED AND ACCEPTED:

Cardinal Health 414, LLC

By:
Name:
Title:

Exhibit B

Form of Bill of Sale

This BILL OF SALE, dated as of [●], 2016 (this “Bill of Sale”), is executed and delivered by Navidea Biopharmaceuticals, Inc., a Delaware corporation (“Seller”), in favor of Cardinal Health 414, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

A.          Seller and Buyer entered into that certain Asset Purchase Agreement, dated as of November 23, 2016 (the “Asset Purchase Agreement”), pursuant to which, at the Closing, Seller has agreed to sell, transfer, convey and assign to Buyer, and Buyer has agreed to purchase and assume from Seller, the Acquired Assets for the consideration and upon the terms set forth in the Asset Purchase Agreement.

B.          Buyer and Seller now desire to carry out the intent and purpose of the Asset Purchase Agreement by, among other things, the execution and delivery of this Bill of Sale.

C.          Capitalized terms used herein without definition shall have the respective meanings set forth in the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the intent to be legally bound hereby, Seller agrees as follows:

AGREEMENT

Seller hereby sells, assigns, conveys and transfers to Buyer, its successors and assigns all of Seller’s right, title and interest in, to and under the Acquired Assets to have and to hold forever, together with all rights and privileges thereto.

At the request of Buyer, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer such further instruments and take such other actions as may be reasonably necessary to carry out the transactions contemplated by this Bill of Sale.

This Bill of Sale shall be binding upon Seller and its successors and assigns.

This Bill of Sale is being executed and delivered pursuant to Section 2.9(a) of the Asset Purchase Agreement and is not intended to in any way supersede, amend, expand, waive or otherwise modify or affect the rights and obligations of the parties under the Asset Purchase Agreement.

[signature page follows]

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed as of the date first written above.

NAVIDEA BIOPHARMACEUTICALS, INC.

By:
Name:
Title:

Exhibit C-1

Form of Patent Assignment

This PATENT ASSIGNMENT, dated as of [●], 2016 (this “Patent Assignment”), is executed and delivered by Navidea Biopharmaceuticals, Inc., a Delaware corporation (“Assignor”), in favor of Cardinal Health 414, LLC, a Delaware limited liability company (“Assignee”).

RECITALS

A.          Assignor and Assignee entered into that certain Asset Purchase Agreement, dated as of November 23, 2016 (the “Asset Purchase Agreement”), pursuant to which, at the Closing, Assignor has agreed to sell, transfer, convey and assign to Assignee, and Assignee has agreed to purchase and assume from Seller, Assignor’s worldwide right, title and interest in, to and under, along with other Acquired Assets, the patents and patent applications, reexaminations, extensions and counterparts claiming priority therefrom set forth on Schedule A hereto, and any other indicia of invention ownership issued or granted by a Governmental Authority, applications for any of the foregoing, including provisional, utility, design, priority and other applications, divisionals, and continuations (in whole or in part) and reissues or re-examinations of any of the foregoing (hereinafter collectively referred to as the “Patents”);

B.          In accordance with the Asset Purchase Agreement, Assignor desires to sell, transfer, convey and assign to Assignee, and Assignee desires to purchase and assume all of Assignor’s worldwide right, title and interest in, to and under the Patents and in and to the inventions represented thereby;

C.          Capitalized terms used herein without definition shall have the respective meanings set forth in the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the intent to be legally bound hereby, Assignor and Assignee agree as follows:

AGREEMENT

Assignor hereby sells, transfers, conveys and assigns to Assignee, its successors and assigns all of Assignor’s right, title and interest in, to and under the Patents and all rights to the inventions described and claimed therein, together with the right to claim priority in all foreign countries in accordance with international Legal Requirements, any and all rights corresponding to Patents in foreign countries throughout the world and all of Assignor’s rights and actions for past infringement and/or misappropriation, all to be held and enjoyed by Assignee, its successors and assigns, as fully and entirely as the same would have been held and enjoyed by Assignor had this Patent Assignment not been made.

Assignee agrees to execute and deliver, or cause to be executed and delivered, such further instruments and take such other actions as Assignee or Assignor may deem reasonably necessary to record the assignment of the Patents to Assignee as contemplated by this Patent Assignment.

Assignor authorizes and requests that the Unites States Commissioner of Patents and Trademarks and any other similar government authority to record Assignee as owner of the Patents and issue any and all patents issued thereon to Assignee, as assignee of the entire right, title and interest in, to and under the same, for the sole use and enjoyment of Assignee and its successors, assigns or other legal representatives. Assignee shall have the right to record this Patent Assignment with all applicable government authorities and registrars so as to perfect its ownership of the Patents.

This Patent Assignment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

This Patent Assignment may be executed in two or more counterparts for the convenience of the parties, each of which will be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Patent Assignment by facsimile or portable document format will be effective as delivery of a manually executed counterpart to this Patent Assignment.

This Patent Assignment will be governed by, and construed in accordance with, the internal Legal Requirements of the State of Delaware, without reference to the choice of Legal Requirement or conflict of Legal Requirements principles thereof. The parties hereby agree and consent to be subject to the exclusive jurisdiction of the courts of Delaware, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such Action.

This Patent Assignment is being executed and delivered pursuant to Section 2.9(a) of the Asset Purchase Agreement and is not intended to in any way supersede, amend, expand, waive or otherwise modify or affect the rights and obligations of the parties under the Asset Purchase Agreement.

[signature page follows]

IN WITNESS WHEREOF, Assignor and Assignee have caused this Patent Assignment to be executed as of the date first written above.

NAVIDEA BIOPHARMACEUTICALS, INC.

By:
Name:
Title:

Cardinal Health 414, LLC

By:
Name:
Title:

Exhibit C-2

Form of Trademark Assignment

This TRADEMARK ASSIGNMENT, dated as of [●], 2016 (this “Trademark Assignment”), is executed and delivered by Navidea Biopharmaceuticals, Inc., a Delaware corporation (“Assignor”), in favor of Cardinal Health 414, LLC, a Delaware limited liability company (“Assignee”).

RECITALS

A.          Assignor and Assignee entered into that certain Asset Purchase Agreement, dated as of November 23, 2016 (the “Asset Purchase Agreement”), pursuant to which, at the Closing, Assignor has agreed to sell, transfer, convey and assign to Assignee, and Assignee has agreed to purchase and assume from Seller, Assignor’s worldwide right, title and interest in, to and under, along with other Acquired Assets, the trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos set forth on Schedule A hereto, together with the goodwill associated therewith and all registrations thereof, applications therefor and renewals and extensions thereof (hereinafter collectively referred to as the “Trademarks”);

B.          In accordance with the Asset Purchase Agreement, Assignor desires to sell, transfer, convey and assign to Assignee, and Assignee desires to purchase and assume all of Assignor’s worldwide right, title and interest in, to and under the Trademarks;

C.          Capitalized terms used herein without definition shall have the respective meanings set forth in the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the intent to be legally bound hereby, Assignor and Assignee agree as follows:

AGREEMENT

Assignor hereby sells, transfers, conveys and assigns to Assignee, its successors and assigns all of Assignor’s right, title and interest in, to and under the Trademarks and all the rights appurtenant thereto, together with the goodwill associated therewith and which is symbolized thereby, all of Assignor’s rights and actions for past infringement and/or misappropriation, and any and all renewals and extensions thereof that may hereafter be secured under the Legal Requirements now or hereafter in effect in the United States and in any other jurisdiction, all to be held and enjoyed by Assignee, its successors and assigns, as fully and entirely as the same would have been held and enjoyed by Assignor had this Trademark Assignment not been made.

Assignee agrees to execute and deliver, or cause to be executed and delivered, such further instruments and take such other actions as Assignee or Assignor may deem reasonably necessary to record the assignment of the Trademarks to Assignee as contemplated by this Trademark Assignment or to secure for Assignee or its successors or assigns, or to evidence the rights, hereby transferred.

Assignor authorizes and requests that the Unites States Commissioner of Patents and Trademarks and any other similar government authority to record Assignee as owner of the Trademarks and issue any and all trademarks issued thereon to Assignee, as assignee of the entire right, title and interest in, to and under the same, for the sole use and enjoyment of Assignee and its successors, assigns or other legal representatives. Assignee shall have the right to record this Trademark Assignment with all applicable government authorities and registrars so as to perfect its ownership of the Trademarks.

This Trademark Assignment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

This Trademark Assignment may be executed in two or more counterparts for the convenience of the parties, each of which will be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Trademark Assignment by facsimile or portable document format will be effective as delivery of a manually executed counterpart to this Trademark Assignment.

This Trademark Assignment will be governed by, and construed in accordance with, the internal Legal Requirements of the State of Delaware, without reference to the choice of Legal Requirement or conflict of Legal Requirements principles thereof. The parties hereby agree and consent to be subject to the exclusive jurisdiction of the courts of Delaware, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such Action.

This Trademark Assignment is being executed and delivered pursuant to Section 2.9(a) of the Asset Purchase Agreement and is not intended to in any way supersede, amend, expand, waive or otherwise modify or affect the rights and obligations of the parties under the Asset Purchase Agreement.

[signature page follows]

IN WITNESS WHEREOF, Assignor and Assignee have caused this Trademark Assignment to be executed as of the date first written above.

NAVIDEA BIOPHARMACEUTICALS, INC.

By:
Name:
Title:

Cardinal Health 414, LLC

By:
Name:
Title:

Exhibit C-3

Form of Domain Name Assignment

This DOMAIN NAME ASSIGNMENT, dated as of [●], 2016 (this “Domain Name Assignment”), is executed and delivered by Navidea Biopharmaceuticals, Inc., a Delaware corporation (“Assignor”), in favor of Cardinal Health 414, LLC, a Delaware limited liability company (“Assignee”).

RECITALS

A.          Assignor and Assignee entered into that certain Asset Purchase Agreement, dated as of November 23, 2016 (the “Asset Purchase Agreement”), pursuant to which, at the Closing, Assignor has agreed to sell, transfer, convey and assign to Assignee, and Assignee has agreed to purchase and assume from Seller, Assignor’s worldwide right, title and interest in, to and under, along with other Acquired Assets, the domain names set forth on Schedule A hereto, together with all registrations thereof, applications therefor and renewals and extensions thereof (hereinafter collectively referred to as the “Domain Names”);

B.          In accordance with the Asset Purchase Agreement, Assignor desires to sell, transfer, convey and assign to Assignee, and Assignee desires to purchase and assume all of Assignor’s worldwide right, title and interest in, to and under the Domain Names;

C.          Capitalized terms used herein without definition shall have the respective meanings set forth in the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the intent to be legally bound hereby, Assignor and Assignee agree as follows:

AGREEMENT

Assignor hereby sells, transfers, conveys and assigns to Assignee, its successors and assigns all of Assignor’s right, title and interest in, to and under the Domain Names and all the rights appurtenant thereto, together with the goodwill associated therewith and which is symbolized thereby, all of Assignor’s rights and actions for past infringement and/or misappropriation, and any and all renewals and extensions thereof that may hereafter be secured under the Legal Requirements now or hereafter in effect in the United States and in any other jurisdiction, all to be held and enjoyed by Assignee, its successors and assigns, as fully and entirely as the same would have been held and enjoyed by Assignor had this Domain Name Assignment not been made.

Assignee agrees to execute and deliver, or cause to be executed and delivered, such further instruments and take such other actions as Assignee or Assignor may deem reasonably necessary to record the assignment of the Domain Names to Assignee as contemplated by this Domain Name Assignment or to secure for Assignee or its successors or assigns, or to evidence the rights, hereby transferred.

This Domain Name Assignment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

This Domain Name Assignment may be executed in two or more counterparts for the convenience of the parties, each of which will be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Domain Name Assignment by facsimile or portable document format will be effective as delivery of a manually executed counterpart to this Domain Name Assignment.

This Domain Name Assignment will be governed by, and construed in accordance with, the internal Legal Requirements of the State of Delaware, without reference to the choice of Legal Requirement or conflict of Legal Requirements principles thereof. The parties hereby agree and consent to be subject to the exclusive jurisdiction of the courts of Delaware, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such Action.

This Domain Name Assignment is being executed and delivered pursuant to Section 2.9(a) of the Asset Purchase Agreement and is not intended to in any way supersede, amend, expand, waive or otherwise modify or affect the rights and obligations of the parties under the Asset Purchase Agreement.

[signature page follows]

IN WITNESS WHEREOF, Assignor and Assignee have caused this Domain Name Assignment to be executed as of the date first written above.

NAVIDEA BIOPHARMACEUTICALS, INC.

By:
Name:
Title:

Cardinal Health 414, LLC

By:
Name:
Title:

Exhibit D

Form of License-Back Agreement

This License-Back Agreement and its Exhibits (this “Agreement”), is entered into on ____________ (the “Effective Date”) between Cardinal Health 414, LLC, a Delaware limited liability company (the “Buyer”), and Navidea Biopharmaceuticals, Inc., a Delaware corporation (the “Seller”). Buyer and Seller are each individually referred to herein as a “Party” and are collectively referred to herein as the “Parties”.

INTRODUCTION

The Parties have entered into an Asset Purchase Agreement, dated November 23, 2016 (the “APA”), under which, among other things, the Parties agreed that at Closing, Buyer and Seller would execute and deliver to each other a License-Back Agreement.

The Parties agree that this Agreement is the License-Back Agreement as contemplated under the APA.

The Parties also intend for this Agreement to set forth certain rights and obligations with respect to the Licensed IP, including rights and obligations with respect to the prosecution, maintenance, enforcement and defense of the Licensed IP.

All capitalized terms not defined in this Agreement have the meanings given to them in the APA.

In consideration of the representations, warranties, covenants and agreements contained in this Agreement and the APA and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	License Grant

1.1	License Grant. Buyer hereby grants to Seller a perpetual (except as provided in Sections 5.2 and 5.3), transferable and royalty-free license to use the Intellectual Property Rights included in the Acquired Assets and owned by Buyer as of the Effective Date (the “Licensed IP”) only to the extent reasonably necessary for Seller to do any of the following which would otherwise infringe the Licensed IP but for the grant of this license (together, the “Field”):

(a)	on an exclusive basis (subject to Section 1.9), develop, manufacture, market, sell and distribute new pharmaceutical and other products that are not Competing Products (collectively, “New Products”); and

(b)	on a non-exclusive basis, develop, manufacture, market, sell and distribute the Business Product anywhere in the world except in the Territory (the “Licensed Territory”) (such Business Product manufactured, marketed, sold or distributed in the Licensed Territory, the “Ex-America Product”).

As used in this Agreement, a “Competing Product” is any pharmaceutical or other product that: (i) accumulates in lymphatic tissue or tumor-draining lymph nodes for the purpose of (A) lymphatic mapping or (B) identifying the existence, location or staging of cancer in a body; (ii) provides for or facilitates any test or procedure that is reasonably substitutable for any test or procedure provided for or facilitated by the Business Product; or (iii) is marketed for unapproved uses that allow such product to compete with the Business Product.

1.2	Buyer’s Restricted Use. During the term of this Agreement, subject to Section 1.9, Buyer agrees not to use the Intellectual Property Rights included in the Acquired Assets to develop, manufacture, market, sell or distribute any product other than the Business Product or any other product that (a) accumulates in lymphatic tissue or tumor-draining lymph nodes for the purpose of (i) lymphatic mapping or (ii) identifying the existence, location or staging of cancer in a body, or (b) provides for or facilitates any test or procedure that is reasonably substitutable for any test or procedure provided for or facilitated by the Business Product.

1.3	Sublicenses.

(a)	The license granted under Section 1.1 (the “License Grant”) may be sublicensed to any third party with prior written notice to Buyer, provided that Seller shall ensure that any sublicense of the License Grant that it (or its sublicensee) enters into (a “Sublicense”):

(i)	contains terms no less protective of Buyer’s rights than those set forth in this Agreement;

(ii)	if the sublicensee is a sublicensee of the Licensed IP with respect to the New Products, expressly prohibits the sublicensee from manufacturing, marketing, selling or distributing any Competing Products and expressly provides Seller with a right to terminate the Sublicense in the event the sublicensee fails to comply with such prohibition; and

(iii)        is not in conflict with this Agreement.

(b)	Seller shall and shall ensure that its sublicensees provide Buyer with a complete electronic or paper copy of each Sublicense within thirty (30) days after execution of the Sublicense.

(c)	Seller shall be fully responsible and liable to Buyer for any breach of the terms of this Agreement or any sublicense by its sublicensees (or its sublicensees’ sublicensees).

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(d)	In the event any sublicensee manufactures, markets, sells or distributes any Competing Products, in addition to exercising any termination rights it may have under the relevant sublicense, Seller shall immediately: (i) notify Buyer in writing, including providing Buyer with all information regarding the Competing Products sold or distributed by the sublicensee as requested by Buyer; and (ii) pay to Buyer an amount equal to two times (2x) Buyer’s then-current list price of the Business Product in the Territory (as of the date of Seller’s notice under clause (i)) for each Competing Product that the sublicensee has sold or distributed. Seller acknowledges that in the event a Seller sublicensee sells or distributes any Competing Product, the damages which Buyer will sustain may be difficult to ascertain and such amount in clause (ii) is reasonable, does not constitute a penalty, and Seller shall not contest the reasonableness of such amount in any Action commenced by either Party with respect to this Agreement.

1.4	Seller Marks. Exhibit A to this Agreement sets forth the Contracts (the “Existing Licenses”) under which Seller has committed, as of the date of the APA, to license the trademarks identified in the exhibit (the “Licensed Marks”) to the distributors identified in the exhibit (the “Licensed Distributors”) for the purpose of using such Licensed Marks in connection with marketing, selling and distributing the Ex-America Products in one or more jurisdictions of the Licensed Territory. Subject to the terms and conditions of this Agreement, Buyer hereby grants to Seller a non-transferable and royalty-free nonexclusive right to allow the Licensed Distributors to use the Licensed Marks only for the purpose of marketing, selling and distributing the Ex-America Products in one or more jurisdictions of the Licensed Territory, subject to the terms and conditions of the Existing Licenses and this Section 1.4). Except as expressly set forth in the foregoing license grant (“Trademark License”), nothing in this Agreement grants or confers to Seller (or its distributors) any right, title or interest in or to the Seller Marks or any goodwill associated with the Seller Marks (notwithstanding that they form part of the Acquired Assets) and Seller and its distributors have no right to use the Seller Marks in any other manner, for any other purpose or in any other territory. In addition, nothing in this Agreement shall be construed as limiting, preventing, or restricting, in any manner, Buyer’s right to use, to license any third party to use, or to register the Seller Marks in any manner whatsoever anywhere in the world. Except pursuant to the Existing Licenses, Seller shall not at any time make any commitments or grant any rights with respect to the Seller Marks without the prior written consent of Buyer. Without limiting the foregoing:

(a)	Seller shall ensure that the Licensed Marks are not used by any Licensed Distributors in a manner that would disparage, tarnish, or dilute the distinctive quality of the Licensed Marks or the reputation or goodwill represented by the Licensed Marks or which would reflect adversely on the Seller Marks, Buyer or its Affiliates, the Ex-America Products or any other products or services of Buyer or its Affiliates;

(b)	Seller shall, to the extent permitted by the applicable Existing License (or, if not permitted by the applicable Existing License, Seller shall use its commercially reasonable efforts to), cause the Licensed Distributor, upon reasonable advance notice, to allow Seller and its designees (including Buyer and its Affiliates) to access and inspect any and all of the Licensed Distributor’s facilities and to inspect, copy and audit the Licensed Distributor’s books and records, in each case, to the extent related to the Licensed Distributor’s use of any of the Licensed Marks and to confirm that the Licensed Marks are not used or planned to be used by the Licensed Distributor in any manner that would or could reasonably be expected to result in a violation of Section 1.4(a);

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(c)	without limiting any rights or remedies available to Buyer, in the event Seller or its distributors use any Seller Marks outside the scope or in contravention of the Trademark License or this Section 1.4, Seller shall turn over to Buyer all revenues derived from such unauthorized use and promptly withdraw the relevant product and materials from the market in consultation with Buyer;

(d)	Seller shall not modify the Licensed Marks in any form or manner unless approved in advance in writing by Buyer;

(e)	Seller shall pass through to Buyer any royalties paid by a Licensed Distributor to Seller to the extent expressly attributable to a license of the Licensed Marks and not attributable to any other rights licensed by Seller to the Licensed Distributor; and

(f)	to the extent Seller or its distributors market, distribute or sell any New Products or Ex-America Products not covered by the Trademark License under this Agreement, such New Products and Ex-America Products shall be:

(i)	marketed, distributed and sold under a different trademark, service mark, service names, brand, trade dress and logos than any Seller Marks, including “Lymphoseek®”; and

(ii)	otherwise differentiated from the Seller Marks, including “Lymphoseek®” and the Business Product, to ensure that end customers in the Licensed Territory and other third parties could not reasonably confuse or substitute such New Products or Ex-America Products for the Business Product or Seller Marks.

Without limiting any other remedies or rights that may be available to Buyer (including under Section 7.4), Buyer may immediately terminate the Trademark License upon written notice to Seller if Seller breaches this Section 1.4 and fails to remedy such breach within 30 days after receiving notice of the breach by Buyer; provided that (A) if the breach is attributable solely to a particular Licensed Distributor, then such termination shall apply only with respect to such Licensed Distributor and the Trademark License will remain in full force and effect with respect to Seller and each other Licensed Distributor, and (B) if the breach is attributable solely to Seller, then such termination shall apply only with respect to Seller and the Trademark License (as a pass through to each Licensed Distributor) will remain in full force and effect with respect to each Licensed Distributor as long as such Licensed Distributor grants Buyer the right as an express third party beneficiary to enforce Seller’s rights under the applicable Existing License.

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1.5	Patent Marking. Seller shall mark any and all New Products and Ex-America Products in accordance with the applicable patent marking laws. Seller shall be responsible for all monetary and legal liabilities arising from or caused by failure to abide by applicable patent marking laws and any type of incorrect or improper patent marking for any New Products or Ex-America Products.

1.6	Government Rights. Seller acknowledges and agrees that the License Grant shall be subject to any rights or duties to the applicable Governmental Authorities or any academic institutions if the Intellectual Property Rights were created or invented in the course of government-funded or academic institution-funded research or using government or academic institution resources or personnel prior to the Effective Date, and Seller agrees that it would be subject to such rights and duties.

1.7	Permission to Reference Data. Seller shall not have the right to use, reference, modify, amend or supplement any of the Product Registrations (and Buyer shall not be obligated to permit any such use, reference, modification, amendment or supplement), except that Seller shall have the right to reference data in IND 061757 and NDA 202207 only to the extent reasonably necessary for Seller to develop, manufacture, market, sell or distribute New Products under one or more new product registrations.

1.8	Costs and Expenses.

(a)	Seller shall be responsible for all costs and expenses incurred by or on behalf of Buyer in connection with Seller’s exercise of its rights under this Agreement, including any costs and expenses incurred by or on behalf of Buyer if Seller submits any new IND, NDA, clinical trial or other product registration or references Buyer’s data as described in Section 1.7.

(b)	Buyer may invoice Seller any costs and expenses payable under this Agreement and Seller shall pay each invoice within 30 days of the date of each invoice.

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1.9	Breach of License Grant. If Seller markets, sells or distributes the Business Product or any Competing Product in the Territory and Seller fails to cure such breach to Buyer’s reasonable satisfaction within 30 days of Buyer’s notice to Seller (or if such cure cannot reasonably be accomplished within such original 30-day period, and Seller notifies Buyer in writing within such 30-day period of Seller’s intention and proposed steps to cure and thereafter diligently pursues the same, then Seller will have such additional period of time (not to exceed 60 days following expiration of the original 30-day period) as is necessary to accomplish such cure), then, without limiting any other remedies or rights that may be available to Buyer (including under Section 7.4), upon notice from Buyer to Seller, (a) the exclusive license granted to Seller under Section 1.1(a) shall be converted to a non-exclusive license, and Buyer’s obligations and Seller’s rights under Sections 1.2, 2.4, 2.5 and 2.6 shall no longer apply and (b) Seller shall use reasonable best efforts to cause Buyer to receive the same or substantially similar rights, on a non-exclusive basis, as Seller currently has under the License Agreement between Seller and the University for Case No. SD1998-088, effective July 14, 2014, which contemplates a field of use for all diagnostic, detection and therapeutic uses in targeting of CD206 receptor positive cells, excluding diagnostic uses covered by license agreement #2002-03-0237.

2.	Ownership, Prosecution, Defense and Enforcement of Licensed IP

2.1	No Other Rights. Nothing in this Agreement shall be interpreted as conferring by implication, estoppel or otherwise any license or rights under any Intellectual Property Rights or other rights, other than those expressly granted under the License Grant. Seller acknowledges and agrees that Buyer has no obligation to deliver or furnish to Seller any information, materials or items other than those set forth in this Agreement or the APA.

2.2	Ownership. Subject to the License Grant, Buyer shall remain the sole and exclusive owner of any and all right, title and interest in and to the Licensed IP, and all modifications, improvements, enhancements, and derivative works of the Licensed IP created, conceived, discovered, first reduced to practice or invented by or on behalf of Buyer. Seller shall not, and shall not direct or aid any third party to, attack, dispute, or otherwise challenge Buyer’s ownership of or the validity of the Licensed IP. Subject to Buyer’s ownership in and to the Licensed IP, Seller shall remain the sole and exclusive owner of any and all right, title and interest in and to any modifications, improvements, enhancements, and derivative works of the Licensed IP created, conceived, discovered, first reduced to practice or invented by or on behalf of Seller, provided that Seller shall not, at any time during the term of this Agreement or thereafter, file or have filed any patent applications that claim priority to any Licensed IP except with the prior written consent of Buyer (which may be reasonably withheld by Buyer).

2.3	Buyer’s Prosecution, Defense and Enforcement Rights. Without limiting the foregoing but subject to Buyer’s obligations under Section 2.4, Buyer shall retain the sole right and full discretion to determine the protection mechanism of the Licensed IP and to file, record, prosecute, abandon prosecution of, maintain, discontinue maintenance of and/or defend or enforce its right, title and interest in and to any and all Licensed IP. Buyer shall be entitled to any and all recovery or settlement received in connection with any suit or claim initiated or pursued by Buyer.

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2.4	Seller’s Prosecution Rights. Seller may from time to time consult with Buyer (or Buyer’s external patent counsel) regarding the filing, prosecution or maintenance of any patents or patent applications that form part of the Licensed IP and comment on all relevant material matters related to prosecution of the Licensed IP that include claims of a scope that in whole or in part are directed to the Field. Buyer shall reasonably consider any such comments provided by Seller, and Buyer will within a reasonable time either:

(a)	implement such comments received from Seller itself (or direct its external patent counsel to do so), at Seller’s sole cost and expense (including legal fees and filing, prosecution and maintenance fees) and in a manner as reasonably determined by Buyer having regard to how Seller’s comments may affect any claims directed in whole or in part to the Business or the Business Product. Buyer shall keep Seller reasonably informed regarding matters related to the implementation of Seller’s comments under this clause (a) and shall, without limitation: (i) provide (or direct its external patent counsel to provide) Seller with access to copies of all material documentation and correspondence relating to the filing, prosecution and maintenance of the relevant Licensed IP so that Seller may remain informed with respect thereto; and (ii) give Seller, at Seller’s expense, reasonable opportunity to consult with Buyer (or its external patent counsel) regarding such filing, prosecution, maintenance and to comment on all relevant material matters related to prosecution of the Licensed IP with claims of a scope that in whole or in part are directed to the Field. Seller shall, at its sole cost and expense, provide all reasonable assistance to Buyer, as requested by Buyer, to assist Buyer in implementing Seller’s comments under this clause (a); or

(b)	authorize Seller to implement such comments itself, in which case Seller shall be completely responsible for the prosecution of the relevant Licensed IP, and all related costs and expenses (including legal fees and filing, prosecution and maintenance fees). Seller shall keep Buyer reasonably informed regarding matters related to its prosecution activities under this clause (b) and shall, without limitation: (i) provide (or direct its external patent counsel to provide) Buyer with access to copies of all material documentation and correspondence relating to the filing, prosecution and maintenance of the Licensed IP so that Buyer may remain informed with respect thereto; and (ii) give Buyer, at Buyer’s expense, reasonable opportunity to consult with Seller (or its external patent counsel) regarding such filing, prosecution, maintenance and to comment on all relevant material matters related to prosecution of the Licensed IP (particularly, but without limitation, to matters that may affect any claims directed to the Business or the Business Product), provide input on the drafting of any claims and amendments to claims and review draft responses prior to filing with Governmental Authorities, such that Buyer is given a reasonable opportunity to provide meaningful input in advance of any applicable deadlines. Seller shall ensure that all comments by Buyer are reasonably considered by Seller and its prosecuting counsel and shall implement any comments by Buyer that relate to the Business or the Business Product. Buyer shall, at Seller’s sole cost and expense, provide all reasonable assistance to Seller and provide and execute all documents prepared and reasonably requested by Seller, to assist Seller in exercising its rights under this clause (b).

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Buyer’s decision to implement Seller’s comments under clause (a) or authorize Seller to implement such comments itself under clause (b) shall be made in consultation with Seller, having reasonable regard to the subject matter, scope and territory of the Licensed IP, the nature of the proposed prosecution activities, Seller’s interests in protecting its rights with respect to the Field and Buyer’s interests in protecting its rights with respect to the Business Product and Business.

2.5	Abandonment of Licensed IP. In the event Buyer elects, in its sole discretion, not to pursue, maintain or retain a particular patent or patent application that forms part of the Licensed IP, Buyer shall so notify Seller and, subject to the rights of relevant Governmental Authorities and any other contractual obligations to research sponsors, Buyer will authorize Seller to assume the filing, prosecution and/or maintenance of such patent or patent application in Buyer’s name or Seller’s name, at Seller’s option, and at Seller’s sole cost and expense, and such notification will be in reasonable time for Seller to satisfy any agency or judicial requirements. In such event, Buyer shall provide to Seller any authorization necessary to permit Seller to pursue and/or maintain such patent right, on such economic and other terms as the Parties shall mutually agree.

2.6	Defense and Enforcement of Licensed IP. The Parties shall keep each other informed of any alleged infringement by a third party of the Licensed IP in the Field and any legal or administrative action by any third party against the Licensed IP in the Field, including any oppositions, interference, derivation, revocation, reexamination, inter partes review, post-grant review, nullity action, compulsory license proceeding, or declaratory judgment action (“Invalidity Action”). Any defense of an Invalidity Action by Seller shall be governed by this Section 2.6. Seller may defend or enforce any Licensed IP with the prior written consent of Buyer, which shall not be unreasonably withheld or delayed. In the event Buyer provides Seller with written consent to defend or enforce any Licensed IP, Seller shall defend or enforce the Licensed IP at Seller’s sole cost and expense, shall keep Buyer reasonably informed regarding matters related to its activities under this Section 2.6 and, without limitation:

(a)	provide (or direct its external counsel to provide) Buyer with access to copies of all material documentation and correspondence relating to the defense and enforcement so that Buyer may remain informed with respect thereto;

(b)	give Buyer reasonable opportunity to consult with Seller (or its external counsel) regarding such defense and enforcement and to comment on all relevant material matters related to defense and enforcement of the Licensed IP (particularly but without limiting to matters that may affect any claims directed in whole or in part to the Business or the Business Product) and provide input on strategy, filings and selection and use of outside counsel; and

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(c)	ensure that all comments by Buyer are reasonably considered by Seller and its counsel and shall implement any and all comments provided by Buyer that relate to the Business or the Business Product.

Buyer shall, at Seller’s request and sole cost and expense, provide all reasonable assistance to Seller, provide and execute all documents prepared and reasonably requested by Seller and, if required, join Seller as a party plaintiff in the relevant suit, to assist Seller in exercising its rights under this Section 2.6. Buyer may also voluntarily join Seller as a party plaintiff in any related suit with counsel of its choice, and Seller hereby authorizes Buyer to do so. Notwithstanding anything in the foregoing, Seller shall not waive, release, settle or compromise any claim or make any admission as to Buyer or Buyer’s Affiliates, without the prior written approval of Buyer, which shall not be unreasonably withheld or delayed. Any recovery or settlement derived from any suit or claim initiated or pursued by Seller under this Section 2.6 shall first be applied to the Parties’ costs and expenses, including attorney’s fees, in connection therewith, and any balance remaining shall then be divided equally between the Parties.

3.	Supply of New Products and Ex-America Products to Buyer

3.1	Right of First Offer. If at any time during the term of this Agreement, Seller decides to market, launch, sell or distribute any New Product, Seller shall immediately notify Buyer in writing (the “Offer Notice”). Except pursuant to a right of first offer granted pursuant to any of the Contracts listed in Exhibit B (each, a “Superior ROFO”), Seller shall not offer any third party a right to market, sell and/or distribute the New Product until at least sixty (60) days after the Offering Notice is given to Buyer (plus the amount of time in which any Licensed Distributor has to exercise a Superior ROFO). Following Buyer’s receipt of the Offer Notice, at Buyer’s option, which Buyer may exercise in its sole discretion, the Parties shall negotiate in good faith the terms that will apply to Buyer’s marketing, selling and/or distribution of such New Product (the “Distribution Agreement”), subject to Section 3.2 and provided that (i) Buyer may terminate the negotiations at any time, and (ii) Seller may terminate the negotiations in the event a Licensed Distributor exercises the same right under a Superior ROFO. If the Parties, despite their good faith negotiations are unable to agree to a Distribution Agreement during such 60-day period, as extended (or such other period as mutually agreed to by the Parties), or Buyer or Seller terminates the negotiations as provided above, Seller shall have the right to market, launch, sell and distribute the New Product without restriction hereunder.

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3.2	Most Favored Customer. Seller acknowledges and agrees that the terms and conditions under which Seller may grant Buyer a right to market, sell or distribute any New Product under a Distribution Agreement, including the amounts payable by Buyer under the Distribution Agreement (the “Distribution Terms”), shall be at least as favorable as the terms granted by Seller to its other distributors, customers or resellers of the New Product in the country in which Buyer intends to market, sell or distribute the New Product (if applicable), under agreements signed before, on or after the effective date of the Distribution Agreement and to whom Seller provides products similar to the New Product. If the terms granted by Seller to another one of its distributors, customers or resellers are, considering the foregoing, more favorable than the terms under the Distribution Terms (such as if the amounts payable by the Seller’s other distributors, customers or resellers are lower than the amounts payable by Buyer), then the Distribution Agreement shall be retrospectively amended to provide Buyer with the benefit of such more favorable terms on and from the first date on which such more favorable terms first became effective for Seller’s other distributors, customers or resellers. Every six (6) months commencing from the effective date of the Distribution Agreement, Seller shall certify in writing to Buyer that it has complied with this Section.

3.3	No Obligation. Without limiting Buyer’s rights under Section 3.1 or 3.2, nothing in this Agreement shall create an obligation on Buyer to market, launch, buy, sell, supply, resell or distribute any New Products or Ex-America Products.

4.	UCSD Patents

4.1	Definitions. For the purpose of this Section 4 only, any capitalized terms which have not been defined in this Agreement have the meanings given to them in the UCSD License Agreements (defined below).

4.2	Background. Each of the Parties has entered into a license agreement with The Regents of the University of California (the “University”), represented by its San Diego campus (the “UCSD License Agreements”), for the license of the University’s rights in any of the following: (a) the US patent application (serial number 09/569,466, titled “MACROMOLECULAR CARRIER FOR DRUG AND DIAGNOSTIC AGENT DELIVERY”) disclosing and claiming the Invention, filed by Inventor and assigned to the University; (b) continuing applications thereof including divisions, substitutions, and continuations-in-part (but only to the extent the claims thereof are entirely supported in the specification and entitled to the priority date of the parent application), and (c) any patents issuing on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents. Under such UCSD License Agreements, Buyer and Seller have separately agreed to reimburse the University for certain Patent Costs and have been granted certain rights with respect to the infringement and defense of Patent Rights. This Section 4 is intended to set forth each Party’s rights and obligations as between Buyer and Seller, with respect to the matters described in the foregoing sentence. The Parties acknowledge that nothing in this Agreement is intended to affect or limit the rights of the University under the UCSD License Agreements.

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4.3	Maintenance Fees. As between Buyer and Seller:

(a)	Seller shall be responsible for any and all out-of-pocket expenses for the maintenance of all patents filed in the Licensed Territory (as defined in Section 1.1(b) of this Agreement) included in the Patent Rights, and Seller shall ensure that all such expenses are reimbursed to the University in accordance with the terms of its UCSD License Agreement;

(b)	Buyer shall be responsible for any and all out-of-pocket expenses for the maintenance of all patents filed in the Territory (as defined in the APA) included in the Patent Rights, and Buyer shall ensure that all such expenses are reimbursed to the University in accordance with the terms of its UCSD License Agreement; and

(c)	any other Patent Costs that are required to be reimbursed under the UCSD License Agreement shall be allocated between the Parties in accordance with a written amendment to this Agreement executed by both Parties.

4.4	Enforcement and Defense of UCSD Patents. Each Party may exercise its rights and fulfill its obligations with respect to the infringement, enforcement and defense of any Patent Rights (including with respect to Invalidity Actions relating to the Patent Rights) in accordance with its respective UCSD License Agreement, and without any obligation to the other Party except as set forth in this Section 4.4. Seller may not defend or enforce any Patent Rights under its UCSD License Agreement (including but not limited to the defense of Invalidity Actions), except with the prior written consent of Buyer, which shall not be unreasonably withheld or delayed. In the event Buyer provides Seller with written consent to defend or enforce any such Patent Rights and Seller is permitted to defend or enforce the Patent Rights under its UCSD License Agreement, Seller shall defend or enforce the Patent Rights at Seller’s sole cost and expense, shall keep Buyer reasonably informed regarding matters related to its activities under this Section 4.4 and shall, without limitation:

(a)	provide (or direct its external counsel to provide) Buyer with access to copies of all material documentation and correspondence relating to the defense and enforcement so that Buyer may remain informed with respect thereto;

(b)	give Buyer reasonable opportunity to consult with Seller (or its external counsel) regarding such defense and enforcement and to comment on all relevant material matters related to defense and enforcement of the Licensed IP (particularly but not limited to such matters that may affect the Business or the Business Product) and provide input on strategy, filings and selection and use of outside counsel; and

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(c)	ensure that all comments by Buyer are reasonably considered by Seller and its counsel and shall implement any and all comments by Buyer which relate to the Business or the Business Product.

4.5	If permitted by the University, Buyer may voluntarily join Seller in the suit initiated by Seller with counsel of Buyer’s choice at Buyer’s sole cost. If necessary to maintain a lawsuit initiated by Seller, Buyer will, at Seller’s sole cost, join Seller in any infringement suit necessary to enforce Seller’s rights. Notwithstanding anything in the foregoing, Seller shall not waive, release, settle or compromise any such claim or make any admission as to Buyer or Buyer’s Affiliates, without the prior written approval of Buyer, which shall not be unreasonably withheld or delayed.

5.	Term And Termination

5.1	Term. The term of the Agreement shall commence as of the Effective Date and shall continue perpetually unless terminated in accordance with Section 5.2 or 5.3.

5.2	Termination by Buyer. Without limiting any other rights or remedies that may be available to Buyer, Buyer may terminate this Agreement upon written notice to Seller if Seller or any of its Affiliates, or any other Person acting under direction of Seller or any such Affiliate, directly or indirectly, files or takes any action to challenge any of Buyer’s or its Affiliate’s rights in the Licensed IP or any University-owned patent licensed under the UCSD License Agreements in the Territory, and Seller fails to reverse and cure the challenge to Buyer’s reasonable satisfaction within 30 days of Buyer’s notice to Seller (or if such reversal and cure cannot reasonably be accomplished within such original 30-day period, and Seller notifies Buyer in writing within such 30-day period of Seller’s intention and proposed steps to reverse and cure and thereafter diligently pursues the same, then Seller will have such additional period of time (not to exceed 60 days following expiration of the original 30-day period) as is necessary to accomplish such reversal and cure).

5.3	Termination by Seller. Seller may terminate this Agreement upon at least 90 days’ written notice to Buyer, provided that such notice shall state Seller’s reason for terminating this Agreement.

5.4	Effect of Termination. Upon termination of this Agreement for any reason:

(a)	neither Party’s obligation or liability accrued or any rights arising under this Agreement prior to such termination shall be impaired or affected;

(b)	Seller’s rights to the Licensed IP shall immediately cease;

(c)	at Buyer’s option, Seller shall destroy or deliver to Buyer any of Buyer’s Confidential Information in Seller’s or its Sublicensees’ possession or control, including written and electronic records (and copies thereof) that contain Confidential Information of Buyer or the Licensed IP and materials that are based on or use or incorporate any Confidential Information of Buyer or the Licensed IP, and certify to Buyer that it has complied with this Section 5.4(c); and

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(d)	Sections 1.2, 1.3(b), 1.3(d), 1.7, 1.8, 2.1, 2.2 and 4 to 8 (inclusive) shall survive any termination of this Agreement.

6.	Confidentiality

6.1	Definition. “Confidential Information” means any and all non public information or other confidential or proprietary information disclosed by or on behalf of Buyer to Seller, whether orally or in writing, that is either: (a) conspicuously marked or otherwise identified as confidential or proprietary at the time of disclosure; or (b) should reasonably be understood by Seller to be confidential based upon the nature of the information disclosed or the circumstances of the disclosure. Confidential Information includes the Licensed IP.

6.2	Nonuse and Nondisclosure. Seller shall not: (a) use any Confidential Information other than for the purpose of exercising its rights under the License Grant; or (b) disclose any Confidential Information to any third party. Seller shall take all reasonable precautions to prevent any unauthorized disclosure of Confidential Information, at least by exercising no less than the same degree of care as Seller exercises with respect its own proprietary and confidential information. If Seller receives a subpoena or other validly issued administrative or judicial process requesting Confidential Information, it will, to the extent legally permissible, promptly notify Buyer, and provide reasonable assistance to Buyer to object to, oppose, squash or otherwise limit the subpoena or process.

7.	Liability

7.1	Disclaimer. SELLER ACKNOWLEDGES AND AGREES THAT THE LICENSED IP IS LICENSED “AS IS” WITHOUT ANY WARRANTY, EXPRESS OR IMPLIED. BUYER DISCLAIMS AND SHALL NOT BE LIABLE FOR ANY WARRANTIES, REPRESENTATIONS, GUARANTEES, COVENANTS AND OBLIGATIONS OF ANY KIND OR NATURE, WHETHER EXPRESS OR IMPLIED, INCLUDING THOSE RELATING TO THE USEFULNESS, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, VALIDITY, PERFORMANCE, MARKETABILITY OR TITLE OF THE LICENSED IP OR SELLER’S EXERCISE OF ITS RIGHTS UNDER THIS AGREEMENT. SELLER ASSUMES THE ENTIRE RISK AND RESPONSIBILITY FOR THE SAFETY, EFFICACY, PERFORMANCE, DESIGN, MARKETABILITY, TITLE, AND QUALITY OF ALL PRODUCTS WHICH PRACTICE OR USE THE LICENSED IP (OTHER THAN ANY PRODUCTS OF BUYER OR BUYER’S OTHER LICENSEES OR ANY USE OF THE LICENSED IP BY BUYER OR ITS OTHER LICENSEES). Seller hereby covenants not to sue Buyer or its Affiliates with respect to any of the matters which are disclaimed by Buyer in this Section 7.1.

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7.2	Limitation of Liability. In no event shall Buyer or its Affiliates be responsible or liable for any indirect, special, punitive, incidental, or consequential damages or lost profits, lost business, lost reputation, lost opportunity, or intellectual property infringement to Seller, regardless of legal theory.

7.3	Application. The disclaimers and limitations in this Section 7 apply even though Buyer or its Affiliates may have been advised of the possibility of the relevant loss or damage.

7.4	Indemnification. Seller shall, and will require its Sublicensees (including distributors) to, indemnify, hold harmless, and defend Buyer and its Affiliates, and each of their officers, employees, sublicensees, distributors, customers, representatives and agents, against any and all claims, suits, losses, damages, costs, fees, and expenses, including any indirect, special, punitive, incidental, or consequential damages, and any profits, lost business or lost opportunity, regardless of legal theory, in connection with: (a) Seller’s exercise of its rights under this Agreement; (b) the New Products or Ex-America Products; (c) Seller’s breach of this Agreement; or (d) any act or omission by Seller, any Licensed Distributor or any Person acting under Seller’s control that results in: (i) a material reduction of Buyer’s ability to use, design, develop, manufacture, use, import, export, offer for sale, sell, license, reproduce, distribute, or otherwise exploit or commercialize any Business Product; (ii) the withdrawal or any adverse effect on any IND, NDA, clinical trial or other product registration; (iii) Buyer or its Subsidiaries to be in breach or violation of any condition under any IND, NDA, clinical trial or other product registration or any Laws applicable to the Business Product; or (iv) any Governmental Authority commencing or threatening an investigation, audit, Action, suit, hearing, charge, claim, demand, notice or other proceeding (each, an “Indemnified Claim”). Nothing is indemnified if Seller is merely providing a regulatory agency with information regarding an adverse event. Without limiting the foregoing obligations of Seller, where an Indemnified Claim is asserted by a third party, Buyer will have the right at its option, to have sole control over the defense, settlement, compromise, admission, or acknowledgment of the Indemnified Claim, or to request that Seller undertake the defense, settlement, compromise, admission, or acknowledgment of the Indemnified Claim. If Buyer notifies Seller that Buyer shall have sole control over the defense, settlement, compromise, admission, or acknowledgment of the Indemnified Claim, Seller shall at Seller’s own cost and expense, provide all assistance as requested by Buyer. If Buyer requests that Seller undertakes the defense, settlement, compromise, admission, or acknowledgment of the Indemnified Claim, Seller shall immediately comply with such request, keep Seller reasonably informed of the progress of the Indemnified Claim (including providing all information as requested by Buyer) and allow Buyer to reasonably participate, at Buyer’s sole cost and expense, in such defense, settlement, compromise, admission, or acknowledgment using counsel of Buyer’s choice. Notwithstanding anything in the foregoing, Seller shall not waive, release, compromise or settle any Indemnified Claim that may adversely affect Buyer in any manner, without Buyer’s prior written approval.

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8.	Miscellaneous

8.1	Compliance with Laws. Seller shall comply with all Legal Requirements, including all applicable United States and foreign laws with respect to the transfer of New Products and Ex-America Products and related technical data to foreign countries, including the International Traffic in Arms Regulations and the Export Administration Regulations, in the exercise of its rights and fulfillment of its obligations under this Agreement.

8.2	Right to Injunction. Seller acknowledges that the Licensed IP possesses special, unique and extraordinary characteristics which could make difficult the assessment of monetary damages, which Buyer could sustain due to a breach or threatened breach by Seller of this Agreement, such as Seller’s unauthorized use of the Licensed IP or the Confidential Information. Seller recognizes and acknowledges that such unauthorized activities or breaches of obligations could cause irreparable injury to Buyer and specifically agrees that injunctive and other equitable relief is appropriate in the event of a breach or threatened breach by Seller of this Agreement. Such equitable relief shall not be exclusive of or in lieu of any other remedies available to Buyer. Buyer’s pursuit of equitable remedies hereunder shall not be deemed to be an election of remedies by Buyer. Seller agrees to waive any requirement for the security or posting of any bond in connection with such remedy.

8.3	Entire Agreement. This Agreement together with the Transaction Documents constitutes the entire agreement between Seller and Buyer in relation to the subject matter set forth herein. Any prior agreements, letters of intent, term sheets or understandings among Seller and Buyer, and any representations or statements made by or on behalf of Buyer or any of its Affiliates to Seller, whether written or oral, with respect to the subject matter of this Agreement are superseded to the extent not expressly included in this Agreement or the APA.

8.4	Assignment. Seller shall not assign, transfer, or delegate any of its obligations under this Agreement, in whole or in part, without Buyer’s prior written consent. Any attempt to assign, transfer, or delegate in breach of the foregoing assignment shall be null and void and of no force or effect. Buyer may assign this Agreement at any time and Seller hereby agrees to any such assignment.

8.5	Counterparts. This Agreement may be executed in multiple counterparts and by facsimile or other means of electronically imaging a signature, each of which, when taken together, shall constitute one and the same instrument.

8.6	Relationship of Parties. The Parties are independent contractors. There is no relationship of principal to agent, master to servant, employer to employee, or franchiser to franchisee between the Parties. Neither Party has the authority to bind the other or incur any obligation on its behalf.

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8.7	Incorporation by Reference and Notices to Seller. Sections 1, 9.1, 9.3, 9.5, 9.8, 9.10, 9.11, 9.13, 9.14 and 9.15 of the APA are hereby incorporated into this Agreement by reference; provided that, for purposes of providing any notice, request instruction or other document to be given hereunder to Seller, a copy thereof shall be provided, in addition to the Persons set forth in Section 9.1, to: Porzio Bromberg & Newman in DC. Attention: Scott Chambers, Facsimile: (202) 517-6322, email: SAChambers@pbnlaw.com.

Signature Page follows

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IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

Navidea Biopharmaceuticals, Inc.		Cardinal Health 414, LLC

By:		By:
	Name:		Name:
	Title:		Title:

Exhibit E

Form of Transition Services Agreement

This TRANSITION SERVICES AGREEMENT (“Agreement”), is made as of [●], 2016, by and between Navidea Biopharmaceuticals, Inc., a Delaware corporation (the “Seller”), and Cardinal Health 414, LLC, a Delaware limited liability company (“Buyer”). Buyer and Seller are each referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

A.           Buyer and Seller are parties to that certain Asset Purchase Agreement, dated as of November 23, 2016 (the “Asset Purchase Agreement”), pursuant to which Buyer agreed to acquire from Seller, and Seller agreed to sell, assign, convey and transfer to Buyer, certain assets and liabilities associated with the Business in the Territory. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

B.           In connection with the transactions contemplated by the Asset Purchase Agreement, Buyer and Seller desire to enter into an arrangement whereby Seller will provide certain Services (as defined below) to Buyer in connection with the Business, all pursuant to the terms and conditions set forth in this Agreement.

C.           This Agreement is being executed and delivered by Buyer and Seller concurrently with the Closing under the Asset Purchase Agreement, as contemplated by Section 2.9 thereof.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement (as well as the Asset Purchase Agreement) and of the representations, warranties, conditions, agreements and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

AGREEMENT

1.          Services.

(a)          During the Transition Period, Seller agrees to provide, or to cause its Affiliates to provide, to Buyer or any Affiliate of Buyer the following services (collectively, the “Services”): (i) the services, including access to records, information, systems and personnel, as described on Exhibit A for the respective service periods specified on Exhibit A; and (ii) such other services, including access to records, information, systems and personnel, as may be requested by Buyer or any Affiliate of Buyer from time to time with respect to (A) any Product Registrations or other approvals, licenses or registrations of the Business Product in the Territory or (B) any Payment Claims (as defined below).

(b)          From time to time during the Transition Period, Buyer may identify additional services that (i) were performed by Seller in connection with the Business immediately prior to the Closing Date or (ii) are necessary for the operation of the Business or otherwise to effectuate an orderly transition of the Business to Buyer, in each case, that were inadvertently omitted from the original Services (collectively, the “Additional Services”). Except as set forth in the next sentence, the Parties shall amend Exhibit A to include a description of any such Additional Service requested by Buyer, the time period during which the Additional Service will be provided and any other terms applicable thereto, and such Additional Services will thereafter constitute “Services” to be provided by Seller in accordance with the terms of this Agreement. If Seller reasonably believes the performance of any Additional Service requested by Buyer pursuant to this Section 1(b) will significantly disrupt its operations, then Buyer and Seller shall negotiate in good faith to establish terms under which Seller can provide such Additional Services, but Seller will not be obligated to provide such Additional Service if following such good faith negotiations, the Parties are unable to reach agreement on the terms of such Additional Service.

(c)          Standard of Service. Seller shall (or shall cause one or more of its Affiliates to) perform the Services in accordance with Buyer’s reasonable instructions, timelines and guidelines and in substantially the same manner, and with at least the same level of care and effort as the same or similar services were provided by Seller and its Affiliates in respect of the Business pursuant to Seller’s historical practices in operating the Business, including with respect to manner, amount, timeliness, priority and quality. In any event, Seller (or its Affiliates) will perform the Services with no less than a commercially reasonable level of care and effort and in accordance with all applicable Legal Requirements.

(d)          Subcontractors. Seller may provide any or all of the Services through or with the assistance of one or more third-party subcontractors; provided that, if such subcontractor has not been engaged by Seller with respect to such Service in connection with the Business for the 12 consecutive months prior to the date hereof, Seller shall obtain the prior written consent of Buyer, which may be withheld in Buyer’s sole discretion, to hire such subcontractor. Seller will remain responsible, and will be liable, for the Services performed by any subcontractors. Seller will be Buyer’s sole point of contact regarding the Services, including with respect to payment.

2.          Term of Agreement; Extension.

(a)          Term. The term of this Agreement (the “Transition Period”) shall commence on the Closing Date and, unless extended pursuant to Section 2(b) or by the mutual written agreement of the Parties, shall terminate on the later of (i) the date upon which Seller’s obligation to provide Services according to Exhibit A (as amended) expires such that Seller has no continuing obligation to perform any Services hereunder and (ii) eighteen (18) months after the date of this Agreement. Buyer may, in its sole discretion, terminate any category of Services upon thirty (30) days prior written notice to Seller, which notice shall specify the Services(s) to be terminated and the date of termination.

(b)          Option to Extend Service Term. Upon written request from Buyer delivered to Seller no later than thirty (30) days prior to the expiration date for any category of Services set forth in Exhibit A, the Parties will amend Exhibit A with respect to such Service to extend the term of such Service for up to thirty (30) days (or for such other period negotiated in good faith by the Parties and set forth in such amendment to Exhibit A with respect to such Service), on the terms and conditions contained in this Agreement.

3.          Consideration; Expenses.

(a)          Consideration. The Parties acknowledge and agree that the Services will be provided in consideration of the Purchase Price paid by Buyer to Seller pursuant to the Asset Purchase Agreement, and that no additional fees will be charged to Buyer in respect of the Services.

(b)          Expenses. Seller, on behalf of itself and its Affiliates, will obtain Buyer’s prior written approval, not to be unreasonably withheld, conditioned or delayed, prior to incurring any out-of-pocket expenses in connection with providing the Services. In the event that Seller or any of its Affiliates incurs reasonable and documented out-of-pocket expenses in connection with the provision of any Service after Buyer’s approval in accordance with the preceding sentence (“Expenses”), Buyer shall reimburse Seller for all such Expenses in accordance with Section 3(c). For the avoidance of doubt, the Expenses will not include payment of any wages, bonuses, commissions, employee benefits, including severance and worker’s compensation, or any other payments made to employees of Seller or its Affiliates (other than reimbursement of items otherwise constituting Expenses).

(c)          Invoices. Seller shall provide Buyer with monthly invoices within fifteen (15) days following the end of each month during the Transition Period, which shall set forth in reasonable detail and with such supporting documentation as Buyer may reasonably request, the Expenses. Within thirty (30) days after receipt of the invoice from Seller, Buyer will pay any undisputed Expenses. In the event of an invoice dispute, Buyer shall deliver a written statement to Seller no later than ten (10) days prior to the date payment is due listing all disputed items and providing a reasonably detailed description of each disputed item. The Parties will work in good faith to promptly resolve any such disputes. Seller shall continue performing the Services pending resolution of any dispute.

4.          Termination.

(a)          Termination Rights. In addition to, and not in limitation of, any other termination rights set forth in this Agreement, this Agreement may be terminated (i) by the mutual written consent of the Parties; (ii) by either Party, by giving written notice to the other Party, if the other Party commits a material breach of this Agreement, which breach is not cured within thirty (30) days after receipt of such notice of the breach; or (iii) by either Party if the other Party (A) files for bankruptcy, (B) becomes or is declared insolvent, or is the subject of any proceedings (not dismissed within sixty (60) days) related to its liquidation, insolvency or the appointment of a receiver, (C) makes an assignment for the benefit any of its creditors, or (D) takes any corporate action for its winding up or dissolution. For the avoidance of doubt, any non-payment by Buyer of any Expenses it is disputing in good faith by the applicable due date will not be deemed to be a material breach of this Agreement.

(b)          Effect of Termination. Upon termination of this Agreement in its entirety pursuant to Section 4(a), all obligations of the Parties hereto shall terminate, except for the provisions of Sections 4(c), 5, 6 and 8.

(c)          Rights Upon Termination or Expiration. If Buyer terminates this Agreement pursuant to Section 4(a), then Seller will provide Buyer with reasonable information and assistance to facilitate the transition responsibility for the Services from Seller to Buyer or its designee.

5.          Confidentiality. The Parties recognize that, in connection with provision of the Services, the Parties and their Affiliates may have access to confidential business information, proprietary information, and trade secrets of the other Party or its Affiliates. Each Party acknowledges that such information is valuable, and that disclosure to, or use for the benefit of, any Person could cause substantial damage to the other Party. The Parties will, and will cause their respective Affiliates and Representatives to, at all times maintain the confidentiality of the other Party’s Confidential Information, and the Parties will not, and will cause their respective Affiliates and Representatives to, disclose any such information to any Person, nor will the Parties or their respective Affiliates or Representatives use any of the other Party’s Confidential Information for any purpose other than provision of the Services hereunder. Each Party’s duty of confidentiality with regard to the other Party’s Confidential Information will not extend to: (i) any information that, at the time of disclosure, had been previously published and was part of the public domain; or (ii) information that is published after disclosure, unless such publication is a breach of this Agreement by such Person or any other obligation of confidentiality.

6.          Intentionally Omitted.

7.          Additional Agreements.

(a)          Compliance with Laws. Each Party will, and will cause its respective employees and subcontractors to, comply in all material respects with all applicable Legal Requirements in the performance of the Services and its other obligations under this Agreement.

(b)          Cooperation. Each Party will, and will cause its respective Affiliates and Representatives to, cooperate with the other in good faith and will take such other actions as may be reasonably requested from time to time by the other as are necessary to accomplish the intended purpose of this Agreement and to resolve in a commercially reasonable manner any problems that may occur in relation to it. In furtherance of the foregoing, each Party will, upon the other Party’s reasonable request and subject to applicable Legal Requirement, provide the other Party with any information owned or controlled by it that is reasonably required for the other Party to fulfill its obligations or exercise its rights under this Agreement.

(c)          Required Consents. If any consent, waiver, approval, license, Order or other authorization (“Authorization”) is required in connection with performing the Services, Seller or one of its Affiliates shall obtain and maintain in full force and effect such Authorization for the duration of the Transition Period.

(d)          Records; Access. During the Transition Period, Seller will keep and maintain complete and accurate written and electronic records and accounts relating to its performance of the Services and performance of its obligations under this Agreement. Buyer or its designee will, at no cost to Buyer, have the right, upon reasonable advance notice and during normal business hours, to audit and inspect Seller’s books and records relating to the Services and the performance of Seller’s obligations under this Agreement.

(e)          Regulatory Review. Each Party will notify the other promptly of any formal request or Order by a Governmental Authority to examine records regarding Buyer that are maintained by Seller or to examine Seller’s performance of the Services. Each Party will cooperate reasonably with the other Party in connection with any such examination.

(f)          Operation of Business. Notwithstanding anything to the contrary in this Agreement, including Exhibit A, following the Closing Date, Buyer shall have the sole right to operate the Business, Acquired Assets and Assumed Liabilities as it deems appropriate in its sole discretion, including changing the price, marketing strategy, distribution channel or manufacturing, packaging or testing arrangements with respect to the Business Product.

(g)          NDC Transition. The Parties acknowledge that as of the date hereof, the Business Product is sold under Seller’s National Drug Code (“NDC”) numbers and contains Seller’s trade dress, name or logo. Effective as of the date hereof, Buyer shall be and hereby is permitted and, in connection therewith, is granted a non-exclusive license to sell any inventory of Business Product that Buyer acquires from Seller, either under the Asset Purchase Agreement or in connection with the Services, using Seller’s NDC number and bearing Seller’s trade dress, name or logo until the earliest of (i) the date that such inventory is exhausted, (ii) the date on which inventory of the Business Product using Buyer’s NDC number and bearing Buyer’s (or any of its Affiliates’) trade dress, name and logo is available and approved by applicable Regulatory Authorities for commercial sale, and (iii) the date on which this Agreement terminates.

(h)          Patient Assistance Programs. From and after the date hereof, Buyer will have sole discretion over any patient assistance program related to the Business Product, including any decision to maintain or terminate any patient assistance program operated by Seller for the Business Product (“Seller PAPs”). If Buyer decides to terminate any Seller PAP, then Buyer and Seller shall reasonably agree in good faith on a joint communication to patients regarding the wind-down and termination of that Seller PAP. If Buyer decides to maintain any Seller PAP, then Seller shall continue to operate such Seller PAP in accordance with the terms of this Agreement.

(i)          Customer Inquiries. On and after the date established by Buyer during the Transition Period, Buyer will assume all responsibility for responding to any customer inquiries relating to the Business Product. All customer inquiries received by Seller or its Affiliates after such date shall be promptly transferred to Buyer. Prior to such date, Seller shall continue to respond to customer inquiries relating to the Business Product using the same level of care required by Section 1(c).

(j)          Payment Claims. Seller will be financially responsible for one hundred percent (100%) of the amount of any Payment Claims received prior to the Closing Date, and Buyer will be financially responsible for one hundred percent (100%) of the amount of any Payment Claims received after the Closing Date. “Payment Claim” means any rebate or chargeback payable to any customer, including prompt payment discounts, distribution service fees and administrative fees charged by customers.

(k)          Branded Prescription Drug Fee. With respect to the Branded Prescription Drug Fee under Section 9008 of the Affordable Care Act and any related adjustments (“Fees”):

(i)          Seller will be responsible for the processing and payment of all Fees associated with the Business Product bearing Seller’s NDCs.

(ii)         Seller will be financially responsible for any and all Fees based on utilization of the Business Product bearing Seller’s NDCs up to and including the Closing Date.  Buyer shall be financially responsible for all Fees based on utilization of the Business Product after the Closing Date, regardless of whether the utilization is for units that bear Seller’s or Buyer’s NDC. Buyer will reimburse Seller for Buyer’s pro rata share of Fees and adjustments based on utilization during the calendar year in which the Closing occurs, to be calculated based on Closing Date.

(iii)        Buyer will reimburse Seller within 30 days of receipt of Seller invoice for: (A) Buyer’s pro rata share of Fees owed based on utilization of the Business Product bearing Seller’s NDCs during the calendar year in which the Closing occurs, and (B) all Fees owed based on utilization of the Business Product bearing Seller’s NDCs during subsequent calendar years.

8.          Miscellaneous.

(a)          Assignment. This Agreement may not, without the prior written consent of the other Party, be assigned, and any attempted assignment will be null and void; provided that Buyer may assign its rights, in whole or in part, to an Affiliate of Buyer upon written notice of same to Seller, which assignment will not relieve Buyer of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

(b)          Independent Contractor. The relationship between the Parties established under this Agreement is that of an independent contractor and neither Party is an employee, agent, partner, or joint venturer of or with the other.

(c)          Notices. Any notice, request, instruction, or other document to be given hereunder by any Party to the other will be in writing and will be delivered in accordance with Section 9.1 of the Asset Purchase Agreement.

(d)          Exhibits. All exhibits hereto, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and made a part hereof as if set out in full in this Agreement.

(e)          Computation of Time. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder will fall upon a Saturday, Sunday or any date on which banks in New York City, New York are authorized to be closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

(f)          Governing Law; Jurisdiction. This Agreement will be governed by, and construed in accordance with, the internal Legal Requirements of the State of Delaware, without reference to the choice of Legal Requirement or conflict of Legal Requirements principles thereof. The Parties hereby agree and consent to be subject to the exclusive jurisdiction of the courts of Delaware, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such Action. In furtherance of the foregoing, each Party (i) waives the defense of inconvenient forum, (ii) agrees not to commence any Action arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (iii) agrees that a final judgment in any such Action (including any appeals therefrom) will be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Legal Requirement.

(g)          Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY.

(h)          Entire Agreement. This Agreement, including Exhibit A attached thereto, together with the other Transaction Documents, constitutes the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

(i)          Severability. The invalidity of any portion hereof will not affect the validity, force or effect of the remaining portions hereof. If it is ever held by any Governmental Authority of competent jurisdiction that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction will be enforced to the maximum extent permitted by Legal Requirement and, to the extent necessary, the Parties will amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

(j)          No Strict Construction. Each Party acknowledges that this Agreement has been prepared jointly by the Parties, and will not be strictly construed against any Party. As a consequence, the Parties do not intend that the presumptions of any Legal Requirements or rules relating to the interpretation of Contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects.

(k)          Failure or Indulgence not Waiver. No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any exercise of any such right preclude any other or further exercise thereof or any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

(l)          Amendment. This Agreement may be amended, at any time by the parties. This Agreement may not be amended or modified except by an instrument in writing signed on behalf of the Parties.

(m)          Counterparts. This Agreement may be executed in two or more counterparts for the convenience of the Parties, each of which will be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format will be effective as delivery of a manually executed counterpart to this Agreement.

(n)          Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and will not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

NAVIDEA BIOPHARMACEUTICALS, INC.

By:
Name:
Title:

CARDINAL HEALTH 414, LLC

By:
Name:
Title:

Exhibit F

Form of Warrant

NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUBJECT TO SECTION 6 BELOW, AND EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT, NO SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR HOLDER, SATISFACTORY TO COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

WARRANT TO PURCHASE SHARES OF COMMON STOCK

[_____], 2016

THIS CERTIFIES THAT, for value received, Cardinal Health 414, LLC, a Delaware limited liability company (“Holder”), is entitled to subscribe for and purchase TEN MILLION (10,000,000) shares of fully paid and nonassessable shares of Common Stock of NAVIDEA BIOPHARMACEUTICALS, INC., a Delaware corporation (“Company”), at the Warrant Price (as hereinafter defined), subject to the provisions and upon the terms and conditions hereinafter set forth. As used herein, the term “Common Stock” shall mean Company’s presently authorized common stock, $0.001 par value per share, and any stock into which such Common Stock may hereafter be converted or exchanged and the term “Warrant Shares” shall mean the shares of Common Stock which Holder may acquire pursuant to this Warrant and any other shares of stock into which such shares of Common Stock may hereafter be converted or exchanged. This Warrant is being executed and delivered pursuant to the terms of an Asset Purchase Agreement, dated November 23, 2016, between Holder and the Company (the “Purchase Agreement”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

Section 1.          Warrant Price. The “Warrant Price” shall initially be one and 50/100 dollars ($1.50) per share, subject to adjustment as provided in Section 7 below.

Section 2.          Conditions to Exercise. The purchase right represented by this Warrant may be exercised at any time, or from time to time, in whole or in part, during the term commencing on the date hereof and ending at 5:00 p.m. (New York City time) on the fifth anniversary of the date of this Warrant (the “Expiration Date”).

Section 3.          Method of Exercise or Conversion; Payment; Issuance of Shares; Issuance of New Warrant.

(a)          Cash Exercise. Subject to Section 2 hereof, the purchase right represented by this Warrant may be exercised by Holder, in whole or in part, by delivery (pursuant to Section 17) to the Company of a duly executed Notice of Exercise in substantially the form attached hereto, provided that, within three (3) trading days following the date of such exercise, Holder shall surrender the original of this Warrant and pay to the Company, by certified or bank check, or wire transfer of immediately available funds, an amount equal to the then applicable Warrant Price per share multiplied by the number of Warrant Shares then being purchased. In the event of any exercise of the rights represented by this Warrant, certificates for the shares of stock so purchased shall be in the name of, and delivered to, Holder, or as Holder may direct (subject to the terms of transfer contained herein and upon payment by such Holder of any applicable transfer taxes). Such delivery shall be made within 10 trading days after exercise of this Warrant and at the Company’s expense and, unless this Warrant has been fully exercised or expired, a new Warrant having terms and conditions substantially identical to this Warrant and representing the portion of the Warrant Shares, if any, with respect to which this Warrant shall not have been exercised, shall also be issued to Holder within 10 days after exercise of this Warrant. The Warrant Shares shall be deemed to have been issued and Holder or its designee shall be deemed to have become a holder of record of such Warrant Shares for all purposes as of the date the Notice of Exercise of this Warrant is delivered to the Company.

(b)          Limited Conversion Rights. If, at the time of delivery (pursuant to Section 17) to the Company of a duly executed Notice of Exercise in substantially the form attached hereto, a registration statement (or prospectus) filed by the Company with the U.S. Securities and Exchange Commission with respect to the resale by Holder of the Warrant Shares (the “Registration Statement”) is not effective under the Securities Act of 1933, as amended (the “Act”), and the rules and regulations promulgated thereunder, then in lieu of exercising this Warrant as specified in Section 3(a), Holder may convert this Warrant, in whole or in part, into Warrant Shares by surrender of the original of this Warrant (together with a duly executed Notice of Exercise in substantially the form attached hereto) at the principal office of the Company, in which even the Company shall issue to Holder the number of Warrant Shares computed using the following formula:

X = Y(A-B)/A

Where:

X = the number of Warrant Shares to be issued to Holder;

Y = the number of Warrant Shares requested to be purchased under this Warrant (at the date of such calculation);

A = the Fair Market Value of one share of the Company’s Common Stock (at the date of such calculation); and

B = the Warrant Price (as adjusted to the date of such calculation).

(c)          Fair Market Value. For purposes of this Section 3, Fair Market Value of one share of the Company’s Common Stock shall mean:

(i)          The last reported sale price quoted on the NYSE MKT or on any other exchange on which the Common Stock is listed, or the average of the closing bid and asked prices of Common Stock quoted in the Over-The-Counter Market Summary, whichever is applicable, as published in the Eastern Edition of the Wall Street Journal for the three (3) trading days prior to the date of determination of the Fair Market Value; or

(ii)         In the event of an exercise in connection with a merger, acquisition or other consolidation in which the Company is not the surviving entity, the value to be received per share of Common Stock by all holders of the Common Stock in such transaction as determined in the reasonable good faith judgment of the Company’s Board of Directors; or

(iii)        In any other instance, the value as determined in the reasonable good faith judgment of the Company’s Board of Directors.

In the event of Section 3(c)(ii) or 3(c)(iii) above, the Company’s Board of Directors shall prepare a certificate, to be signed by an authorized officer of the Company, setting forth in reasonable detail the basis for and method of determination of the per share Fair Market Value of the Common Stock. The Board of Directors will also certify to Holder that this per share Fair Market Value will be applicable to all holders of Company’s Common Stock. Such certifications must be made to Holder, in the event of Section 3(c)(ii) above, at least ten (10) business days prior to the proposed effective date of the merger, acquisition or other consolidation, and in the event of Section 3(c)(iii), promptly after exercise of this Warrant.

(d)          Automatic Exercise. To the extent this Warrant is not previously exercised, it shall be deemed to have been automatically converted in accordance with Sections 3(b) and 3(c) hereof (even if not surrendered) as of immediately before its expiration, involuntary termination or cancellation if the Registration Statement is not effective as of such time (including, without limitation, pursuant to Section 3(e)(ii)) if the then-Fair Market Value of a Warrant Share exceeds the then-Warrant Price, unless Holder notifies the Company in writing to the contrary prior to such automatic exercise.

(e)          Treatment of Warrant Upon Acquisition of the Company.

(i)         Certain Definitions; Acquisitions. For the purpose of this Warrant: “Acquisition” means, whether direct or indirect and whether in one or a series of related transactions, any sale, license, assignment, or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, or merger of the Company, or sale of outstanding Company securities by holders thereof, where the holders of the Company’s securities as of immediately before the transaction beneficially own less than a majority of the outstanding voting securities of the successor or surviving entity as of immediately after the transaction (or, if the successor or surviving entity is a wholly-owned subsidiary of another corporation, such successor or surviving entity’s parent). For purposes of this Section 3(e), “Affiliate” shall mean any person or entity that owns or controls directly or indirectly ten percent (10%) or more of the voting capital stock of the Company, any person or entity that controls or is controlled by or is under common control with such persons or entities, and each of such person’s or entity’s officers, directors, joint venturers or partners, as applicable. The Company shall provide Holder with written notice of any proposed Acquisition not later than ten (10) Business Days prior to the closing thereof setting forth the material terms and conditions thereof, and shall provide Holder with copies of the draft transaction agreements and other documents in connection therewith and with such other information respecting such proposed Acquisition as may reasonably be requested by Holder. If the Acquisition described in such notice is terminated or abandoned prior to the consummation thereof, the Company shall provide prompt notice thereof to Holder and, unless Holder advises the Company in a written notice that it elects to reaffirm the exercise, any purported exercise of this Warrant in connection with such proposed Acquisition shall be null and void. For the avoidance of doubt, the transactions contemplated by the Purchase Agreement do not constitute an Acquisition for purposes of this Warrant.

(ii)         Acquisition for Cash. Holder agrees that, in the event of an Acquisition in which the sole consideration is cash, and such consideration is to be received by the holders of the Company’s Common Stock in respect of their shares of the Common Stock at the closing of the Acquisition, this Warrant shall be automatically exercised (or terminated) as provided in Section 3(d) (even if a Registration Statement has been declared and remains effective by the SEC) on and as of the closing of such Acquisition to the extent not previously exercised.

(iii)        Asset Sale. In the event of an Acquisition that is an arm’s length sale of all or substantially all of the Company’s assets (and only its assets) to a third party that is not an Affiliate of the Company (a “True Asset Sale”), Holder may either (A) exercise its conversion or purchase right under this Warrant pursuant to Sections 3(a) or 3(b) (even if a Registration Statement has been declared and remains effective by the SEC), respectively, and such exercise will be deemed effective immediately prior to the consummation of such Acquisition, or (B) permit the Warrant to continue until the Expiration Date if the Company continues as a going concern following the closing of any such True Asset Sale. For the avoidance of doubt, the transactions contemplated by the Purchase Agreement do not constitute a True Asset Sale for purposes of this Warrant.

(iv)        Assumption of Warrant. Upon the closing of any Acquisition other than as particularly described in Section 3(e)(ii) or 3(e)(iii) above (and, for the avoidance of doubt, including any such Acquisition in which the Company is not the surviving entity), the Company shall, unless Holder requests otherwise, cause the surviving or successor entity to assume this Warrant and the obligations of the Company hereunder, and this Warrant shall, from and after such closing, be exercisable for the same class, number and kind of securities, cash and other property as would have been paid for or in respect of the shares issuable (as of immediately prior to such closing) upon exercise in full hereof as if such shares had been issued and outstanding on and as of such closing, at an aggregate Warrant Price equal to the aggregate Warrant Price in effect as of immediately prior to such closing (and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant).

(v)         Conditional Exercise. Notwithstanding any other provision hereof, if an exercise of this Warrant is to be made in connection with an Acquisition, such exercise may at the election of Holder be conditioned upon the consummation of such Acquisition, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of the Acquisition.

Section 4.              Representations and Warranties of Holder and the Company.

(a)          Representations and Warranties of Holder. Holder represents and warrants to the Company as of the date hereof with respect to this Warrant as follows:

(i)          Evaluation. Holder has substantial experience in evaluating and investing in private placement transactions of securities of companies similar to the Company so that Holder is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its interests.

(ii)         Resale. Except for transfers to an affiliate of Holder, Holder is acquiring this Warrant and the Warrant Shares issuable upon exercise of this Warrant (collectively, the “Securities”) for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof. Holder understands that the Securities have not been registered under the Act by reason of a specific exemption from the registration provisions of the Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein.

(iii)        Rule 144. Holder acknowledges that the Securities must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available. Holder is aware of the provisions of Rule 144 promulgated under the Act.

(iv)        Accredited Investor. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

(b)          Representations and Warranties by the Company. The Company hereby represents and warrants to Holder that the statements in the following paragraphs of this Section 4(b) are true and correct as of the date hereof.

(i)          Corporate Organization and Authority. The Company (A) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (B) has the corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and (C) is qualified as a foreign corporation in all jurisdictions where such qualification is required.

(ii)         Corporate Power. The Company has all requisite legal and corporate power and authority to execute, issue and deliver this Warrant, to issue the Warrant Shares issuable upon exercise or conversion of this Warrant, and to carry out and perform its obligations under this Warrant and any related agreements.

(iii)        Authorization; Enforceability. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of its obligations under this Warrant and for the authorization, issuance and delivery of this Warrant and the Warrant Shares issuable upon exercise of this Warrant has been taken and this Warrant constitutes the legally binding and valid obligation of the Company enforceable in accordance with its terms.

(iv)        Valid Issuance of Warrant and Warrant Shares. This Warrant has been validly issued and is free of restrictions on transfer other than restrictions on transfer set forth herein and under applicable state and federal securities laws. The Warrant Shares issuable upon exercise or conversion of this Warrant, when issued, sold and delivered in accordance with the terms of this Warrant for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions under this Warrant and under applicable state and federal securities laws. Subject to applicable restrictions on transfer, the issuance and delivery of this Warrant and the Warrant Shares issuable upon exercise or conversion of this Warrant are not subject to any preemptive or other similar rights or any liens or encumbrances except as specifically set forth in the Company’s Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) or this Warrant. Unless a Registration Statement has been declared and remains effective by the SEC at the time of the issuance of the Warrant Shares, the offer, sale and issuance of the Warrant Shares, as contemplated by this Warrant, are exempt from the prospectus and registration requirements of applicable United States federal and state security laws, and neither the Company nor any authorized agent acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption, except with respect to filing, causing to become effective, and maintaining the effectiveness of, the Registration Statement.

(v)         No Conflict. The execution, delivery and performance of this Warrant will not (A) contravene any of the organizational documents of the Company, (B) violate any material Legal Requirement, (C) require any action by, filing, registration, qualification with, or approval, consent or withholding of objections from, any Governmental Authority or any other Person, except those which have been obtained and are in full force and effect, (D) result in the creation of any Lien on any of the Company’s Real Property, or (E) result in any breach of or constitute a default under, or permit the termination or acceleration of, any Material Contract to which the Company is a party.

Section 5.             Legends.

(a)          Legend. Each certificate representing the Warrant Shares shall, unless at the time of issuance the Registration Statement has been declared and remains effective by the SEC, be endorsed with substantially the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED (UNLESS SUCH TRANSFER IS TO AN AFFILIATE OF HOLDER) UNLESS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT, A “NO ACTION” LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH TRANSFER, A TRANSFER MEETING THE REQUIREMENTS OF RULE 144 OF THE SECURITIES ACT OF 1933, OR (IF REASONABLY REQUIRED BY THE COMPANY) AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY SUCH TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

The Company need not enter into its stock records a transfer of Warrant Shares unless the conditions specified in the foregoing legend are satisfied or the Registration Statement was declared and remained effective by the SEC at the time of issuance of the Warrant Shares. The Company may also instruct its transfer agent not to allow the transfer of any of the Warrant Shares unless the conditions specified in the foregoing legend are satisfied or the Registration Statement was declared and remained effective by the SEC at the time of issuance of the Warrant Shares.

(b)          Removal of Legend and Transfer Restrictions. The legend relating to the Act endorsed on a certificate pursuant to paragraph 5(a) of this Warrant shall not be affixed or shall be removed and the Company shall issue a certificate without such legend to Holder if (i) the Securities are registered under the Act and a prospectus meeting the requirements of Section 10 of the Act is available, or (ii) Holder provides to the Company an opinion of counsel for Holder reasonably satisfactory to the Company, or other evidence reasonably satisfactory to the Company, to the effect that public sale, transfer or assignment of the Securities may be made without registration and without compliance with any restriction such as Rule 144.

Section 6.             Transfers of Warrant. In connection with any transfer by Holder of this Warrant, the Company may require the transferee to provide the Company with written representations and warranties that transferee is acquiring this Warrant and the Warrant Shares to be issued upon exercise for investment purposes only and not with a view to any sale or distribution, and may require a legal opinion, in form and substance satisfactory to the Company and its counsel, stating that such transfer is exempt from the registration and prospectus delivery requirements of the Act; provided that the Company shall not require an opinion of counsel if the transfer is to an affiliate of Holder or the Registration Statement has been declared and remains effective by the SEC at the time of such transfer. Following any transfer of this Warrant, at the request of either the Company or the transferee, the transferee shall surrender this Warrant to the Company in exchange for a new warrant of like tenor and date, executed by the Company. Upon any partial transfer, the Company will also execute and deliver to Holder a new warrant of like tenor with respect to the portion of this Warrant not so transferred. Subject to the foregoing, this Warrant is transferable on the books of the Company at its principal office by the registered Holder upon surrender of this Warrant properly endorsed.

Section 7.             Adjustment for Certain Events. The number and kind of securities purchasable upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a)          Reclassification or Merger. In case of (i) any reclassification or change of securities of the class issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is the acquiring and the surviving corporation and which does not result in any reclassification or change of outstanding securities issuable upon exercise of this Warrant), or (iii) any sale of all or substantially all of the assets of the Company, the Company, or such successor or purchasing corporation, as the case may be, shall duly execute and deliver to Holder a new Warrant (in form and substance satisfactory to Holder of this Warrant), or the Company shall make appropriate provision without the issuance of a new Warrant, so that Holder shall have the right to receive, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of this Warrant, and in lieu of the Warrant Shares theretofore issuable upon exercise or conversion of this Warrant, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change, merger or sale by a holder of the number of shares of Common Stock then purchasable under this Warrant, or in the case or such a merger or sale in which the consideration paid consists all or in part of assets other than securities of the successor or purchasing corporation, at the option of Holder, the securities of the successor or purchasing corporation having a value at the time of the transaction equivalent to the value of the Warrant Shares purchasable upon exercise of this Warrant at the time of the transaction. Any new Warrant shall provide for adjustments that shall be as nearly as equivalent as may be practicable to the adjustments provided for in this Section 7. The provisions of this subparagraph (a) shall similarly apply to successive reclassifications, changes, mergers and transfers.

(b)          Subdivision or Combination of Shares. If the Company at any time while this Warrant remains outstanding and unexpired shall subdivide or combine its outstanding shares of Common Stock, the Warrant Price shall be proportionately decreased and the number of Warrant Shares issuable hereunder shall be proportionately increased in the case of a subdivision and the Warrant Price shall be proportionately increased and the number of Warrant Shares issuable hereunder shall be proportionately decreased in the case of a combination.

(c)          Stock Dividends and Other Distributions. If the Company at any time while this Warrant is outstanding and unexpired shall (i) pay a dividend with respect to Common Stock payable in Common Stock, then the Warrant Price shall be adjusted, from and after the date of determination of shareholders entitled to receive such dividend or distribution, to that price determined by multiplying the Warrant Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution; or (ii) make any other distribution with respect to Common Stock (except any distribution specifically provided for in Sections 7(a) and 7(b)), including in connection with any direct or indirect sale, license, assignment or other disposition of any of the material assets (whether in one or a series of related transactions and regardless of the form of transaction) associated with the “Manocept” or “Macrophage Therapeutics” subsidiaries or divisions of the Company, or any sale or other disposition of the securities of any such subsidiary, then, in each such case, provision shall be made by the Company such that Holder shall receive upon exercise of this Warrant a proportionate share of any such dividend or distribution as though it were Holder of the Warrant Shares as of the record date fixed for the determination of the shareholders of the Company entitled to receive such dividend or distribution.

(d)          Adjustment of Number of Shares. Upon each adjustment in the Warrant Price, the number of Warrant Shares purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of Warrant Shares purchasable immediately prior to such adjustment in the Warrant Price by a fraction, the numerator of which shall be the Warrant Price immediately prior to such adjustment and the denominator of which shall be the Warrant Price immediately thereafter.

Section 8.          Notice of Adjustments; Redemption. Whenever any Warrant Price or the kind or number of securities issuable under this Warrant shall be adjusted pursuant to Section 7 hereof, the Company shall prepare a certificate signed by an officer of the Company setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Warrant Price and number or kind of shares issuable upon exercise of this Warrant after giving effect to such adjustment, and within thirty (30) days of such adjustment shall cause copies of such certificates to be delivered to Holder in accordance with Section 17 hereof.

Section 9.          Exchange Act Reports. With a view to making available to Holder the benefits of Rule 144, the Company shall, so long as it is subject to the reporting requirements of the Act and the Exchange Act (collectively, the “Acts”), but not during any period in which the Registration Statement is effective with the SEC, (i) at all times make and keep available adequate current public information, as those terms are understood and defined in Rule 144, (ii) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Acts, and (iii) furnish Holder upon written request a written statement by the Company that it has complied with the reporting requirements of Rule 144 and the Acts, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3, and such other information as may be reasonably requested in availing Holder of any rule or regulation of the SEC that permits the sale of any securities without registration or pursuant to Form S-3.

Section 10.         No Fractional Shares. No fractional shares of Common Stock will be issued in connection with any exercise or conversion hereunder, but in lieu of such fractional share the Company shall make a cash payment therefor upon the basis of the Warrant Price then in effect.

Section 11.         Charges, Taxes and Expenses. Issuance of certificates for shares of Common Stock upon the exercise or conversion of this Warrant shall be made without charge to Holder for any United States or state of the United States documentary stamp tax or other incidental expense with respect to the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of Holder.

Section 12.         No Shareholder Rights Until Exercise. Except as expressly provided herein, this Warrant does not entitle Holder to any voting rights or other rights as a shareholder of the Company prior to the exercise hereof.

Section 13.         Registry of Warrant. The Company shall maintain a registry showing the name and address of the registered Holder of this Warrant. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at such office or agency of the Company, and the Company and Holder shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

Section 14.         Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft, or destruction, of indemnity reasonably satisfactory to it, and, if mutilated, upon surrender and cancellation of this Warrant, the Company will execute and deliver a new Warrant, having terms and conditions substantially identical to this Warrant, in lieu hereof.

Section 15.         Miscellaneous.

(a)          Issue Date. The provisions of this Warrant shall be construed and shall be given effect in all respect as if it had been issued and delivered by the Company on the date hereof.

(b)          Successors. This Warrant shall be binding upon any successors or assigns of the Company.

(c)          Headings. The headings used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

(d)          Saturdays, Sundays, Holidays. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday in the State of Delaware, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or a legal holiday.

Section 16.         No Impairment. The Company will not, by amendment of its Certificate of Incorporation or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of Holder against impairment.

Section 17.         Addresses. All notices or other communications given in connection with this Warrant shall be in writing, shall be addressed to the parties at their respective addresses set forth below (unless and until a different address may be specified in a written notice to the other party delivered in accordance with this Section 17), and shall be deemed given (a) on the date of receipt if delivered by hand, (b) on the next business day after being sent by a nationally-recognized overnight courier, or (c) on the third business day after being sent by registered or certified mail, return receipt requested and postage prepaid.

If to Company:

Navidea Biopharmaceuticals, Inc.

5600 Blazer Parkway, Suite 200

Dublin, OH 43017

Attention: Dr. Michael Goldberg, Chief Executive Officer

Email: mgoldberg@navidea.com

Navidea Biopharmaceuticals, Inc.

5600 Blazer Parkway, Suite 200

Dublin, OH 43017
Attention: Jed Latkin, Chief Financial Officer

Email: jlatkin@navidea.com

If to Holder:

c/o Cardinal Health, Inc.
7000 Cardinal Place
Dublin, OH 43017
Attention: Vice President, Associate General Counsel, Mergers & Acquisitions
Attention: Senior Vice President, Deputy General Counsel, Corporate: Legal and Compliance

Facsimile: (614) 757-6448

with a copy to (which will not constitute notice):

Jones Day
P.O. Box 165017
Columbus, Ohio 43216-5017
Attention: Jeffrey D. Litle
Facsimile: (614) 461-4198
Email: jdlitle@jonesday.com

Section 18.         WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS WARRANT OR THE WARRANT SHARES.

Section 19.         GOVERNING LAW. THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES OF SUCH STATE) EXCEPT THAT THE GENERAL CORPORATION LAW OF DELAWARE SHALL APPLY TO MATTERS SPECIFICALLY ADDRESSED THEREIN.

Section 20.         Covenants Related to Registration Statement.

(a)          Filings. The Company shall, as far in advance as practicable and in any event at least ten (10) Business Days, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish to Holder for review a copy of the Registration Statement proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as Holder may request in order to facilitate the disposition of the Warrant Shares, and the Company shall incorporate any reasonable changes therein requested by Holder prior to filing. After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) Business Days after such filing, notify Holder of such filing, and shall further notify Holder promptly, and in no event more than two (2) Business Days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the SEC of any stop order; and (iv) any request by the SEC for any amendment or supplement to such Registration Statement or any prospectus relating thereto.

(b)          Information. Holder shall provide such information as may reasonably be requested by the Company in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of the resale of the Warrant Shares under the Act and in connection with the Company’s obligation to comply with federal and applicable state securities laws.

(c)          Indemnity. The Company agrees to indemnify and hold harmless Holder and its respective officers, employees, Affiliates, directors, partners, members, attorneys and agents, and each Person, if any, who controls Holder (within the meaning of Section 15 of the Act or Section 20 of the Exchange Act) (each, an “Indemnified Party”), from and against any Loss arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement, any prospectus, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that the Company will not be liable in any such case to the extent that any such Loss arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company by Holder specifically for inclusion in such Registration Statement, prospectus, or any such amendment or supplement.

(d)          No Obligation to Register Warrant Shares. Nothing herein shall be deemed to require the Company to file, cause to become effective or continue to maintain the effectiveness of, any Registration Statement, and any such actions taken by the Company shall be taken in the sole and absolute discretion of the Company.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized.

NAVIDEA BIOPHARMACEUTICALS, INC.

By:
Name:
Title:

NOTICE OF EXERCISE

To:

[_____________]
[_____________]
[_____________]
Attn: [___________]

1.	The undersigned Warrantholder (“Holder”) elects to acquire shares of the Common Stock (the “Common Stock”) of NAVIDEA BIOPHARMACEUTICALS, INC. (the “Company”), pursuant to the terms of the Warrant to Purchase Common Stock dated [____], 2016 (the “Warrant”).

2.	Holder exercises its rights under the Warrant as set forth below:

( )	Holder elects to purchase ______________ shares of Common Stock as provided in Section 3(a) and tenders herewith a check in the amount of $__________ as payment of the purchase price.

( )	If permitted by Section 3(b) of the Warrant, Holder elects to convert the purchase rights into shares of Common Stock as provided in Section 3(b) of the Warrant.

3.	Holder surrenders the Warrant with this Notice of Exercise.

Holder represents that it is acquiring the aforesaid shares of Common Stock for investment and not with a view to or for resale in connection with distribution, and it has no present intention of distributing or reselling the shares.

Please issue a certificate representing the shares of the Common Stock in the name of Holder or in such other name as is specified below:

Name:
Address:
Taxpayer ID:

[HOLDER]

By:
Name:
Title:
Date:

Exhibit G

Form of FDA Letters

Form of Seller FDA Letter

Trade secret and/or confidential commercial information contained in this submission is exempt from public disclosure to the full extent provided under law

VIA COURIER

Date

[Name

Division of XXX]

Center for Drug Evaluation and Research

Food and Drug Administration

Office of Drug Evaluation

5901-B Ammendale Road

Beltsville, MD 20705-1266

Re:	NDA #; X Product Name

General Correspondence: Transfer of Ownership

Dear Dr. XX:

Reference is made to our NDA for X, (NDA #), which was approved on X.

The purpose of this submission is to notify the Division that per 21 CFR §314.72, effective X, ownership rights of this NDA will transfer from Navidea Biopharmaceuticals, Inc. to:

Cardinal Health 414, LLC

c/o Cardinal Health, Inc.

7000 Cardinal Place

Dublin, OH 43017

(the “Buyer”)

A full copy of the NDA, including all supplements and records that are required to be kept under 21 CFR §314.81, was provided to Buyer.

After the transfer date, Buyer will be solely responsible for any and all regulatory matters related to this NDA. All future correspondence for this NDA should be directed to:

Buyer Point of Contact (POC)

POC Title

POC Address

POC Phone

POC Fax

POC Email

This submission is being provided electronically via the Electronic Submission Gateway (ESG). Please see the “Guide to FDA Reviewer” for complete details regarding the electronic submission.

If there are any questions or comments regarding this submission, please contact me via telephone at [Telephone #], or by secure email at [Email Address]. The Regulatory Affairs facsimile is [Fax Number].

Sincerely,

NAVIDEA BIOPHARMACEUTICALS, INC.

By:
Name:
Title:

Form of Buyer FDA Letter

Trade secret and/or confidential commercial information contained in this submission is exempt from public disclosure to the full extent provided under law

VIA COURIER

Date

[Director]

[Mailing address for FDA CDER Review Division]

Re:	NDA No. [xxx]

[Product Name]

Transfer of Ownership of NDA

Dear [xxx]:

In accordance with 21 CFR 314.72, this letter is notification that Cardinal Health 414, LLC (the “Buyer”) has obtained from Navidea Biopharmaceuticals, Inc. (the “Seller”) ownership of, and all rights to, approved NDA [xxx] for [Product name]. It is our understanding that, consistent with the regulation, the Seller is submitting a separate letter confirming this transfer of ownership.

With this transfer of ownership, which is effective [date], the Buyer commits to all agreements, promises, and conditions made by the Seller and contained in the application. The Buyer has acquired from the Seller a complete copy of approved NDA [xxx], including supplements and records that are required to be kept under 21 CFR 314.81. {NOTE: Alternatively, the Buyer can request from FDA a copy of the approved application, including supplements and records that required to be kept under 21 CFR 314.81}

Enclosed is a signed Form 356h, Application to Market a New Drug, Biologic, or an Antibiotic Drug for Human Use. At present, there are no changes in the conditions in the approved application requiring notification under 21 CFR 314.70. Effective [effective date of transfer], please direct all communications related to the above-referenced NDA to:

[Name]

[Seller]

[Address]

[Phone Number]

Sincerely,

CARDINAL HEALTH 414, LLC

By:
Name:
Title: